                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ALLIED FIRST BANCORP, INC.
-------------------------------------------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

            MARYLAND                              6035                                APPLIED FOR
-------------------------------------------------------------------------------------------------------------------
(State or other jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer Identification No.)
incorporation or organization)         Classification Code Number)

   387 SHUMAN BOULEVARD, SUITE 120W, NAPERVILLE, ILLINOIS 60563 (800) 272-3286
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


   387 SHUMAN BOULEVARD, SUITE 120W, NAPERVILLE, ILLINOIS 60563 (800) 272-3286
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


           KENNETH L. BERTRAND, PRESIDENT, ALLIED FIRST BANCORP, INC.
   387 SHUMAN BOULEVARD, SUITE 120W, NAPERVILLE, ILLINOIS 60563 (800) 272-3286
                      RICHARD S. GARABEDIAN AND GARY A. LAX
      JENKENS & GILCHRIST, P.C., 1919 PENNSYLVANIA AVENUE, N.W., SUITE 600
                    WASHINGTON, DC 20006-3934, (202) 326-1500
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF                  DOLLAR AMOUNT       OFFERING PRICE            AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED               TO BE REGISTERED        PER UNIT            OFFERING PRICE      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     $7,142,000            $10.00               $7,142,000            $1,886.00

====================================================================================================================================

==========

NOTE:    Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions to Rule 457 (ss.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                        DRAFT
                                                              SEPTEMBER 13, 2001
 PROSPECTUS
UP TO 714,200 SHARES OF COMMON STOCK
                                                      ALLIED FIRST BANCORP, INC.
                                (Proposed Holding Company for Allied First Bank)

================================================================================
         Allied First Bank is converting from the mutual to the stock form of organization. As part of the conversion, Allied First Bank will issue all of its common stock to Allied First Bancorp, Inc. Allied First Bancorp, Inc. has been formed to be the holding company for Allied First Bank.
================================================================================

                              TERMS OF THE OFFERING


                                                                                                     Maximum,
                                                                   MINIMUM           MAXIMUM      AS ADJUSTED


         Per Share Price...................................     $    10.00        $    10.00       $    10.00
         Number of Shares..................................        459,000           621,000          714,200
         Underwriting Commission and Other Expenses........     $  630,000        $  630,000       $  630,000
         Net Proceeds to Allied First Bancorp, Inc.........     $3,960,000        $5,580,000       $6,512,000
         Net Proceeds Per Share............................     $     8.63        $     8.99       $     9.12

                       PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE __ OF THIS DOCUMENT.

         Keefe, Bruyette & Woods, Inc. will use its best efforts to assist Allied First Bancorp, Inc. in selling at least the minimum number of shares but does not guarantee that any shares will be sold. The minimum number of shares an individual investor may purchase is 25 shares or $250.

         The offering to depositors of Allied First Bank will end at 12:00 Noon, Naperville, Illinois time, on December ___, 2001. Allied First Bancorp, Inc. will hold all funds of subscribers in an interest-bearing account at Allied First Bank until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.

         THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         For information on how to subscribe, call the Stock Information Center toll free at (877)298-6520.

                      -------------------------------------

                          KEEFE, BRUYETTE & WOODS, INC.

                      -------------------------------------

                               November ___, 2001

                        [Graphic of Registrant's market area]

--------------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

THE COMPANIES:
                           ALLIED FIRST BANCORP, INC.
                        387 Shuman Boulevard, Suite 120W
                           Naperville, Illinois 60563

         Allied First Bancorp, Inc. will be the holding company for Allied First Bank when our conversion to stock form is complete. Allied First Bancorp, Inc. was formed in September 2001. It has not engaged in any business.

         After completing the conversion we will appear as shown below:

            =========================================================
                               PUBLIC STOCKHOLDERS
            =========================================================

                                           100% of the common stock
================================================================================
                           Allied First Bancorp, Inc.
================================================================================

                                           100% of the common stock
================================================================================
                              Allied First Bank, sb
================================================================================

         The principal executive offices of Allied First Bancorp, Inc. will be located at 387 Shuman Boulvard, Suite 120W, Naperville, Illinois 60563, and its telephone number will be (630) 778-7700.

                              ALLIED FIRST BANK, SB
                        387 Shuman Boulevard, Suite 120W
                           Naperville, Illinois 60563

         Allied First Bank, sb is an Illinois chartered mutual savings bank that converted from a federal credit union on September 1, 2001. Prior to September, 2001, we were known as Allied Pilots Association Federal Credit Union. At June 30, 2001, we had total assets of $82.2 million, deposits of $77.6 million and total equity of $4.2 million. We are now changing our structure by becoming a stock savings bank with the title "Allied First Bank, sb." Unless the context indicates otherwise, references to Allied First Bank prior to September 1, 2001 shall include Allied Pilots Association Federal Credit Union.




                                       3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Allied Pilots Association Federal Credit Union was originally organized in 1994 to serve the current and former pilots of American Airlines and their family members. As a credit union, it was limited to attracting deposits from and making loans to its members. As a mutual savings bank, Allied First Bank may serve any member of the general public. Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in vehicle loans consisting of automobile and recreational vehicles, unsecured consumer loans, recreational boat and airplane loans and credit card loans, as well as home equity loans.

         The executive offices of Allied First Bank are located at 387 Shuman Boulevard, Suite 120W, Naperville, Illinois 60563, and its telephone number is 630-778-7700.

THE STOCK OFFERING

         As the first step in its strategic plan, Allied Pilots Association Federal Credit Union converted to Allied First Bank in order to obtain a charter that would allow it to raise capital. We are now converting to stock form and offering common stock to our members and the public in order to complete the second step of our strategic plan. This new capital will support and expand our future operations. The stock form of organization will also give us more flexibility to increase our capital position in the future. See "Allied First Bank's Conversion - Our Reasons for the Corporate Change."

         We are offering between 459,000 and 621,000 shares of Allied First Bancorp, Inc. common stock at $10.00 per share. Because of changes in financial market conditions before we complete the conversion, the number of shares we offer may increase to 714,200 shares with the approval of the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation ("FDIC"), without any notice or resolicitation opportunity provided to you. If so, you will not have the chance to change or cancel your stock order.

         Keefe, Bruyette & Woods, Inc. will assist us in selling the stock. For further information about Keefe, Bruyette & Woods, Inc.'s role in the offering, see "Allied First Bank's Conversion - Marketing Arrangements."

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PRICE PER SHARE

         The independent appraisal by RP Financial, LC, dated as of August 31, 2001, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the conversion. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. RP Financial, LC will update the appraisal before the completion of the conversion.

TERMS OF THE OFFERING

         We are offering the shares of common stock to those with subscription rights in the following order of priority:

         (1)      Depositors who held at least $50 with us on December 31, 1998.


                                       4
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         (2)      Depositors who held at least $50 with us on September 30,2001.

         (3)      Other members of Allied First Bank on __________, 2001.

         (4) Allied First Bank's directors, officers and employees, to the extent they are not included in the above three priority categories.

         Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering and, if necessary, a public offering. We reserve the right, in our sole discretion, to accept or reject any orders to purchase shares of common stock received in the direct community offering and the public offering. See "Allied First Bank's Conversion" on pages __ to __.

TERMINATION OF THE OFFERING

         The subscription offering will end at 12:00 Noon, Naperville, Illinois time on December ___, 2001. If all of the shares are not subscribed for in the subscription offering and we do not get orders for the remaining shares by ________, 2002, we will either:

         (1) promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

         (2) extend the offering, if allowed, and give you notice of the extension and of your rights to cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us. We must complete or terminate the offering by December __, 2003.

HOW WE WILL USE THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

         We intend to use the net proceeds received from the stock offering, assuming completion of the offering at the maximum of the estimated offering range, as follows:

                $ 100,000  Retained by Allied First Bancorp, Inc. and initially placed in short-term
                           investments for general corporate purposes
                5,480,000  Used to buy the stock of Allied First Bank
               ----------
               $5,580,000  Net proceeds from stock offering
               ==========

         If we complete the offering at the minimum of the estimated offering range, then Allied First Bancorp, Inc. will retain $100,000 of the proceeds of the offering and will use $3,860,000 to buy the stock of Allied First Bank. Allied First Bank will use $1.0 million of the proceeds to redeem subordinated capital notes that were issued at the time Allied Pilots Association Federal Credit Union converted to Allied First Bank in order to meet the FDIC capital requirements. We intend to use the remaining proceeds at Allied First Bank for future lending and investment, in addition to general corporate purposes. See "How We Intend to Use the Proceeds."

                                       5
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WE CURRENTLY DO NOT INTEND TO PAY A CASH DIVIDEND AFTER COMPLETION OF THE STOCK
 OFFERING

         We currently do not intend to pay cash dividends after completion of the stock offering. We may, however, determine to pay dividends in the future. The amount and timing of any future dividends will be determined at that time. Future dividends, however, are not guaranteed. See "Our Policy Regarding Dividends" on page ___.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         We may adopt a stock option plan and a restricted stock plan in the future for the benefit of directors, officers and employees, subject to shareholder approval. We will not adopt any plan prior to one year following completion of the stock offering. If we adopt the restricted stock plan, some of these individuals may be awarded stock at no cost to them. As a result, the restricted stock plan may increase the voting control of management without a cash outlay.

         The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is $10.00 per share and the amount of the award is 4% of the shares issued at the maximum of the offering range. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of common stock increases after the date of grant.

                                                               Percentage of
                                                               Shares Issued
                                                Estimated     at the Maximum
                                                  Value           of the
                                                OF SHARES     OFFERING RANGE

Restricted Stock Awards                         $248,400            4.0%

Stock Options                                      --              10.0
     Total                                      $248,400           14.0%
                                                ========           ====


         In addition, upon completion of the conversion, we intend to enter into an employment agreement with Kenneth L. Bertrand, President and Chief Executive Officer of Allied First Bank, which will replace his existing employment agreement. The employment agreement is designed to assist us in retaining Mr. Bertrand after the conversion. The employment agreement will have a term of three years and provide for an initial annual base salary in the same amount as his current salary. Mr. Bertrand currently has a base salary of $119,000.

         For a further discussion of benefits to management, see "Management."




                                       6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HOW TO PURCHASE COMMON STOCK

         NOTE: ONCE WE RECEIVE YOUR ORDER, YOU CANNOT CANCEL OR CHANGE IT WITHOUT OUR CONSENT. IF ALLIED FIRST BANCORP, INC. INTENDS TO SELL FEWER THAN 459,000 SHARES OR MORE THAN 714,200 SHARES, ALL SUBSCRIBERS WILL BE NOTIFIED AND GIVEN THE OPPORTUNITY TO CHANGE OR CANCEL THEIR ORDERS. IF AT THAT TIME YOU DO NOT RESPOND TO THIS NOTICE, WE WILL RETURN YOUR SUBSCRIPTION PROMPTLY WITH INTEREST.

         If you want to subscribe for shares, you must complete an original stock order form and send it, together with full payment or a withdrawal authorization, to Allied First Bank in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. We must receive your stock order form before the end of the offering period.

         You may pay for shares in any of the following ways:

          o    If delivered in person to the home office of Allied First Bank.

          o    BY CHECK OR MONEY ORDER made payable to Allied First Bancorp,
               Inc.

          o BY AUTHORIZING A WITHDRAWAL FROM AN ACCOUNT AT ALLIED FIRST BANK. To use funds in an Individual Retirement Account at Allied First Bank, you must transfer your account to a self-directed account with an unaffiliated institution or broker. Please contact the conversion center at least one week before the end of the offering for assistance.

         We will pay interest on your subscription funds at the rate Allied First Bank pays on savings accounts from the date we receive your funds until the conversion is completed or terminated. Our rate is currently 2.0%. All funds authorized for withdrawal from deposit accounts with Allied First Bank will earn interest at the applicable account rate until the conversion is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

STOCK INFORMATION CENTER

         If you have any questions regarding the offering or our conversion to stock form, please call the Stock Information Center toll free at (877) 298-6520.

SUBSCRIPTION RIGHTS

         Subscription rights are not allowed to be transferred and we will act to ensure that you do not transfer your subscription rights. We will not accept any stock orders that we believe involve the transfer of subscription rights.

IMPORTANT RISKS IN OWNING ALLIED FIRST BANCORP, INC.'S COMMON STOCK

         Before you decide to purchase stock, you should read the "Risk Factors" section on pages __ to __ of this document for information regarding certain risks of the conversion, including the likelihood that a liquid trading market will not develop.


                                       7
--------------------------------------------------------------------------------

                        SELECTED FINANCIAL AND OTHER DATA

         The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended June 30 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-__. In addition, the following financial information does not reflect the impact of any federal or state income taxes for the periods presented due to the federal and state income tax exemption provided to credit unions. However due to the conversion of our charter to a mutual savings bank, we became a for-profit, taxable organization on September 1, 2001 and operating results beginning September 1, 2001 are subject to federal and state income taxes. See note (1) for a discussion of the impact federal and state income taxes would have had on the periods presented.


                                                         AT JUNE 30,
                                                     ---------------------
                                                     2001             2000
                                                  ---------         --------
                                                       (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                         $82,195       $73,977
Other interest earning assets                         16,455         6,534
Membership shares at corporate credit union              722           715
Federal Home Loan Bank Stock                             237           221
Loans receivable, net                                 63,549        65,211
Deposits                                              77,634        70,106
Total equity                                           4,244         3,564

   Full service offices                                  1             1

                                                       YEARS ENDED JUNE 30,  -
                                                    -------------------------
                                                        2001          2000
                                                    -----------    ----------
                                                           (In Thousands)
           SELECTED OPERATIONS DATA:
           Interest income.......................    $   6,206    $   5,846
           Interest expense......................        3,457        3,042
                                                      --------     --------
              Net interest income................        2,749        2,804
           Provision for loan losses.............          254          450
                                                      --------     --------
              Net interest income after provision for
                 loan losses.....................        2,495        2,354
                                                      --------     --------


           Other operating income:
             Credit and debit card transaction income
             and other fees........................        658          522
              First mortgage loan fees...........           88           72
              Other income.......................           47           41
                                                      --------     --------
                Total other operating income               793          635
                                                      --------     --------

           Other operating expenses:
              Salaries and employee benefits.....          978          809
              Office operations and equipment....          394          436
              Credit card processing.............          506          486
              Charter conversion professional fees         108          129
              Marketing and promotions...........           80          134
              Data processing....................          111          114
              Occupancy..........................           73           71
              Other expenses.....................          358          428
                                                      --------      -------
             Total other operating expenses              2,608        2,607
                                                     ---------      -------

              Net income (loss)(1)                    $    680     $    382
                                                      ========     ========


                                                                              YEARS ENDED JUNE 30,
                                                                             ----------------------
                                                                               2001           2000
                                                                             ---------     --------
KEY OPERATING RATIOS AND OTHER DATA:
-----------------------------------
Performance ratios:
  Return on assets (ratio of net income to average total assets)(1).....        0.87%        0.52%
   Return on equity (ratio of net income to average equity).............       17.09        11.22
Interest rate spread information:
   Average during period (2)............................................        3.28         3.59
   End of period (2)....................................................        3.41         3.63
   Net interest margin(3)...............................................        3.53         3.81
   Ratio of operating expense to average total assets...................        3.35         3.55
   Ratio of average interest-earning assets to average interest-bearing
   liabilities..........................................................      105.77       105.26

Quality ratios:
   Non-performing assets to total assets at end of period...............        0.01         0.14
   Allowance for loan losses to non-performing loans....................    6,270.00       639.62
   Allowance for loan losses to gross loans receivable..................        0.98         1.03

Capital ratios:
   Equity to total assets at end of period..............................        5.16         4.82
   Average equity to average assets.....................................        5.10         4.63

Other data:
   Number of full service offices.......................................           1            1

----------------------------

                                                         (FOOTNOTE ON NEXT PAGE)

(1) Had Allied First Bank been subject to federal and state income taxes for the fiscal years ended June 30, 2001 and 2000, income tax expense would have been $263,000 and $148,000, respectively. The resulting net income after income tax expense would have been $417,000 for fiscal year 2001 and $234,000 for fiscal year 2000. The return on average assets would have been 0.53% for fiscal year 2001 and 0.32% for fiscal year 2000.
(2) Difference between average rate on interest earning and interest bearing liabilities.
(3) Net interest income divided by interest earning assets.

                                  RISK FACTORS

         You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in this stock.

WE HAVE HAD LIMITED OPERATIONS AS A SAVINGS BANK.

         Allied First Bank has operated as a savings bank since September, 2001. As such it has virtually no operating history competing with other banking institutions serving the general public. As an FDIC insured Illinois savings bank, Allied First Bank is required to serve the convenience and needs of its local community, which consists of DuPage County, Illinois. This area has also been designated by Allied First Bank as its Community Reinvestment Act assessment area. See "How We Are Regulated - Community Reinvestment Act." Allied First Bank has very limited experience in competing in this market area and could be placed at a competitive disadvantage with other financial institutions that have an established customer base in this area.

         Historically, due to the geographic dispersion of our customer base, we offered products and services through such delivery channels as direct payroll deposit, debit cards, credit cards, 24 hour telephone access, home banking and access through automated teller machines networks located worldwide, rather than through traditional walk-in customers. Due to this method of operation, we have extremely limited customer walk-in traffic and would expect that to continue for the near future until we establish greater recognition in the community. Our limited operations as an Illinois savings bank and our limited experience competing with other financial institutions in our market area may negatively affect our revenue.

WE MAY HAVE POTENTIALLY LOWER REVENUE AS A RESULT OF BEING SUBJECT TO INCOME TAXES.

         As a credit union, Allied Pilots Association Federal Credit Union was not subject to state and federal income tax. As a savings bank, Allied First Bank is now subject to a combined state and federal income tax rate of approximately 39%. Allied First Bank's new federal and state income tax burden will negatively impact its revenue and may reduce its net income from historical levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

RECENT TERRORIST ATTACKS ON THE UNITED STATES COULD NEGATIVELY AFFECT OUR
INCOME.

         Allied First Bank's customer base consists primarily of American Airline pilots and their family members. Although this customer base has historically had relatively stable employment and sources of income, the recent terrorist attacks on the United States could adversely affect the airline industry and the employment and income of airline pilots. This could negatively affect the ability of our customers to repay their loans. As a result, we may have higher loan delinquencies and defaults, as well as decreased revenue.

OUR ABILITY TO LEND TO MEMBERS OF THE GENERAL PUBLIC COULD INCREASE THE LEVEL OF OUR PROVISION FOR LOAN LOSSES AND REDUCE PROFITS.

         As a credit union, Allied First Bank was limited to making loans to its members, which consisted primarily of airline pilots with relatively stable employment and sources of income. This homogenous group of members made it easier for the credit union to assess the credit risk profile of its borrowers. As a savings bank, however, we may serve any member of the general public with various credit risk profiles, which may increase our loan losses. As a result, we may determine it necessary to increase our provision for loan losses to address this risk. Increased provisions for loan losses would reduce our profits.

OUR LOAN PORTFOLIO POSSESSES INCREASED RISK BECAUSE IT IS COMPRISED ENTIRELY OF CONSUMER LOANS AS OPPOSED TO FIRST MORTGAGE LOANS WHICH TYPICALLY CARRY LESS CREDIT RISK.

         As a credit union, Allied First Bank was limited as to the types of loans it could offer its members. As a result, our entire loan portfolio consists of consumer loans. At June 30, 2001, Allied First Bank's gross loan portfolio totaled $64.1 million, of which $22.7 million or approximately 35.4% of its gross loan portfolio was unsecured. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets, such as automobiles and recreational vehicles, boats and airplanes. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. For information regarding the risks associated with consumer loans, see "Business of Allied First Bank - Lending Activities" and "-- Asset Quality."

OUR HISTORIC RELIANCE ON A GROUP OF CUSTOMERS EMPLOYED BY THE SAME COMPANY EXPOSES US TO GREATER RISK THAN A DIVERSIFIED CUSTOMER BASE.

         As a credit union, Allied First Bank was limited to making loans to its members, which consisted primarily of airline pilots employed by American Airlines. Although this group has historically had relatively stable employment and sources of income, a downturn in the economy affecting the airline industry, adverse financial conditions concerning American Airlines, or a work stoppage by the pilots could adversely affect this group's ability to repay their outstanding loans. This risk will continue until we are able to diversify our customer base as a savings bank.

CHANGES IN INTEREST RATES MAY HURT OUR PROFITS.

         To be profitable, we have to earn more money in interest that we receive on loans and investments we make than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, increases more quickly than interest received on interest-earning assets, including loans and other investments. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investments. In the alternative, if interest rates decrease, our net interest income could increase. However, in a declining rate environment we may also be susceptible to the payoff of higher rate loans that could reduce our net interest income. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

AFTER THIS OFFERING, OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES AND OUR COMPENSATION EXPENSE WILL INCREASE. THIS COULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK.

         The proceeds we will receive from the sale of our common stock will significantly increase our capital and it may take us time to fully use this capital in our business operations. In addition, as previously indicated, our net income is expected to be reduced from historical levels because of our new federal and state income tax burden. Our compensation expense will also increase because of the costs associated with any stock-based incentive plans that may be implemented in the future. Therefore, we expect our initial return on equity to be below our historical level and less than that of our regional and national peers. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."


WE MAY GRANT STOCK OPTIONS AND RESTRICTED STOCK TO THE BOARD AND MANAGEMENT FOLLOWING THE CONVERSION WHICH COULD REDUCE YOUR OWNERSHIP INTEREST.

         We may establish a stock option plan with a number of shares equal to at least 10% of the shares issued in the conversion and a restricted stock plan with a number of shares equal to at least 4% of the shares issued in the conversion, worth approximately $248,400 at the purchase price and assuming the maximum of the estimated offering range, for the benefit of directors, officers and employees of Allied First Bancorp, Inc. and Allied First Bank. This plan must be approved by a vote of the shareholders. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. The payments are not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans will reduce the ownership interest of all other stockholders. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Stock Benefit Plan."

SHAREHOLDERS MAYBE PREVENTED FROM RECEIVING A PREMIUM ON THEIR SHARES BECAUSE THE AMOUNT OF COMMON STOCK WE WILL CONTROL, OUR ARTICLES OF INCORPORATION AND BYLAWS, AND STATE AND FEDERAL STATUTORY PROVISIONS COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL.

         Our board of directors and executive officers intend to purchase approximately 12.89% of our common stock at the maximum of the estimated offering range. These purchases, together with potential acquisition of common stock through any future stock option plan and restricted stock plan, will result in significant inside ownership of Allied First Bancorp, Inc. This inside ownership and provisions in our articles of incorporation and bylaws may have the effect of discouraging attempts to acquire Allied First Bancorp, Inc., a proxy contest for control of Allied First Bancorp, Inc., the assumption of control of Allied First Bancorp, Inc. by a holder of a large block of common stock and the removal of Allied First Bancorp, Inc.'s management, all of which certain shareholders might think are in their best interests and which may prevent shareholders from receiving a premium on their shares. These provisions include among other things:

          o    the staggered terms of the members of the board of directors;

          o an 80% shareholder vote requirement for the approval of any merger or consolidation of Allied First Bancorp, Inc. into any entity that directly or indirectly owns 5% or more of Allied First Bancorp, Inc. voting stock if the transaction is not approved in advance by at least a majority of the disinterested members of Allied First Bancorp, Inc.'s board of directors;

          o supermajority shareholder vote requirements for the approval of certain amendments to Allied First Bancorp, Inc.'s articles of incorporation and bylaws;

          o a prohibition on any holder of common stock voting more than 10% of the outstanding common stock;

          o elimination of cumulative voting by shareholders in the election of directors;

          o    restrictions on the acquisition of our equity securities; and

          o the authorization of 1,000,000 shares of preferred stock that could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

In addition, Allied First Bancorp, Inc. is incorporated in Maryland, the business corporation law of which also provides for certain restrictions on the acquisition of Allied First Bancorp, Inc. Federal law also contains restrictions on acquisitions of control of bank holding companies such as Allied First Bancorp, Inc.

OUR SUCCESSFUL OPERATION DEPENDS ON OUR RELIANCE ON OUR CHIEF EXECUTIVE OFFICER.

         Like many small institutions, Allied First Bank depends heavily upon its President and Chief Executive Officer, Kenneth L. Bertrand, 44, who has served in such position since the founding of Allied Pilots Association Federal Credit Union, the predecessor of Allied First Bank. In the event Mr. Bertrand reduces his involvement in Allied First Bank's operations, which is not currently contemplated, Allied First Bank's operations could be significantly and adversely affected.

HOLDERS OF ALLIED FIRST BANCORP, INC. COMMON STOCK MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED AS A RESULT OF THE LIKELIHOOD THAT A LIQUID TRADING MARKET WILL NOT DEVELOP, AND EVEN IF A LIQUID TRADING MARKET DOES DEVELOP, THEY MAY NOT BE ABLE TO SELL THE SHARES FOR $10.00 OR MORE PER SHARE.

         We have never issued common stock to the public. Consequently, there is no established market for the common stock. We cannot predict whether a liquid trading market in shares of Allied First Bancorp, Inc.'s common stock will develop or how liquid that market might become. However, given the amount of shares being offered, it is unlikely that a liquid trading market will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above $10.00 per share even if a liquid trading market develops. See "Market for the Common Stock".

MANAGEMENT WILL HAVE SUBSTANTIAL DISCRETION OVER INVESTMENT OF THE OFFERING PROCEEDS AND MAY MAKE INVESTMENTS WITH WHICH YOU DISAGREE.

         The net offering proceeds to Allied First Bancorp, Inc. are estimated to range from $4.0 million to $6.5 million and management intends to use these funds for general business purposes, giving management substantial discretion over their investment. You may disagree with investments that management makes.

         As part of our conversion from a federal credit union to an Illinois chartered mutual savings bank, Allied First Bank issued $1.0 million in principal amount of subordinated capital notes in order to meet the FDIC capital requirements as a mutual savings bank. We intend to redeem the capital notes with the proceeds of the conversion. As such, we will have $1.0 million less in net proceeds from the conversion to lend to customers. See "How We Intend to Use the Proceeds."

STRONG COMPETITION MAY REDUCE OUR ABILITY TO ATTRACT AND RETAIN DEPOSITS AND ORIGINATE LOANS.

         Allied First Bank operates in a competitive market for the attraction of savings deposits, which is its primary source of funds, and in the origination of loans, both in the Naperville, Illinois area and throughout the United States where its customers are located. Historically, its most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions. Particularly in times of extremely low or extremely high interest rates, Allied First Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Allied First Bank's competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions and insurance companies. Such competition for deposits and the origination of loans may limit Allied First Bank's future growth and earnings prospects.

                           ALLIED FIRST BANCORP, INC.

         Allied First Bancorp, Inc. was incorporated under Maryland law to hold all of the stock of Allied First Bank. Allied First Bancorp, Inc. has received approval from the Illinois Office of Banks and Real Estate to become the holding company for Allied First Bank and from the Federal Reserve Board to become a bank holding company and is subject to regulation by both of these agencies. After we complete the conversion, Allied First Bancorp, Inc. will be a bank holding company, which means that it will own a banking institution. Such companies are limited to banking and financial services-related activities. Allied First Bancorp, Inc. will have no significant assets other than all of the outstanding shares of common stock of Allied First Bank and the net proceeds it retains. Allied First Bancorp, Inc. will have no significant liabilities.

         Initially, the management of Allied First Bancorp, Inc. and Allied First Bank will be substantially the same. Allied First Bancorp, Inc. intends to utilize the support staff and offices of Allied First Bank from time to time and will pay Allied First Bank for these services. If Allied First Bancorp, Inc. expands or changes its business in the future, we may hire our own employees. See "How We Are Regulated - Allied First Bancorp, Inc." and "How We Intend to Use the Proceeds."

         We believe the proposed holding company structure will give us more flexibility to change our business activities by forming new companies which we will own, or by buying other companies, including other financial institutions and financial services companies. We do not have any current plans to do these things. Allied First Bancorp, Inc. intends to pay for its business activities with the proceeds it keeps from the conversion and the money we earn from investing the proceeds, as well as from any dividends from Allied First Bank. See "Our Policy Regarding Dividends."

                                ALLIED FIRST BANK

         Allied First Bank is an Illinois chartered and federally insured mutual savings bank with one office. At June 30, 2001, Allied First Bank had total assets of $82.2 million, total deposits of $77.6 million and equity of $4.2 million. For more information regarding the business and operations of Allied First Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Allied First Bank."

         Allied First Bank is examined and regulated by the Illinois Office of Banks and Real Estate as its state regulator and by the FDIC as its federal regulator. Allied First Bank is required to have reserves set by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Chicago, which is one of the 12 regional banks in the Federal Home Loan Bank System.

                        HOW WE INTEND TO USE THE PROCEEDS

         Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds from the sale of the shares of common stock will be between $4.0 million and $5.6 million and up to $6.5 million, assuming an increase in the common stock sold in the conversion by 15%. See "Pro Forma Data" and "Allied First Bank's Conversion - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at such amounts.

         Although a substantial portion of the net proceeds are not allocated for a specific purpose, we intend to use the net proceeds received from the stock offering, assuming completion of the offering at the maximum of the estimated offering range, as follows:

      $ 100,000  Retained by Allied First Bancorp, Inc. and initially placed in short-term investments for general corporate purposes 5,480,000 Used to buy the stock of Allied First Bank
    -----------
    $ 5,580,000  Net proceeds from stock offering
    ===========

         If we complete the offering at the minimum of the estimated offering range, then Allied First Bancorp, Inc. will retain $100,000 of the net proceeds of the offering and will use $3,860,000 to purchase all of the capital stock of Allied First Bank.

         The proceeds received by Allied First Bancorp, Inc. will initially be used to invest in deposits in either Allied First Bank or other financial institutions, or a combination thereof. The net proceeds received by Allied First Bank may ultimately be used to:

          o support Allied First Bank's current and future lending activities;

          o support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial institutions or branch offices, although no new banking offices or acquisition transactions are specifically being considered at this time.

         The portion of the net proceeds used by Allied First Bancorp, Inc. to purchase the capital stock of Allied First Bank will be added to Allied First Bank's general funds to be used for general corporate purposes, including increased lending activities. The amount of net proceeds received by Allied First Bank will further strengthen its capital position. A portion of the net proceeds received by Allied First Bank will be used to redeem $1.0 million in subordinated capital notes that were issued on September 1, 2001, when Allied Pilots Association Federal Credit Union converted to a mutual savings bank, in order for it to meet the capital requirements of the FDIC. The Illinois Office of Banks and Real Estate and the FDIC, have approved redemption of the notes upon completion of the conversion. See "How We Are Regulated - Regulatory Capital Requirements." The remaining net proceeds may be used to support lending activities as well as future expansion of operations through the establishment of additional banking offices or other customer facilities, although none are currently planned.

         The net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Allied First Bank. Payments for shares made through withdrawals from existing deposit accounts at Allied First Bank will not result in the receipt of new funds for investment by Allied First Bank but will result in a reduction of Allied First Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

         Allied First Bancorp, Inc. and Allied First Bank have no plans to declare or pay a dividend or any return of capital on the common stock during the one-year period following completion of the conversion. Management of Allied First Bancorp, Inc. may consider expanding or diversifying its activities, as opportunities become available.

         Repurchases of stock by Allied First Bancorp, Inc. which may be at prices above or below the initial offering price, will generally be conducted through an open market repurchase program subject to applicable regulations, although Allied First Bancorp, Inc. currently has no specific plan to repurchase any of its stock during the one-year period following completion of the conversion. In the future, the board of directors of Allied First Bancorp, Inc. may determine, based on the existing facts and circumstances, to repurchase shares of common stock, subject to any applicable regulatory requirements. Any stock repurchases will be subject to the determination of Allied First Bancorp, Inc.'s board of directors that Allied First Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases. Such facts and circumstances will include:

          o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in Allied First Bancorp, Inc.'s return on equity;

          o avoiding dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and,

          o any other circumstances in which repurchases would be in the best interests of Allied First Bancorp, Inc. and its stockholders.

                           MARKET FOR THE COMMON STOCK

         Allied First Bancorp, Inc. and Allied First Bank have never issued capital stock, and, consequently, there is no established market for the common stock at this time. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of Allied First Bancorp, Inc., Allied First Bank or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. Allied First Bancorp, Inc. intends to take steps necessary to have its common stock listed for quotation on the OTC Electronic Bulletin Board upon completion of the stock offering. In addition, Keefe, Bruyette & Woods, Inc. has indicated its intention to register the shares of Allied First Bancorp with the National Association of Securities Dealers, Inc. so as to be able to trade the shares and to assist Allied First Bancorp, Inc. in identifying other firms to do the same. See "Risk Factors."

                         OUR POLICY REGARDING DIVIDENDS

         The board of directors of Allied First Bancorp, Inc. does not currently intend to pay cash dividends on the common stock after completion of the conversion. In the event that the Board of Directors later decides to pay dividends, such payment will depend upon a number of factors, including capital requirements, Allied First Bancorp, Inc.'s and Allied First Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends. Allied First Bancorp, Inc. intends to file consolidated tax returns with Allied First Bank. Accordingly, it is anticipated that any cash distributions made by Allied First Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

         Dividends from Allied First Bancorp, Inc. will depend, in large part, upon receipt of dividends from Allied First Bank, because Allied First Bancorp, Inc. initially will have no source of income other than dividends from Allied First Bank and earnings from the investment of proceeds retained by Allied First Bancorp, Inc. from the sale of shares of common stock. Federal and State law imposes certain limitations on dividends by savings banks. See "How We are Regulated - Limitations on Dividends and Other Capital Distributions."

         Allied First Bancorp, Inc. currently has no intention to initiate, and will not initiate for a period of at least one year following completion of the conversion, any action which leads to a return of capital (as distinguished from a dividend) to stockholders of Allied First Bancorp, Inc.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $4.0 million and $5.6 million, or $6.5 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

          o all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to eligible account holders, supplemental eligible account holders, other members and directors, officers and employees and also through a community offering to the general public should shares remain;

          o Keefe, Bruyette & Woods, Inc. will receive a marketing fee of $100,000 upon completion of the conversion;

          o total expenses, including the marketing fees paid to Keefe, Bruyette & Woods, Inc., are estimated to be approximately $630,000. Actual expenses may vary from those estimated.

         Pro forma consolidated net income and stockholders' equity of Allied First Bancorp, Inc. have been calculated for the year ended June 30, 2001, as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 3.72%, which represents the yield on one-year U.S. Government securities at June 30, 2001. In light of changes in interest rates in recent periods, this yield is deemed by Allied First Bancorp, Inc. and Allied First Bank to more accurately reflect available reinvestment rates than the arithmetic average method. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 38.74% has been assumed, resulting in after-tax yields of 2.28% for the year ended June 30, 2001. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the restricted stock plan. See Note 4 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. Allied First Bancorp, Inc. intends to retain $100,000 of the net proceeds from the conversion. See "How We Intend to Use the Proceeds."

         The tables do not reflect the issuance of additional shares of common stock pursuant to any future stock option plan. The table below gives effect to the restricted stock plan, which may be adopted by Allied First Bancorp, Inc. following the conversion and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held not less than one year following the completion of the conversion. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to at least 4.0% of the shares of common stock issued in the conversion, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired to cover grants under the restricted stock plan are purchased in the open market at $10.00 per share. No effect has been given to Allied First Bancorp, Inc.'s results of operations after the conversion, the market price of the common stock after the conversion or a less or greater than 4.0% purchase by the restricted stock plan. See "Management - Benefits - Stock Benefit Plan."

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Allied First Bancorp, Inc. computed in accordance with generally accepted accounting principles ("GAAP").

         The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

         In the following table, net income and net income per share have been adjusted to show the effect of federal and state income tax at June 30, 2001 had Allied First Bank been subject to a combined rate of 38.74%.

                                                                          AT OR FOR THE YEAR ENDED JUNE 30, 2001
                                                         ----------------------------------------------------------------------
                                                                                                                     714,200 Shares
                                                 459,000 Shares         540,000 Shares         621,000 Shares     Sold at $10.00 Per
                                                Sold at $10.00         Sold at $10.00         Sold at $10.00     Share (Maximum of
                                                  Per Share             Per Share              Per Share                RANGE, AS
                                                (MINIMUM OF RANGE)    (MIDPOINT OF RANGE)     (MAXIMUM OF RANGE)        -----------
                                                ------------------    -------------------     ------------------        ADJUSTED)(1)
                                                                                    (Dollars in Thousands)

Gross proceeds................................            $  4,590                $ 5,400                $ 6,210         $ 7,142
Less offering expenses and commissions........                 630                    630                    630             630
                                                         ---------               --------               --------        ---------
   Estimated net conversion proceeds..........               3,960                  4,770                  5,580           6,512
   Less: Common stock acquired by

         restricted stock plan................                (184)                  (216)                  (248)           (286)
                                                         ---------               --------               --------        ---------
   Estimated proceeds available for investment(2)        $   3,776                  4,554               $  5,332        $  6,226
                                                         =========               ========               ========        ========


Net income:

   Historical.................................              $  680                 $  680                 $  680          $  680
   Tax Effect of Historical Income............                (263)                  (263)                  (263)           (263)
   Pro Forma adjustments:
      Net income from proceeds................                  86                    104                    122             142
      Restricted stock plan(3)................                 (22)                   (26)                   (30)            (35)
                                                         --------
Pro forma net income..........................           $     481                 $  495                 $  509          $  524
                                                         =========               ========


Net income per share(4)(5):
   Historical.................................           $    1.53                 $ 1.30                 $ 1.13          $  0.98
   Tax Effect of Historical Income                           (0.59)                 (0.50)                 (0.44)           (0.38)
   Pro Forma adjustments:
      Net income from proceeds................                0.19                   0.20                   0.20             0.21
      Restricted stock plan(3)                               (0.05)                 (0.05)                 (0.05)           (0.05)
          Pro forma basic earnings per share..             $  1.08                $  0.95                 $ 0.84          $  0.76


Number of shares used in calculating basic                 444,312                522,720                601,128          691,297
                                                         ==========              =========              =========        ========
earnings per share(3)(4)(5)..................


Stockholders' equity (book value):
   Historical...............................               $ 4,244                $ 4,244                $ 4,244          $ 4,244
   Estimated net conversion proceeds........                 3,960                  4,770                  5,580            6,512
   Less common stock acquired by:
     Restricted stock plan..................                  (184)                  (216)                  (248)            (286)
          Pro forma stockholders' equity                   $ 8,020                $ 8,798                $ 9,576          $10,470
                                                         ==========              =========              =========        ========


Stockholders' equity per share:
   Historical..............................                $  9.25                 $  7.86               $  6.83           $ 5.94
   Estimated net conversion proceeds.......                   8.63                    8.83                  8.99             9.12
   Less common stock acquired by:
     Restricted stock plan.................                  (0.40)                  (0.40)                (0.40)           (0.40)
Pro forma stockholders' equity per share...                $ 17.48                 $ 16.29               $ 15.42           $14.66
                                                         ==========              =========              =========        ========


Pro forma price to book value..............                  57.21%                  61.39%                64.85%           68.21%
Pro forma price to earnings ratio..........                   9.26x                  10.53x                11.90x           13.16x
Number of shares used in calculating
   equity per share........................                459,000                 540,000               621,000          714,150
                                                         ==========              =========              =========        =========


                                                        (FOOTNOTES ON NEXT PAGE)

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the conversion minus the value of the shares to be purchased by the restricted stock plan, subject to stockholder approval, after the conversion at an assumed purchase price of $10.00 per share.

(3) It is assumed that the restricted stock plan will purchase, following stockholder approval of such plan, a number of shares of common stock equal to 4.0% of the shares of common stock issued in the conversion for issuance to directors, officers and employees. Funds used by the restricted stock plan to purchase the shares initially will be contributed to the restricted stock plan by Allied First Bancorp, Inc. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the purchase price and that 20% of the amount contributed, net of taxes at 38.74%, was an amortized expense during the year ended June 30, 2001. Statement of Financial Accounting Standards ("SFAS") No. 128 requires that unvested shares under the restricted stock plan be excluded from the basic net income per share calculation and included in the diluted net income per share calculation only if they are dilutive under the treasury stock method. The issuance of authorized but unissued shares of common stock pursuant to the restricted stock plan in the amount of 4% of the common stock sold in the offering would dilute the voting interests of existing stockholders by approximately 3.8% and under such circumstances pro forma net earnings per share for the year ended June 30, 2001 would be $1.09, $.92, $.82 and $.73 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at June 30, 2001 would be $17.18, $16.06, $15.21 and $14.48, at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the restricted stock plan will be equal to the purchase price. See "Management - Benefits -- Stock Benefit Plan."

(4) Basic net income per share calculations are determined by taking the number of shares assumed to be sold in the conversion and in accordance with SFAS No. 128, subtracting the restricted stock plan shares which have not vested. Diluted net income per share calculations are determined by adding the dilutive portion of the unvested restricted stock plan shares to the number of shares used to determine basic net income per share. The unvested restricted stock plan shares are deemed to be for future services and not dilutive under the treasury stock method. Set forth below is a reconciliation of the number of shares used in making the net income per share calculations for both periods:


                                                                                                 Maximum,
                                               Minimum          Midpoint         Maximum      as Adjusted
                                              ---------        ----------      ----------    ------------
Total shares issued.................           459,000           540,000         621,000          714,200
Less restricted stock plan shares...           (18,360)          (21,600)        (24,840)         (28,566)
                                               --------          --------        --------          -------
        Sub-total                              440,640           518,400         596,160          685,584
Plus restricted stock plan shares...
     assumed vested.................             3,672             4,320           4,968            5,713
Number of shares used in
     calculating basic net income
     per share......................           444,312           522,720         601,128          691,297
Plus dilutive effect of unvested
     restricted stock plan shares...            14,688            17,280          19,872           22,853
Number of shares used in
   calculating diluted net income
   per share........................           459,000           540,000         621,000          714,200
                                               =======           =======         =======          =======


(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which may be adopted by Allied First Bancorp, Inc. following the conversion and presented for approval by stockholders at an annual or special meeting of stockholders of Allied First Bancorp, Inc. held at least one year following the completion of the conversion. If the stock option plan is approved by stockholders, it is assumed that an amount equal to 10% of the common stock issued in the conversion, or 45,400 shares at the minimum of the estimated offering range, 54,000 shares at the midpoint of the range, 62,100 shares at the maximum of the range and 71,420 shares at 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' voting interests by approximately 9.1%. Assuming stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price, pro forma net earnings per share for the year ended June 30, 2001 would be $1.01, $.87, $.79, and $.70, at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at June 30, 2001 would be $16.00, $15.72, $14.93 and $14.24 the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. See "Management - Benefits -- Stock Benefit
         Plan."

                                 CAPITALIZATION

         The following table presents the historical capitalization of Allied First Bank at June 30, 2001, and the pro forma consolidated capitalization of Allied First Bancorp, Inc. after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."


                                           Capitalization
                                          (deposits,                                                              714,200 Shares
                                           borrowings and                                                             at $10 per
                                             equity) of                                           621,000 Sharess       Share
                                             Allied First     459,000Shares    540,000Shares     at $10 per Share     (Maximum of
                                              Bank at       at $10 per Share  at $10 per Share    (Maximum of           Range, as
                                             June 30,          (Minimum of      (Midpoint of        Range)            Adjusted)(1)
                                               2001                   Range)       Range)
                                          ---------------   ---------------   --------------     ---------------     --------------
                                                                                   (In Thousands)

Deposits(2)                                    $77,634           $77,634          $77,634          $77,634         $77,634

Borrowings                                       ---               ---              ---              ---             ---

   Total deposits and borrowings               $77,634           $77,634          $77,634          $77,634         $77,634
                                                ======            ======           ======           ======          ======


Capital Stock:

   Preferred stock, $0.01 par value per share:
      authorized - 2,000,000 shares           $  ---           $   ---            $ ---            $ ---          $  ---
      assumed outstanding - none

   Common stock, $0.01 par value per share:
      authorized - 8,000,000 shares;
      shares to be outstanding - as shown(3)     ---                 5                5                6               7


Paid-in capital                                  ---             3,955            4,765            5,574           6,504
Less:
   Common stock to be acquired by
      restricted stock plan(4)                   ---              (184)            (216)            (248)           (286)


Retained earnings - substantially restricted     4,244             4,244            4,244            4,244           4,244
                                                 -----             -----            -----            -----           -----


Total stockholders' equity                     $ 4,244            $8,020           $8,798           $9,576        $ 10,470
                                                ======             =====            =====            =====         =======
----------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Any withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3) Reflects the issuance of the shares of common stock to be sold in the conversion. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Pro Forma Data" and "Management - Benefits - Stock Benefit Plan."
(4) Allied First Bancorp, Inc. may adopt a restricted stock plan and submit the plan to stockholders at an annual or special meeting of stockholders held at least one year following the completion of the conversion. If the plan is approved by stockholders, Allied First Bancorp, Inc. intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock equal to at least 4.0% of the common stock issued in the conversion. Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event Allied First Bancorp, Inc. issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock issued in the conversion, the voting interests of existing stockholders would be diluted by approximately 3.8%. The shares are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Stock Benefit Plan."

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

The table sets forth the historical regulatory capital of Allied First Bank at June 30, 2001 and the pro forma regulatory capital of Allied First Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Allied First Bank of all but $100,000 of the net stock proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Allied First Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 2001. See "How We Are Regulated."



                                                                                Minimum of             Midpoint of
                                                    Historical at             459,000 Shares          540,000 Shares
                                                    JUNE 30, 2001(1)     SOLD AT $10.00 PER SHARE     SOLD AT $10.00 PER SHARE
                                                   ----------------      ------------------------     ------------------------
                                              AMOUNT       PERCENT(2)   AMOUNT          PERCENT        AMOUNT         PERCENT
                                              ---------    ----------  -----------      ---------      ---------      ---------
                                                                             (Dollars in Thousands)


Capital under generally accepted              $4,244         5.2%       $7,920           9.2%          $8,698         10.0%
                                                             ===         =====           ===            =====         ====
   accounting principles.................

Tier 1 capital...........................      4,244         5.2%       $7,920           9.2%          $8,698         10.0%
Tier 1 capital requirement...............      3,288         4.0%        3,435           4.0            3,466          4.0
                                              ------         ----       ------           ---           ------         ----
   Excess................................    $   956         1.2%       $4,485           5.2%          $5,232          6.0%
                                              ======         ====       ======           ===           ======         ====

Tier 1 risk-based capital................      4,244         6.2%       $7,920          11.0%          $8,698         10.0%
Tier 1 risk based capital requirement....      2,756          4.0        2,879           4.0            2,905          4.0%
                                              ------         ----       ------           ---           ------         ----
   Excess................................     $1,488         2.2%       $5,041           7.0%          $5,793          6.0%
                                              ======         ====       ======           ===           ======          ===

Risk-based capital.......................    $ 4,871         7.1%       $8,547          11.9%          $9,325         12.8%
Risk-based capital requirement...........      5,511          8.0        5,758           8.0            5,810          8.0
                                             -------         ----       ------           ---           ------         ----
Excess or Deficit                            $ (640)        (-0.9)%     $2,789           3.9%          $3,515          4.8%
                                             =======         ====       ======           ===           ======         ====
------------------------------


                                            Maximum of                    Maximum, as adjusted,
                                            621,000 Shares                of 714,200 Shares
                                          SOLD AT $10.00 PER SHARE      SOLD AT $10.00 PER SHARE
                                         ------------------------       ------------------------
                                            AMOUNT        PERCENT      AMOUNT           PERCENT
                                           ---------     ---------    ---------         -------


Capital under generally accepted
   accounting principles..................   $9,476          10.8%      10,370          11.7%
                                             ======          ====       ======          ====

Tier 1 capital............................   $9,476          10.8%      10,370          11.7%
Tier 1 capital requirement................    3,497           4.0%       3,533           4.0%
                                              ------          ---       ------            ---
   Excess.................................   $5,979          6.8%       $6,837           7.7%
                                             ======           ===       ======           ===

Tier 1 risk-based capital.................   $9,476          10.8%      10,370          11.7%
Tier 1 risk based capital requirement.....    2,931           4.0%       2,961           4.0%
                                             ------           ---       ------           ---
   Excess.................................   $6,545           6.8%      $7,409           7.7%
                                             ======           ===       ======           ===

Risk-based capital........................   10,103          13.8%      10,997          14.9%
Risk-based capital requirement............    5,862           8.0%       5,922           8.0%
                                             ------           ---       ------            ---
Excess or Deficit                            $4,241           5.8%      $5,075           6.9%
                                             ======           ===       ======            ===
----------------

(1) At June 30, 2001, had Allied First Bank been subject to the capital requirements of the FDIC, it would have met the Tier 1 capital and Tier 1 risked-based capital requirement, but not the risk-based capital requirement of 8.0%. At the time Allied Pilots Association Federal Credit Union converted to Allied First Bank on September 1, 2001, it issued subordinated capital notes in the principal amount of $1 million in order to meet the risk-based requirement. At September 1, 2001, Allied First Bank had Tier 1 capital of $4.3 million or 5.3% of adjusted total assets, Tier 1 risk-based capital of $4.3 million or 6.2% of risked weighted assets and $6.0 million of risk-based capital or 8.64% of risk weighted assets. The redemption of the subordinated capital notes has been approved by the Illinois Office of Banks and Real Estate and the FDIC upon completion of the conversion. The table assumes that the notes will be redeemed at the completion of the conversion and therefore are not reflected in the table. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital."

(2)   Adjusted total or adjusted risk-weighted assets, as appropriate.

                         ALLIED FIRST BANK'S CONVERSION

      THE BOARD OF DIRECTORS OF ALLIED FIRST BANK AND THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE AND THE FDIC HAVE APPROVED THE PLAN OF CONVERSION. THE APPROVAL IS SUBJECT TO APPROVAL OF THE PLAN OF CONVERSION BY OUR MEMBERS AND TO THE SATISFACTION OF OTHER CONDITIONS IMPOSED BY SUCH AGENCIES. SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION.

GENERAL

      On September 17, 2001, we adopted a plan of conversion, pursuant to which we will convert from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and at the same time become a wholly owned subsidiary of Allied First Bancorp, Inc. The conversion will include adoption of the proposed stock charter and bylaws, which will authorize us to issue capital stock. Under the plan, Allied First Bank common stock is being sold to Allied First Bancorp, Inc. and Allied First Bancorp, Inc. common stock is being offered to our eligible depositors, other members, directors, officers and employees, and then to the public. The conversion will be accounted for at historical cost. The Illinois Office of Banks and Real Estate has approved Allied First Bancorp, Inc.'s application to become a savings bank holding company and to acquire all of the Allied First Bank's common stock to be issued in the conversion. The Federal Reserve Board has also approved Allied First Bancorp, Inc's application to become a bank holding company.

      The shares of Allied First Bancorp, Inc. common stock are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Keefe, Bruyette & Woods, Inc. in such a manner as to promote a wide distribution of the shares. The direct community offering, if any, may commence with, at any time during, or as soon as practicable after the commencement of the subscription offering. Shares not subscribed for in the subscription offering or direct community offering may be offered for sale on a best efforts basis in a public offering conducted by Keefe, Bruyette & Woods, Inc. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the public offering. See "- Direct Community Offering" and "- Public Offering."

      Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion. See "- Limitations on Stock Purchases."

      The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time that will be required to complete the sale of shares being offered in the conversion following approval of the plan at the meeting of our members. If delays are experienced, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

OUR REASONS FOR THE CORPORATE CHANGE

      As a mutual institution, Allied First Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Allied First Bank able to increase its capital position. The conversion is the second step in the strategic plan of Allied Pilots Association Federal Credit Union to convert to a charter that would allow it to raise capital. The first step was completed on September 1, 2001, when Allied Pilots Association Federal Credit Union converted to Allied First Bank.

      As a stock savings bank upon completion of the conversion, Allied First Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of Allied First Bank's or Allied First Bancorp, Inc.'s capital stock will provide Allied First Bank the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors of Allied First Bank. It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help Allied First Bank address the needs of the communities and customers that it serves and enhance its ability to make acquisitions or expand into new businesses. The acquisition alternatives available to Allied First Bank are quite limited as a mutual institution. After the conversion, Allied First Bank will have increased ability to acquire other institutions and Allied First Bancorp, Inc. may acquire control of other stock banks or savings institutions and retain the acquired institution as a separate subsidiary of Allied First Bancorp, Inc., although Allied First Bancorp, Inc. has no current plans in this regard. Finally, the ability to issue capital stock will enable Allied First Bank to establish stock compensation plans for directors, officers and employees, giving them equity interests in Allied First Bancorp, Inc. and greater incentive to improve its performance. For a description of the stock compensation plans which may be adopted by us in connection with the conversion, see "Management."

      After considering the advantages and disadvantages of the conversion, as well as applicable fiduciary duties and alternative transactions, the board of directors of Allied First Bank approved the conversion as being in the best interests of Allied First Bank and equitable to its account holders.

EFFECTS OF THE CONVERSION

      GENERAL. The conversion will have no effect on Allied First Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in our existing office, management and staff. Allied First Bank will continue to be subject to regulation, supervision and examination by the Illinois Office of Banks and Real Estate and the FDIC.

      DEPOSITS AND LOANS. Each holder of a deposit account in Allied First Bank at the time of the conversion will continue as an account holder in Allied First Bank after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the conversion. Depositors in Allied First Bank will continue to hold their existing certificates and other evidence of their accounts. The conversion will not affect the loan terms of any borrower from Allied First Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion. See "-- Voting Rights" and "-- Depositors' Rights if We Liquidate" below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of Allied First Bank.

      CONTINUITY. During the conversion process, the normal business of Allied First Bank of accepting deposits and making loans will continue without interruption. Following completion of the conversion, Allied First Bank will continue to be subject to regulation by the Illinois Office of Banks and Real Estate and the FDIC and its FDIC insurance of accounts will continue without interruption. After the conversion, Allied First Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

      The board of directors presently serving Allied First Bank will serve as the board of directors of Allied First Bank after the conversion. The initial members of the board of directors of Allied First Bancorp, Inc. will consist of the individuals currently serving on the board of directors of Allied First Bank. After the conversion, the voting stockholders of Allied First Bancorp, Inc. will elect approximately one-third of Allied First Bancorp, Inc.'s directors annually. All current officers of Allied First Bank will retain their positions with Allied First Bank after the conversion.

      VOTING RIGHTS. After completion of the conversion, members will have no voting rights in Allied First Bank or Allied First Bancorp, Inc. and, therefore, will not be able to elect directors of Allied First Bank or Allied First Bancorp, Inc. or to control their affairs. Currently these rights are held by depositors of Allied First Bank. After the conversion, voting rights in Allied First Bancorp, Inc. will be vested exclusively in the stockholders of Allied First Bancorp, Inc., which will own all of the stock of Allied First Bank. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of Allied First Bancorp, Inc., subject to the provisions of Allied First Bancorp, Inc.'s articles of incorporation.

      DEPOSITOR'S RIGHTS IF WE LIQUIDATE. We have no plans to liquidate, either before or after the completion of the conversion. However, if there should ever be a complete liquidation of Allied First Bank, either before or after conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. In addition, liquidation rights before and after the conversion would be as follows:

      LIQUIDATION RIGHTS IN PRESENT MUTUAL INSTITUTION. In addition to the protection of FDIC insurance up to applicable limits, in the event of the complete liquidation of Allied First Bank, each holder of a deposit account would receive his or her pro rata share of any assets of Allied First Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Each holder's pro rata share of the remaining assets, if any, would be in the same proportion of the assets as the balance in his or her deposit account was to the aggregate balance in all our deposit accounts at the time of liquidation.

      LIQUIDATION RIGHTS IN PROPOSED CONVERTED INSTITUTION. After conversion, each deposit account holder, in the event of the complete liquidation of Allied First Bank, would have a claim of the same general priority as the claims of all our other general creditors in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A deposit account holder would have no interest in the assets of Allied First Bank above that amount, if any.

      The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders (I.E., eligible depositors at December 31, 1998) and supplemental account holders (I.E., eligible depositors at September 30, 2001). Each eligible account holder and supplemental eligible account holder, if he or she continues to maintain his or her deposit account with Allied First Bank, would be entitled upon the complete liquidation of Allied First Bank after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each eligible account holder would have an initial interest in the liquidation account for each deposit account held with Allied First Bank on the qualifying date, June 30, 2001. Each supplemental eligible account holder would have a similar interest as of that qualifying date, June 30, 2001. The liquidation account will be an off-balance sheet memorandum account which will not be reflected in Allied First Bank's or Allied First Bancorp, Inc.'s published financial statements.

      The interest for each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of eligible account holders and supplemental eligible account holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date (June 30) is less than the amount in the account on the respective qualifying dates, then the interest in this special liquidation account would be reduced at that time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account was closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

      Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to Allied First Bancorp, Inc. as the sole stockholder of Allied First Bank.

      TAX EFFECTS OF THE CONVERSION. Allied First Bank has received an opinion from its special counsel, Jenkens & Gilchrist, A Professional Corporation, Dallas, Texas, as to the material federal income tax consequences of the conversion to Allied First Bank and Allied First Bancorp, Inc., and as to the generally applicable material federal income tax consequences of the conversion on Allied First Bank's account holders and to persons who purchase common stock in the offering. This opinion has been filed as an exhibit to Allied First Bancorp, Inc.'s registration statement with the SEC.

      The opinion provides that, among other things:

      o Allied First Bank's adoption of a charter in stock form will qualify as a tax-free reorganization under Internal Revenue Code of 1986, as amended, Section 368(a)(1)(F);

      o no gain or loss will be recognized by Allied First Bank solely as a result of the conversion to stock form;

      o no gain or loss will be recognized by Allied First Bank's account holders upon the issuance to them of accounts in Allied First Bank, in stock form, immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Allied First Bank immediately prior to the conversion;

      o the tax basis of each account holder's interest in the liquidation account received in the conversion will be equal to the value, if any, of that interest on the date and at the time of the conversion;

      o the tax basis of the common stock purchased in the conversion will be equal to the amount paid therefor; increased, in the case of common stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights;

      o the holding period of the common stock purchased pursuant to the exercise of subscription rights will commence upon the exercise of such holder's subscription rights and, in all other cases, the holding period of purchased common stock will commence on the date following the date of the purchase; and

      o gain or loss will be recognized by account holders upon the receipt or exercise of subscription rights in the conversion, but only to the extent the subscription rights are deemed to have value, as discussed below.

      The opinion of Jenkens & Gilchrist, A Professional Corporation, is based in part upon, and subject to the continuing validity in all material respects through the date of the conversion of various representations of Allied First Bank, upon assumptions and qualifications, including that the conversion is completed in the manner and according to the terms provided in the plan of conversion. This opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

      Allied First Bank has also obtained an opinion from its outside tax advisors, Crowe Chizek and Company LLP, that the tax effects of the conversion under Illinois tax laws will be substantially the same as described above with respect to federal income tax laws.

      Allied First Bancorp, Inc. and Allied First Bank have received a letter from RP Financial, LC, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to such value, and Allied First Bancorp, Inc. and Allied First Bank could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial, LC is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

HOW WE DETERMINED OUR PRICE AND THE NUMBER OF SHARES TO BE ISSUED IN THE STOCK OFFERING

      The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of Allied First Bancorp, Inc. and Allied First Bank, as determined on the basis of an independent valuation. Allied First Bank has retained RP Financial, LC to make this valuation. For its services in making this appraisal, RP Financial, LC's fees and out-of-pocket expenses are estimated to be $27,500. Allied First Bank has agreed to indemnify RP Financial, LC and any employees of RP Financial, LC who act for or on behalf of RP Financial, LC in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Allied First Bank to RP Financial, LC, unless RP Financial, LC is determined to be negligent or otherwise at fault.

      An appraisal has been made by RP Financial, LC in reliance upon the information contained in this prospectus, including the financial statements. RP Financial, LC also considered the following factors, among others:

      o the present and projected operating results and financial condition of Allied First Bancorp, Inc. and Allied First Bank and the economic and demographic conditions in Allied First Bank's existing marketing areas; o certain historical, financial and other information relating to Allied First Bank;

      o a comparative evaluation of the operating and financial statistics of Allied First Bank with those of other similarly situated publicly traded savings bank holding companies;

      o     the aggregate size of the offering of the common stock;

      o the impact of the conversion on Allied First Bank's net worth and earnings potential;

      o the proposed dividend policy of Allied First Bancorp, Inc. and Allied First Bank; and

      o the trading market for securities of comparable institutions and general conditions in the market for such securities.

In its review of the appraisal provided by RP Financial, LC, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial, LC in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

      On the basis of the foregoing, RP Financial, LC has advised Allied First Bancorp, Inc. and Allied First Bank that in its opinion, dated August 31, 2001, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $4.6 million to a maximum of $6.2 million with a midpoint of $5.4 million. The board of directors of Allied First Bank determined that the common stock should be sold at $10.00 per share. Based on the estimated offering range and the purchase price, the number of shares of common stock that Allied First Bancorp, Inc. will issue will range from between 459,000 shares and 621,000 shares, with a midpoint of 540,000 shares. The estimated offering range may be amended with the approval of the Illinois Office of Banks and Real Estate and the FDIC, if required, or if necessitated by subsequent developments in the financial condition of Allied First Bancorp, Inc. and Allied First Bank or market conditions generally. In the event the estimated offering range is updated to amend the value of the common stock below $4.6 million or above $7.1 million, which is the maximum of the estimated offering range, as adjusted by 15%, a new appraisal will be filed with the Illinois Office of Banks and Real Estate and the FDIC.

      Based upon market and financial conditions and recent practices and policies of the Illinois Office of Bank and Real Estate and the FDIC, in the event Allied First Bancorp, Inc. receives orders for common stock in excess of $
6.2 million (the maximum of the estimated offering range) and up to $7.1 million (the maximum of the estimated offering range, as adjusted by 15%), Allied First Bancorp, Inc. may be required by the Illinois Office of Banks and Real

Estate and the FDIC to accept all such orders. No assurances, however, can be made that Allied First Bancorp, Inc. will receive orders for common stock in excess of the maximum of the estimated offering range or that, if these orders are received, that all such orders will be accepted because Allied First Bancorp, Inc.'s final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial, LC which reflects an increase in the valuation and the approval of the increase by the Illinois Office of Banks and Real Estate and the FDIC. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

      RP FINANCIAL, LC'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THESE SHARES. RP FINANCIAL, LC DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY ALLIED FIRST BANK, NOR DID RP FINANCIAL, LC VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF ALLIED FIRST BANK. THE VALUATION CONSIDERS ALLIED FIRST BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF ALLIED FIRST BANK. MOREOVER, BECAUSE THIS VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE OFFERINGS WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE VALUATION DESCRIBED ABOVE.

      Prior to completion of the conversion, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to 714,200 shares to reflect changes in market and financial conditions without the resolicitation of subscribers. See "-- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

      No sale of shares of common stock in the conversion may be completed unless prior to such completion RP Financial, LC confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Allied First Bancorp, Inc. and Allied First Bank. If this confirmation is not received, Allied First Bancorp, Inc. may cancel the conversion, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Illinois Office of Banks and Real Estate or the FDIC may permit.

      Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Allied First Bank's current rate of interest on savings accounts, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Illinois Office of Banks and Real Estate and the FDIC. See "-- Limitations on Stock Purchases."

      An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Allied First Bancorp, Inc.'s pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and Allied First Bancorp, Inc.'s pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board and management following the conversion which could further reduce your ownership interest" and "Pro Forma Data."

      Copies of the appraisal report of RP Financial, LC, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Allied First Bank and the other locations specified under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

      Under the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

      o depositors of Allied First Bank with account balances of at least $50.00 as of the close of business on December 31, 1998 ("Eligible Account Holders");

      o depositors of Allied First Bank with account balances of at least $50.00 as of the close of business on September 30, 2001 ("Supplemental Eligible Account Holders");

      o depositors of Allied First Bank, as of the close of business on __________, 2001, other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"); and

      o directors, officers and employees of Allied First Bank, to the extent they are not Eligible Account Holders or Supplemental Eligible Account Holders or Other Members.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "-- Limitations on Stock Purchases."

      PREFERENCE CATEGORY NO. 1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

      (1)   $150,000 or 15,000 shares of common stock;

      (2) one-tenth of one percent of the total offering of shares of common stock; or

      (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Allied First Bank in each case as of the close of business on December 31, 1998, the "Eligibility Record Date," subject to the overall purchase limitations.

See "-- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for.

      To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Allied First Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1998.

      PREFERENCE CATEGORY NO. 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefor, second priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

      (1)   $150,000 or 15,000 shares of common stock;

      (2) one-tenth of one percent of the total offering of shares of common stock; or

      (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Allied First Bank in each case on the close of business on September 30, 2001, the "Supplemental Eligibility Record Date," subject to the overall purchase limitations.

See "-- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares will first be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation, including the number of shares, if any, allocated in accordance with preference category No.1, equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

      PREFERENCE CATEGORY NO. 3: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, each Member as of the voting record date or ________ __, 2001 ("Other Member") shall receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for shares of Allied First Bancorp, Inc. common stock, up to the greater of $150,000 or 15,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."

      In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the close of business on ________ __, 2001, the date for determining voting members entitled to vote at the special meeting, which we call the voting record date, bears to the total number of votes on the voting record date of all subscribing Other Members on that date. This number of votes shall be determined based on Allied First Bank's mutual charter and bylaws in effect on the date of approval by members of the plan of conversion.

      PREFERENCE CATEGORY NO. 4: Directors, officers and employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders,

Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Allied First Bank as of the date of the commencement of the subscription offering shall be entitled to receive, without payment, fourth priority, nontransferable subscription rights to purchase in this category an aggregate of up to 24% of the common stock being offered. The maximum amount of shares which may be purchased under this category by any person is $150,000 of common stock. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion as they may fall within higher priority categories, and the plan of conversion generally allows these persons to purchase in the aggregate up to 34% of common stock sold in the offerings. See "-- Limitations on Stock Purchases."

      In the event of an oversubscription in this category, the shares available shall be allocated pro rata among all of the subscribing directors, officers and employees in this category.

      EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The subscription offering will expire at 12:00 noon, Naperville, Illinois time, on December ___, 2001 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by Allied First Bancorp, Inc. and Allied First Bank as may be approved by the Illinois Office of Banks and Real Estate and the FDIC. The subscription offering may not be extended beyond December __, 2003. Subscription rights which have not been exercised prior to the subscription expiration date, unless extended, will become void.

      Allied First Bancorp, Inc. and Allied First Bank will not execute orders until at least the minimum number of shares of common stock, 459,000 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless this period is extended with the consent of the Illinois Office of Banks and Real Estate and the FDIC, all funds delivered to Allied First Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, Allied First Bancorp, Inc. and Allied First Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

DIRECT COMMUNITY OFFERING

      To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Allied First Bank, we anticipate we will offer shares pursuant to the plan of conversion to members of the general public who receive a prospectus, with a preference given to natural persons residing in DuPage County, Illinois. These natural persons are referred to as preferred subscribers. Persons, together with an associate or group of persons acting in concert with these persons, may not subscribe for or purchase more than $150,000 of common stock in the direct community offering, if any. Allied First Bancorp, Inc. and Allied First Bank may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock.

      Finally, Allied First Bancorp, Inc. and Allied First Bank may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to the right of Allied First Bancorp, Inc. and Allied First Bank, in their sole discretion, to accept or reject any orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the Subscription Expiration Date. The direct community offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by Allied First Bancorp, Inc. and Allied First Bank, and shall commence concurrently with, during or promptly after the subscription offering.

      In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, first to each preferred subscriber whose order is accepted by Allied First Bancorp, Inc. Thereafter, shares may be allocated to cover the orders of any other person subscribing for shares in the direct community offering so that each person subscribing for shares may receive 1,000 shares, if available, and thereafter on an equal number of shares basis per order until all orders have been filled.

PUBLIC OFFERING

      As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a public offering through an underwriter. We call this the public offering. It is expected that the public offering will commence as soon as practicable after termination of the subscription offering and the direct community offering, if any. Allied First Bancorp, Inc. and Allied First Bank, in their sole discretion, have the right to reject orders in whole or in part received in the public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the public offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in the public offering.

      The price at which common stock is sold in the public offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person, by himself or herself, or with an associate or group of persons acting in concert, may purchase more than $150,000 of common stock in the public offering, subject to the maximum purchase limitations. See "-- Limitations on Stock Purchases."

      Keefe, Bruyette & Woods, Inc. may enter into agreements with broker-dealers to assist in the sale of the shares in the public offering, although no agreements of this kind exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers.

      During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders with Allied First Bancorp, Inc. as of an order date for the purchase of shares of Allied First Bancorp, Inc. common stock. If Keefe, Bruyette & Woods, Inc. and Allied First Bank believe that not enough indications of interest and orders have been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods, Inc. will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date.

      Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on, but not before, the settlement date. On the settlement date, selected dealers will deposit funds to the account established by Allied First Bank for each selected dealer. Each customer's funds forwarded to Allied First Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Allied First Bank from selected dealers, funds will earn interest at Allied First Bank's current rate on savings accounts until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above.

      The public offering will be completed within 90 days after the termination of the subscription offering, unless extended by Allied First Bank with the approval of the Illinois Office of Banks and Real Estate and the FDIC. See "-- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

PERSONS WHO ARE NOT PERMITTED TO PARTICIPATE IN THE STOCK OFFERING

      Allied First Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, Allied First Bank is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

      o the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

      o the granting of subscription rights or the offer or sale of shares of common stock to these persons would require any of Allied First Bancorp, Inc. and Allied First Bank or their officers, directors or employees, under the laws of that jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in that jurisdiction or to qualify as a foreign corporation or file a consent to service of process in that jurisdiction; or

      o the registration, qualification or filing in the judgment of Allied First Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Allied First Bank will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Allied First Bank, its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON STOCK PURCHASES

      The plan of conversion includes the following limitations on the number of shares of Allied First Bancorp, Inc. common stock which may be purchased in the conversion:

      (1) No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

      (2) Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

            (a)   $150,000 or 15,000 shares of common stock;

            (b) one-tenth of one percent of the total offering of shares of common stock; or

            (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Allied First Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (6) below;

      (3) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

            (a)   $150,000 or 15,000 shares of common stock;

            (b) one-tenth of one percent of the total offering of shares of common stock; or

            (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account

                  Holders in Allied First Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (6) below;

      (4) Each Other Member may subscribe for and purchase in the subscription offering up to the greater of $150,000 or 15,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (6) below;

      (5) Persons purchasing shares of common stock in the direct community offering or public offering may purchase in the direct community offering or public offering up to $150,000 or 15,000 shares of common stock, subject to the overall limitation in clause (6) below;

      (6) The maximum number of shares of Allied First Bancorp, Inc. common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed the lesser of $300,000 or 5% of the common stock sold in the conversion; and

      (7) No more than 24% of the total number of shares offered for sale in the subscription offering may be purchased by directors, officers and employees of Allied First Bank in the fourth priority category in the subscription offering. No more than 34% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of Allied First Bank and their associates in the aggregate. No more that 20% of the total number of shares offered for sale in the subscription offering may be purchased by directors in the first priority category in the subscription offering.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Allied First Bank, the boards of directors of Allied First Bancorp, Inc. and Allied First Bank may, in their sole discretion, increase the individual amount permitted to be subscribed for up to a maximum of 9.99% of the number of shares sold in the conversion, provided that orders for shares exceeding 5% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

      The term "associate" when used to indicate a relationship with any person means:

      o any corporation or organization (other than Allied First Bank, Allied First Bancorp, Inc., or a majority-owned subsidiary of any of them) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

      o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

      o any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Allied First Bank, Allied First Bancorp, Inc. or any subsidiary of Allied First Bank, or Allied First Bancorp, Inc. or any affiliate thereof; and

      o any person acting in concert with any of the persons or entities specified above.

When used to refer to a person other than an officer or director of Allied First Bank, the board of directors of Allied First Bank or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

      The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party. The determination of whether a group is acting in concert shall be made solely by the board of directors of Allied First Bank or officers delegated by such board of directors and may be based on any evidence upon which such board or delegatee chooses to rely.

MARKETING ARRANGEMENTS

      Allied First Bancorp, Inc. and Allied First Bank have retained Keefe, Bruyette & Woods, Inc. as financial and marketing advisor to consult with and to advise Allied First Bank, and to assist Allied First Bancorp, Inc., on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering. The services that Keefe, Bruyette & Woods, Inc. will provide include, but are not limited to:

      o training the employees of Allied First Bank who will perform ministerial functions in the subscription offering and direct community offering regarding the mechanics and regulatory requirements of the stock offering process;

      o managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

      o     preparing marketing materials; and

      o assisting in the solicitation of proxies from Allied First Bank's members for use at the special meeting.

      For its services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $20,000 and a success fee of $80,000. The success fee paid to Keefe, Bruyette & Woods, Inc. will be in addition to the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of Allied First Bancorp, Inc. common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by such dealers. Allied First Bancorp, Inc. and Allied First Bank have agreed to indemnify Keefe, Bruyette & Woods, Inc. against claims or liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods, Inc. may be required to make in connection with any such claims or liabilities.

      Sales of shares of Allied First Bancorp, Inc. common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc. or by the broker-dealers managed by Keefe, Bruyette & Woods. Keefe, Bruyette & Woods, Inc. has undertaken that the shares of Allied First Bancorp, Inc. common stock will be sold in a manner which will ensure that the distribution standards of the National Association of Securities Dealers will be met. Allied First Bancorp, Inc. will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of Allied First Bancorp, Inc. common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of Allied First Bancorp, Inc. common stock in those states where the law permits. No officer, director or employee of Allied First Bancorp, Inc. or Allied First Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock. Keefe, Bruyette & Woods, Inc. has not prepared a report or opinion constituting recommendations or advice to Allied First Bank or Allied First Bancorp, Inc. in connection with the conversion. In addition, Keefe, Bruyette & Woods, Inc. has expressed no opinion as to the prices at which Allied First Bancorp, Inc. common stock to be offered in the conversion may trade.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION OFFERING

      To ensure that each purchaser receives a prospectus at least 48 hours before the subscription expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

      To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Allied First Bank, which may be given by completing the appropriate blanks in the order form, must be received by Allied First Bank by noon, Naperville, Illinois time, on the subscription expiration date, unless extended. In addition, Allied First Bancorp, Inc. and Allied First Bank will require a prospective purchaser to execute a certification in the form required by applicable regulations in connection with any sale of common stock. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, Allied First

Bank may not accept orders submitted on photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. Allied First Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Allied First Bank, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

      In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, officers and employees are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, December 31, 1998, or the Supplemental Eligibility Record Date, September 30, 2001, and depositors as of the close of business on the voting record date, ______ __, 2001, must list all accounts on the stock order form giving all names in each account and the account numbers.

      Payment for subscriptions may be made:

      o     by check or money order; or

      o by authorization of withdrawal from deposit accounts maintained with Allied First Bank (including a certificate of deposit).

      No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at our then-current savings account rate from the date payment is received until completion of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of Allied First Bancorp, Inc. common stock has been sold or the plan of conversion is terminated, whichever is earlier.

      If a subscriber authorizes Allied First Bank to withdraw the amount of the purchase price from his deposit account, Allied First Bank will do so as of the effective date of the conversion. Allied First Bank will waive any applicable penalties for early withdrawal from certificate accounts.

      In the event of an unfilled amount of any subscription order, Allied First Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion. If for any reason the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Allied First Bank.

      Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of Allied First Bancorp, Inc. common stock in the subscription offering and direct community offering. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the offerings make the purchases for the exclusive benefit of the IRAs. IRAs maintained at Allied

First Bank are not self-directed IRAs and any interested parties wishing to use IRA funds for stock purchases may do so, but are advised to contact the stock information center toll free at (877) 298-6520 for additional information.

      The records of Allied First Bank will be deemed to control with respect to all matters related to the existence of subscription rights and one's ability to purchase shares of common stock in the subscription offering.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

      Pursuant to applicable rules and regulations, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for that person's account. Each person exercising subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that the person has no agreement or understanding regarding the sale or transfer of the shares. Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

      Allied First Bank will refer to the Illinois Office of Banks and Real Estate and the FDIC any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

DELIVERY OF CERTIFICATES

      Certificates representing common stock issued in the conversion will be mailed by Allied First Bancorp, Inc.'s transfer agent to the persons entitled thereto at the addresses of the persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by Allied First Bancorp, Inc. until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS

      Various approvals of the Illinois Office of Banks and Real Estate, the FDIC and the Federal Reserve Board are required in order to consummate the conversion. The Illinois Office of Banks and Real Estate has approved, and the FDIC has issued a letter of non-objection to, the plan of conversion subject to approval by Allied First Bank's members and other standard conditions. Allied First Bancorp, Inc.'s holding company application has also been approved.

      Allied First Bancorp, Inc. is required to make certain filings with state securities regulatory authorities in connection with the issuance of Allied First Bancorp, Inc. common stock in the offerings.

RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

      All shares of common stock purchased in connection with the conversion by a director or an executive officer of Allied First Bancorp, Inc. and Allied First Bank will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Illinois Office of Banks and Real Estate and the FDIC. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock, will be subject to the same restrictions.

      Purchases of common stock of Allied First Bancorp, Inc. by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Illinois Office of Banks and Real Estate and the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of Allied First Bancorp, Inc.'s outstanding common stock or to purchases of stock pursuant to an employee stock benefit plan.

      Pursuant to Illinois Office of Banks and Real Estate and the FDIC regulations, Allied First Bancorp, Inc. will generally be prohibited from repurchasing any shares of the common stock for a period of one year following the conversion other than pursuant to (a) an offer to all stockholders on a pro rata basis which is approved by the Illinois Office of Banks and Real Estate and the FDIC or (b) the repurchase of qualifying shares of a director, if any. Allied First Bancorp, Inc. has no intention of repurchasing shares of the common stock during such one year period.

                        PROPOSED PURCHASES BY MANAGEMENT

      The following table sets forth the proposed purchases of common stock for each of Allied First Bank's directors and executive officers, both individually and as a group, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.

                                                                                                       At the Maximum of the
                                            At the Minimum of the         At the Maximum of the       Estimated Offering Range,
                                          Estimated Offering Range      Estimated Offering Range             as Adjusted
                                          ------------------------      ------------------------      ---------------------------
                                                       As a Percent                  As a Percent                    As a Percent
                                           Number of    of Shares        Number of    of Shares       Number of       of Shares
         Name                  Amount 1     Shares       Offered          Shares        Offered         Shares         Offered
         ----                  --------     ------       -------          ------         -------        ------         -------
Kenneth L. Bertrand 1          $300,000     22,950        5.00%           30,000           4.83%        30,000           4.2%
John G. Maxwell, Jr.            300,000     22,950        5.00            30,000            4.83        30,000           4.2
William G. McKeown                5,000        500        0.11               500            0.08           500           0.07
Paul F. Renneisen                50,000      5,000        1.08             5,000            0.80         5,000           0.70
Brien J. Nagle                   25,000      2,500        0.54             2,500            0.40         2,500           0.35
Frank K. Voris                   50,000      5,000        1.08             5,000            0.80         5,000           0.70


Brian K. Weiss                    3,000        300        0.07               300            0.04           300           0.04
Mitchell D. Trier                 7,500        750        0.16               750            0.12           750           0.11
Eugene M. O'Sullivan             60,000      6,000        1.31             6,000            0.96         6,000           0.84
All directors and
executive officers as a
group (9 persons)              $800,500     65,950      14.37%            80,050          12.89%        80,050           11.21%
--------

1 Under applicable regulations and the Plan of Stock Conversion, the proposed purchases of Messrs. Bertrand and Maxwell will be limited to the lesser of 5% of the shares sold in the conversion or the amount set forth above, subject to the discretion of the Boards of Directors of Allied First Bancorp, Inc. and Allied First Bank to increase the number of shares permitted to be subscribed for by any person (together with any associate or group of persons acting in concert) to up to 9.99% of the shares sold in the conversion, provided, however, that the amount by which any order exceeds 5% of the shares sold in the conversion shall be aggregated with the amount by which all other orders exceed 5% of the shares sold in the conversion, and that aggregate amount shall not exceed 10% of the shares offered in the conversion. The dollar amounts shown for Messrs. Bertrand and Maxwell reflect their intent to purchase, to the extent available, shares in excess of the 5% purchase limit. If such shares are not available, the number of shares purchased will be limited as shown. At the minimum of the estimated offering range, as adjusted, Messrs. Bertrand and Maxwell would intend to purchase up to 30,000 shares each, or 6.53% each of the shares sold in the conversion. See "Affiliated Bank's Conversion - Limitations on Stock Purchases."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


GENERAL

      The following discussion is intended to assist in understanding the financial condition and results of operations of Allied First Bank, and its predecessor Allied Pilots Association Federal Credit Union. References to Allied First Bank include, where applicable, Allied Pilots Association Federal Credit Union. The discussion and analysis does not include any comments relating to Allied First Bancorp, Inc. since Allied First Bancorp, Inc. has no significant operations. The information contained in this section should be read in conjunction with the financial statements and the related notes to the financial statements and other sections in the prospectus.

      Allied First Bank was originally formed in January 1994 as Allied Pilots Association Federal Credit Union and expanded rapidly through fiscal year end 2001. Recent earnings have been moderate due to increased operating expenses and the inability to expand assets due to capital constraints. Until conversion to the mutual savings bank charter on September 1, 2001, Allied First Bank's customers were generally restricted to current and retired members of the Allied Pilots Association, which consists of American Airlines pilots, in good standing and their immediate family members. Given the geographic dispersion of the customer base, products and services are offered through various channels such as direct payroll deposit, credit cards, debit cards, 24 hour telephone access, home banking services and access through automated teller machine networks located worldwide. Allied First Bank maintains a consumer lending orientation offering various secured and unsecured forms of consumer credit, primarily consisting of vehicle loans, home equity loans, lines of credit and other consumer installment credit.

FORWARD-LOOKING STATEMENTS

      "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. A number of the matters and subject areas discussed in this prospectus that are historical or current facts deal with potential future circumstances and developments. The discussion of these matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the actual future experience of Allied First Bancorp. Inc. involving any one or more of these matters and subject areas. Allied First Bancorp. Inc. has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from its current expectations regarding the relevant matter or subject area. These risks and uncertainties include, but are not limited to, changes in economic conditions in Allied First Bancorp., Inc.'s market area and among its customer base changes in policies by regulatory agencies, fluctuations in interest rates, taxation, demand for loans in Allied First Bancorp., Inc.'s market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected, or described in the prospectus. These risks and uncertainties should be considered in evaluating our potential future circumstances and developments.

MANAGEMENT'S STRATEGY

      As a credit union, the Allied Pilots Association Federal Credit Union was restricted to serving the members of the Allied Pilots Association (which consists of American Airline pilots) and their immediate family members. Because of this single employee group, the number of potential members to be served has been limited. Loan demand has always been strong by its members. This loan demand has had to be carefully balanced with overall growth constraints necessary to maintain ongoing capital requirements imposed in connection with its organization in 1994. These requirements were increased in 1998 through the passage of federal legislation. See "Business of Allied First Bank - General." The under capitalization of the credit union has not fully allowed the institution to address the demands of its members. While the credit union has always done its best to meet competition, the lack of adequate capital has meant slower growth and restrictions on the introduction of new products and services.

      With the change to a savings bank charter and influx of capital from the stock conversion, management believes that many opportunities exist to serve the needs of its customers and the community.

      o We plan to continue the current loan and deposit products that we offer to our customers and to expand that menu to meet the needs of our customers and the demands of the market place. We have no current plans to originate commercial or commercial real estate loans.

      o In the past, we originated first mortgage loans for immediate sale to investors. These loans were sold servicing released and without recourse. Following the stock conversion, we plan to retain some of these loans in our portfolio and service them, either directly or through a sub-servicer. This should increase our ability to service the needs of our customers.

      o Management and the board of directors believe that Allied First Bank's expertise in serving a well-defined employee group will help it in expanding and diversifying its customer base. Management will seek to expand to other groups of customers within its local community and elsewhere where there are employee groups which management believes will benefit Allied First Bank.

      o The community of Naperville, Illinois and surrounding areas will be served utilizing the latest in banking technologies. Individual customers will be given access to Allied First Bank through Internet connectivity, call center and interactive voice response technologies. Most of these services are available 24 hours a day 7 days a week. Because of these technologies our rate structure will be competitive within the community and management believes that the community will respond positively.

IMPACT OF THE CONVERSION TO A MUTUAL THRIFT

      The conversion from a federally charted credit union to an Illinois mutual savings bank charter impacts the financial condition and operating results of Allied Pilots Association Federal Credit Union. The National Credit Union Share Insurance Fund (NCUSIF) required a deposit in the fund that was returned to Allied First Bank as the successor to Allied Pilots Association Federal Credit Union. In recent years, this deposit generated income. Also, the relationship referred to in Note 2 of the June 30, 2001 financial statements has required a minimum deposit balance, currently $722,000, as an uninsured membership share. This membership deposit requires a three-year notice before withdrawal. These funds are interest-earning assets. Allied First Bank has requested the funds be made available as soon as possible.

      Due to the change to a mutual savings bank, we became a for-profit, taxable organization. As a credit union, we were a not-for-profit organization and were not subject to federal or state income taxes. Effective September 1, 2001, Allied First Bank was subject to federal and state income taxes at a combined rate of 38.74%. As a result of the change in tax status and in accordance with Financial Accounting Standards No. 109, Accounting for Income Taxes, Allied First Bank recorded a net deferred tax asset in the amount of $195,000 on September 1, 2001. The recording of this net deferred tax asset increased the net income of Allied First Bank and the equity of Allied First Bank by $195,000. The net deferred tax asset is the result of temporary differences that existed between the financial statements and the tax bases of assets and liabilities (primarily bad debts and fixed assets), using enacted tax rates. Being subject to income taxes will have a negative impact on future earnings as compared to previous earnings. If the stock conversion is successfully completed, Allied First Bank anticipates that the impact of income tax expense will be partially offset by additional earnings from the investment of the proceeds from the stock offering.

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

      OUR RISK WHEN INTEREST RATES CHANGE. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk. As of June 30, 2001, our one-year cumulative interest rate sensitivity gap as a percentage of total assets was a negative 17.4%, which generally means if interest rates rise, our net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, could increase more quickly than interest received on interest-earning assets, including loans and other investments. In addition, rising interest rates may hurt our income because they may reduce the demand for loans. In the alternative, if interest rates decrease, our net interest income could increase.

      HOW WE MEASURE OUR RISK OF INTEREST RATE CHANGES. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

      In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted an asset and liability management policy to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The board of directors sets the asset and liability policy of Allied First Bank, which is implemented by the executive committee.

      The purpose of this committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

      The committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The committee recommends appropriate strategy changes based on this review. The committee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors at least quarterly.

      In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

      o     Originating adjustable rate loans,
      o Originating a reasonable volume of short- and intermediate-term fixed rate loans,
      o     Managing our deposits to establish stable deposit relationships.

      Depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the committee may in the future determine to increase our interest rate risk position somewhat in order to maintain our net interest margin. We intend to continue our existing strategy of originating relatively short-term and/or adjustable rate loans, in addition to some single-family fixed-rate mortgage loans.

      The committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets and liabilities. The committee also evaluates these impacts against the potential changes in net interest income and market value of portfolio equity that are monitored by the board of directors of Allied First Bank on a quarterly basis.

      Our asset/liability management strategy sets limits on the change in net portfolio value (NPV) given certain changes in interest rates. The table presented here, as of June 30, 2001, is forward-looking information about our sensitivity to changes in interest rates. The table incorporates our internal system generated data as related to maturity repricing and repayment/withdrawal by changes in NPV for instantaneous parallel shifts in the yield curve in 100 basis point increments up and down 300 basis points.


  CHANGES IN
INTEREST RATES
   IN BASIS
    POINTS
 (RATE SHOCK)
-------------
                                                                                             NPVAS A PERCENT OF
                                             NET PORTFOLIO VALUE                        PORTFOLIO VALUE OF ASSETS
                                     -----------------------------------             -------------------------------

                                       (DOLLARS IN THOUSANDS)                             NPV           BASIS POINT

                           $ AMOUNT          $ CHANGE            %CHANGE                 RATIO            CHANGE
                           --------          --------            -------             -------------     -------------
        +300                3,061             -1,094              -26%                     3.78%           -135

        +200                3,417               -738              -18                      4.22             -91

        +100                3,780               -375               -9                      4.67             -46

          0                 4,155                0                  0                      5.13              0

        -100                4,536                381                9                      5.60              47

        -200                4,928                773               19                      6.09              96

        -300                5,332              1,177               28                      6.59             146


      The following table shows Allied First Bank's contractual maturities and repricing data on interest-earning assets and interest-bearing liabilities, commonly called a "gap" report, as of June 30, 2001. It gives an indication of Allied First Bank's interest rate sensitivity position; however, it is used by management in conjunction with other reports to determine plans and strategies for managing interest rate risk.

                                                 REPRICING OR MATURING
                                                 (DOLLARS IN THOUSANDS)
                                   -------------------------------------------------------------------------------
                                                                                      NOT RATE
                                        WITHIN         90 DAYS TO      1 TO 3       SENSITIVE OR
                                        90 DAYS          1 YEAR         YEARS       OVER 3 YEARS          TOTAL
                                   -------------------------------------------------------------------------------
Interest-earning assets
      Loans                           $   28,634       $    8,738    $   20,208      $   6,596        $  64,176
         Deposits in banks                 5,556              ---           ---            ---            5,556
         Money market fund                11,158              ---           ---            ---           11,158
         Federal Home Loan                   237              ---           ---            ---              237
                                             ---                                                            ---
           Bank stock
Total interest-earning assets         $   45,585       $    8,738    $   20,208      $   6,596        $  81,127
                                      ==========       ==========    ==========      =========        =========

Interest-bearing liabilities
         Savings                      $   12,554              ---           ---            ---        $  12,554
         Checking                          8,799              ---           ---            ---            8,799
         Money market                     37,486              ---           ---            ---           37,486
         Time deposits                     2,131            7,689         5,931          3,044           18,795
                                           -----                          -----          -----           ------
Total interest-bearing
  liabilities                         $   60,970       $    7,689    $    5,931      $   3,044        $  77,634
                                      ==========       ==========    ==========      =========        =========
Interest Sensitivity GAP              $  (15,385)      $    1,049    $   14,277      $   3,552        $   3,493
                                      ==========       ==========    ==========      =========        =========

Cumulative gap                        $  (15,385)      $  (14,336)   $      (59)
                                      ==========       ==========    ==========
Cumulative gap as a
  percentage of total assets              (18.72)%         (17.44)%        (.07)%
                                           =====            =====           ===

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. It also makes certain assumptions regarding repayments that may not actually occur. In addition, Allied First Bank's past history shows that depositors maintain balances for periods of time in excess of those presented in the table.

CHANGES IN FINANCIAL CONDITION FROM JUNE 30, 2000 TO JUNE 30, 2001

      GENERAL. Total assets increased $8.2 million or 11.1% from $74.0 million at June 30, 2000 to $82.2 million at June 30, 2001. The increase in total assets was due primary to increases in the cash and cash equivalents offset by a decrease in loans. Cash and cash equivalents increased from $6.5 million at June 30, 2000 to $16.5 million at June 30, 2001. The growth was primarily due to the increase in the money market mutual fund.

      LOANS. Our loan portfolio had a decrease of $1.7 million or 2.5% from $65.2 million at June 30, 2000 to $63.5 million at June 30, 2001. Vehicle loans decreased $4.4 million from $21.5 million at June 30, 2000 to $17.1 million at June 30, 2001. The decrease was primarily due to management's decision to maintain higher rates on certain loan products. Signature (unsecured) loans increased $2.7 million or 85.2% from June 30, 2000, compared to June 30, 2001, and home equity loans increased $1.6 million or 11.0% over the same period. The increases were due primarily to management's decision to emphasize these loan products to our customer base.

      DEPOSITS. Total deposits increased $7.5 million or 10.7% from $70.1 million at June 30, 2000 to $77.6 million at June 30, 2001. The majority of the increase in deposits was in money market accounts, which increased $5.1 million or 15.8% from $32.4 million at June 30, 2000 to $37.5 million at June 30, 2001. The increase in the money market account was the result of many of our pilot customers depositing a special union-negotiated profit sharing payment they received from American Airlines.

      EQUITY. Total equity increased $680,000 or 16.7%, from $3.6 million at June 30, 2000 to $4.2 million at June 30, 2001. This increase was solely due to the retention of earnings.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

      The following table presents certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets and liabilities, respectively, for the periods presented. Average balances were derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances causes any material differences in the information presented. No tax equivalent adjustments were made. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                   YEAR END JUNE 30,
                                                   2001                                       2000
                                                  ------                                     ------
                                                                (DOLLARS IN THOUSANDS)
                                            AVERAGE       INTEREST                     AVERAGE        INTEREST
                                          OUTSTANDING      EARNED/        YIELD/     OUTSTANDING       EARNED/      YIELD/
                                            BALANCE         PAID          RATE         BALANCE          PAID        RATE
                                          -----------     --------       -------     -----------      --------     -------
Interest-earning assets
  Other Interest-earning assets(1)         $  12,786      $   420         3.28%       $   7,573       $   253       3.34%
  Loans (2)                                   64,889        5,773         8.90           65,892         5,590       8.48
  FHLB Stock                                     231           13         5.84               55             3       5.72
                                                 ---        -----                        ------         -----
    Total interest-earning assets             77,906        6,206         7.97           73,520         5,846       7.95
                                              ------        -----                        ------         -----
  Premises and equipment                          99                                        156
  Allowance for loan losses                     (647)                                      (649)
  Other non-earning assets                       567                                        490
                                                 ---                                        ---
      Total assets                         $  77,925                                  $  73,517
                                           =========                                  =========

Interest-bearing liabilities
  Checking                                 $   8,385         ---           ---        $   7,536           ---        ---
  Savings                                     11,975         337          2.81           11,721           330       2.82
  Money market                                33,111       1,808          5.46           32,933         1,632       4.96
  Time deposits                               20,183       1,312          6.50           17,654         1,080       6.12
                                              ------       -----          ----           ------         -----       ----

  Total interest-bearing liabilities          73,654       3,457          4.69%          69,844         3,042       4.36%
                                                           -----                         ------         -----

Other liabilities                                293                                        269
Equity                                         3,978                                      3,404
                                           ---------                                  ---------

  Total liabilities and equity             $  77,925                                  $  73,517
                                           =========                                  =========

Net interest income                                     $  2,749                                     $  2,804
                                                        ========                                     ========
Net interest spread (3)                                                   3.28%                                     3.59%
                                                                          ====                                      ====
Net interest margin (4)                                                   3.53%                                     3.81%
                                                                          ====                                      ====
Ratio of average interest-earning
assets to interest-bearing
liabilities                                                             105.77%                                   105.26%

(1)  Includes interest-earning balances in other financial institutions and a money market mutual fund.
(2)  Total gross loans less net deferred loan costs.
(3)  Net interest spread is calculated by subtracting the average interest rate paid from the average interest rate earned.
(4) Net interest margin is net interest income divided by average interest earning assets.


RATE/VOLUME ANALYSIS

         The following table presents the effects of changing rates and volumes on the interest income and interest expense of Allied First Bank. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume, which cannot be segregated, have been allocated proportionately based on the absolute value of the change due to rate and the change due to volume.

                                                                                      YEARS ENDED JUNE 30
                                                                                         2001 VS. 2000
                                                                                         -------------
                                                                                     INCREASE/DECREASEDUE TO
                                                                            --------------------------------------
                                                                               VOLUME         RATE         TOTAL
                                                                               ------         ----         -----
                                                                                         (IN THOUSANDS)
INTEREST INCOME
   Other interest-earning assets                                              $   171       $   (4)       $  167
   Loans                                                                          (86)         269           183
   FHLB stock                                                                      10          ---            10
                                                                                   --       ------        ------
      Total interest income                                                        95          265           360

INTEREST EXPENSE
   Checking                                                                         -            -             -
   Savings                                                                          7            -             7
   Money market                                                                     9          167           176
   Time deposits                                                                  161           71           232
                                                                                  ---           --           ---
      Total interest expense                                                      177          238           415
                                                                                  ---          ---           ---

Net interest income                                                           $   (82)      $   27        $  (55)
                                                                              =======       ======        ======

             COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED
                        JUNE 30, 2000 AND JUNE 30, 2001

      GENERAL. Net income for the year ended June 30, 2000 was $382,000 compared to net income of $680,000 for the year ended June 30, 2001 or an increase of $298,000. The earnings represent a return on average assets of 0.87% for fiscal 2001 and 0.52% for fiscal 2000.

      This increase was due primarily to an increase in non-interest income and the reduction in the provision for loan losses. Non-interest income increased $158,000 or 24.9%, from $635,000 for the year ended June 30, 2000 to $793,000 for the year ended June 30, 2001. The provision for loan losses was $450,000 for the year ended June 30, 2000 compared to $254,000 for the year ended June 30, 2001 or a decrease of $196,000.

      NET INTEREST INCOME. Net interest income decreased $55,000 or 1.9% from $2.8 million in fiscal 2000 to $2.7 million in fiscal 2001. Our net interest spread decreased from 3.59% for fiscal 2000 to 3.28% for fiscal 2001. In addition, the ratio of average interest earning assets to average interest bearing liabilities remained relatively stable from fiscal year 2000 to fiscal year 2001.

      INTEREST INCOME. Interest income for the year ended June 30, 2000 was $5.9 million compared to $6.2 million in fiscal 2001, an increase of $360,000 or 6.1%. The increase was primarily the result of higher loan yields during fiscal 2001 and the increase in the average balance of other interest earning assets. The decrease in the average balance for loans during fiscal year end 2001 partially offset the increase in loan interest. The yield on loans increased from 8.48% for fiscal 2000 to 8.90% for fiscal 2001, primarily the result of emphasizing higher rate loan products home equity loans over vehicle loans, and the yield on other interest earning assets decreased slightly from 3.34% to 3.28% for that same period. Further, the average balance of other interest earning assets increased to $12.8 million in fiscal 2001 from $7.6 million in fiscal 2000.

      INTEREST EXPENSE. Interest expense for fiscal 2000 was $3.0 million compared to $3.5 million for fiscal 2001, an increase of $420,000, or 13.8%. The increase was the result of an increase in the average balance of interest-bearing liabilities from $69.8 million for fiscal 2000 to $73.7 million for fiscal 2001 and the higher interest rate paid on the interest-bearing liabilities. The rate paid on interest-bearing liabilities for fiscal 2001 was 4.69%, which represented a 0.33% point increase over the previous year.

      PROVISION FOR LOAN LOSSES. We charge provisions for loan losses to earnings to maintain the allowance for loan losses. Our determination of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, loan volume, growth and composition of the portfolio, and other relevant factors. Our policies require the review of the loan portfolio on a regular basis, and management classifies loans, if warranted. We believe we used the best information available to make a determination with respect to the allowance for loan losses, recognizing that adjustments may be necessary.

      The provision for loan losses decreased by $196,000 from $450,000 for fiscal 2000 to $254,000 for fiscal 2001, primarily due to improved loan quality. The need for a larger provision for loan losses in fiscal 2000 was partially related to several loans to one specific borrower that resulted in a charge-off of $227,000. Gross charge-offs in fiscal 2000 were $437,000 or $106,000 higher than the gross charge-offs in fiscal 2001 of $331,000. Non-performing loans to total loans at June 30, 2000 were at 0.16% compared to 0.02% at June 30, 2001. The allowance for loan losses to gross loans receivable was 1.03% at June 30, 2000 compared to 0.98% at June 30, 2001. Management believes this decrease of 0.05% of loans correlates to the improved loan quality experienced during fiscal 2001.

      NON-INTEREST INCOME. Non-interest income for fiscal 2000 was $635,000 compared to $793,000 for fiscal 2001, an increase of $158,000, or 24.9%. The increase in non-interest income primarily was the result of increases in credit card and debit card transaction income, non-sufficient fund (NSF) fees and first mortgage loan fees. Transaction income on customer use of credit and debit cards increased by $65,000 in fiscal 2001 compared to fiscal 2000 due to increase usage. The NSF fees were $17,000 in fiscal 2000 compared to $87,000 in fiscal 2001 or an increase of $70,000. This increase is attributable to a 100% increase in the standard fee for NSF activity as well as a more aggressive collection policy of such fees. The fees collected on first mortgage loans originated and sold to an investor increased by $15,000 as a direct result of increased volumes. In fiscal 2000, we sold $18.9 million in first mortgage loans compared to $25.7 million in fiscal 2001. These loans are underwritten by the investor and bought without recourse at par value from Allied First Bank, with servicing released. Allied First Bank initially funds the loans and they are generally purchased within a few days. Upon sale, a standard percentage of the loan balance is paid to Allied First Bank.

      NON-INTEREST EXPENSE. Non-interest expense for the year ended June 30, 2001 was $2.6 million and was unchanged from the $2.6 million for fiscal year end 2000. The largest category of increase was in salaries and employee benefits which increased by $169,000 or 20.9%. This increase is attributable to increased staffing as well as normal merit pay increases. The largest decreases occurred in travel and conference expenses and marketing and promotion activities.

      INCOME TAX EXPENSE. Due to credit unions being not-for-profit organizations, we were not subject to federal or state income taxes for the fiscal years ended June 30, 2000 and 2001. Therefore, there was no income tax expense in our financial statements for those reporting periods. As a result of our charter conversion to a mutual savings bank on September 1, 2001, we became a for-profit, taxable organization. Our profits as a savings bank will be subject to federal and state income taxes at a combined rate of 38.74%. Had our profits in fiscal year 2000 and 2001 been subject to income taxes, we would have recorded tax expense of $148,000 in fiscal 2000 and $263,000 in fiscal 2001. In addition, our net income after income tax expense would have been $234,000 in fiscal 2000 and $417,000 in fiscal 2001.

LIQUIDITY

      Liquidity management refers to the ability to generate sufficient cash to fund current loan demand; meet deposit withdrawals and pay operating expenses. Allied First Bank relies on various funding sources in order to meet these demands. Primary sources of funds include interest-earning balances with other financial institutions, money market mutual funds and proceeds from principal and interest payments on loans.

      At June 30, 2001, Allied First Bank had $16.5 million in cash and cash equivalents that could be used for its funding needs. Cash and cash equivalents increased by $10.0 million from the June 30, 2000 balance of $6.5 million to the June 30, 2001 balance of $16.5 million.

      Changes in Allied First Bank's liquidity position are the results from operating, investing and financing activities. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income. The primary investing activities include loan originations, loan repayments and investments in other interest-earning assets. Although financing activities have focused entirely on the generation of deposits, the Federal Home Loan Bank is available for borrowings should the need arise.

      For fiscal 2001, cash provided from operating activities totaled $1.1 million, compared to $1.7 million for fiscal 2000. The decrease in fiscal 2001 was due to a decrease in the provision for loan losses and the sale of loans held for sale offset by an increase in net income. Cash inflows from investing activities totaled $1.3 million in fiscal 2001 compared to cash outflows of $2.0 million in fiscal 2000. This increase was due to loan pay-offs exceeding loan originations. Cash flows from financing activities totaled $7.5 million of cash inflow for fiscal 2001 compared to $106,000 of cash outflow for fiscal 2000. The change was due to the increase in deposits.

CAPITAL

      Consistent with our goal to operate as a sound and profitable financial organization, management actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $4.2million at June 30, 2001, or a ratio of 5.16% of total assets for regulatory purposes. As of June 30, 2001, as a credit union, we did not meet the capital requirements for either the adequately or well-capitalized classifications. The regulatory capital ratio requirement at June 30, 2001 to be considered well-capitalized was 7.00% and to be adequately capitalized was 6.00%. At June 30, 2001, Allied Pilots Association Federal Credit Union was classified as undercapitalized by the National Credit Union Administration, its regulatory agency. Due to being undercapitalized, Allied Pilots Association Federal Credit Union was required to file a net worth restoration plan with the National Credit Union Administration in March 2001. The net worth restoration plan was approved by the National Credit Union Administration. The National Credit Union Administration is responsible for monitoring an institution's ability to comply with its net worth restoration plan. Allied Pilots Association Federal Credit Union was substantially in compliance with its net worth restoration plan at all times. Due to the conversion of our charter to a savings bank, we are no longer under the regulation and supervision of the National Credit Union Administration.

      As discussed in Note 10 - Plan Of Capital Enhancement in our financial statements, the board of directors initiated a two-step plan to improve our capital position. The first step of the plan was to convert Allied Pilots Association Federal Credit Union charter to an Illinois mutual savings bank. In conjunction with the first step of the plan, Allied First Bank issued subordinated capital notes, qualifying as Tier 2 capital, in the amount of $1 million on September 1, 2001, when we converted our charter to an Illinois mutual savings bank. The subordinated capital notes have a term of five years, may be redeemed without any prepayment penalty and have a coupon rate of 8 1/2%. The issuance of the notes was sufficient to qualify Allied First Bank as adequately capitalized. The second step of the plan includes a mutual to stock conversion. The purpose of the mutual to stock conversion is to increase the capital of Allied First Bank in order to enable it to meet the well-capitalized requirements of an FDIC insured institution and to support the future growth of the institution. The subordinated capital notes will be retired upon completion of the stock conversion. This second step is subject to certain regulatory approvals as well as a vote of the membership of Allied First Bank.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations and Statement No. 142 (FAS
142), Goodwill and Other Intangible Assets. FAS 141 addresses financial accounting and reporting for business combinations and requires all business combinations within the scope of the Statement to be accounted for using the purchase method. However, for combinations between two or moremutual enterprises, FAS 141 is not effective until interpretative guidance related to the application of the purchase method to those transactions is issued. FAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Management does not believe these recent accounting pronouncements will have any impact on its operations at this time.

                     EFFECT OF INFLATION AND CHANGING PRICES

      The financial statements and related financial data presented herein have been prepared following accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of Allied First Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                     BUSINESS OF ALLIED FIRST BANCORP, INC.

      Allied First Bank is converting to the stock form of organization and will become a wholly owned subsidiary of Allied First Bancorp, Inc. Allied First Bancorp, Inc. initially will not be an operating company and, after the conversion, is not expected to engage in any significant business activity other than to hold the common stock of Allied First Bank and to invest the funds retained by it.

      Allied First Bancorp, Inc. is not expected to own or lease real or personal property initially, but will instead use the facilities of Allied First Bank. At the present time, Allied First Bancorp, Inc. does not intend to employ any persons, but will utilize the support staff of Allied First Bank as necessary.

                          BUSINESS OF ALLIED FIRST BANK

GENERAL

      Allied First Bank's predecessor, the Allied Pilots Association Federal Credit Union, was established in 1994. The credit union was formed to serve the current and former members of the Allied Pilots Association (which consists of pilots of American Airlines) and their family members. As a credit union, Allied Pilots Association Federal Credit Union was legally restricted to serve only customers who shared a "common bond" such as the pilots and their family members. Unless the context otherwise requires, references to Allied First Bank for the period before September 1, 2001 shall include Allied Pilots Association Federal Credit Union.

      In 1998, the Credit Union Membership Access Act was enacted by the United States Congress. This legislation imposed new capital requirements on all federally insured credit unions by requiring all credit unions to maintain a 7% net worth capital ratio. Any credit union not meeting this well capitalized standard is required to allocate a percentage of its earnings to restricted capital in each calendar quarter in order to meet the requirement. In addition, any credit union with less than 6% is not considered adequately capitalized and is required to submit a net worth restoration plan.

      Allied Pilots Association Federal Credit Union did not meet the new capital requirements due to its recent organization in 1994, although it had continued to increase its capital every year since its founding in accordance with the approval conditions imposed by the National Credit Union Administration when its charter was granted. As a credit union, however, it could only increase its capital ratio through retained earnings or by reducing assets. In management's opinion, neither of these options would provide a capital base sufficient to support the long term growth of the institution. After reviewing its strategic options, including remaining a credit union, the board of directors determined that converting to a mutual savings bank would be the first step to addressing the problem of capital inadequacy since a mutual savings bank could raise capital by converting to stock form. Therefore, after receiving the necessary membership and regulatory approvals, on September 1, 2001, Allied Pilots Association Federal Credit Union converted to a mutual savings bank known as Allied First Bank, sb.

      Our historical principal business consists of attracting retail deposits from the members of the credit union and investing those funds primarily in consumer loans. Our revenues are derived principally from interest on loans. We also generate revenue from fees and other income. Allied First Bank can now serve the general public rather than being limited to serving only the pilots of American Airlines and their family members.

      We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, non-interest bearing demand deposit accounts and time deposit accounts with varied terms ranging from three months to 60 months. We have historically solicited deposits from our members, the largest concentration of which reside in the States of California, Florida, Illinois and Texas, through direct mailings and over the Internet.

MARKET AREA

      As a credit union with a membership base not located in any one geographic area, we did not service any one market area, although about 10% of our members reside in Illinois. We intend to continue to increase our community presence, as well as to serve the former members of Allied Pilots Association Federal Credit Union, by offering a variety of financial services to meet the needs of our customers. We are headquartered in Naperville, Illinois, and have one banking office.

      Historically, due to the geographic dispersion of our customer base, we have offered our products and services through such delivery channels as direct payroll deposit, debit cards, credit cards, 24 hour telephone access, home banking and access through automated teller machines located worldwide. Due to the nature of our historical customer base, we have very limited walk-in traffic and would expect that to continue in the near future until we establish a presence in the community.

LENDING ACTIVITIES

      GENERAL. Our loans carry either a fixed or an adjustable rate of interest. We originate a variety of consumer loans including automobile and recreational vehicle loans, unsecured lines of credit, signature loans, credit cards loans and home equity loans. Historically we have not originated residential first mortgage loans for our own portfolio but rather sell the loans servicing released and without recourse to an investor immediately after funding. These loans are underwritten pursuant to Freddie Mac or Fannie Mae guidelines. We plan, however, to originate one-to-four family first mortgage loans and to retain a portion of the loans in our portfolio. We do originate home equity lines of credit for our portfolio and such loans carry an adjustable rate of interest. We also originate home equity loans for our portfolio and such loans carry a fixed rate of interest. We do not originate commercial loans or commercial real estate loans and do not have any current plans to do so. Mortgage loans generally have a longer term amortization, with principal and interest due each month, than other types of loans. At June 30, 2001, our net loan portfolio totaled $63.5 million, which constituted 77.3% of our total assets.

      As an Illinois savings bank we are generally entitled to lend up to 20% of our unimpaired capital and surplus to any one borrower at a time. The maximum amount which we could have loaned to any one borrower and the borrower's related entities at June 30, 2001 was $845,000. At June 30, 2001, we had no loans or group of loans to related borrowers with outstanding balances in excess of this amount. Our five largest lending relationships at June 30, 2001 were as follows:
(i) a $390,000 variable rate loan secured by a recreational boat, (ii) a home equity line of credit with a $299,000 outstanding balance; (iii) a home equity line of credit with a $214,000 outstanding balance; (iv) a home equity loan of $210,000 and (v) a $192,000 variable rate loan secured by a recreational airplane. At June 30, 2001, all of these loans totaling $1.3 million in the aggregate were performing in accordance with their terms.

      The following table presents information concerning the composition of Allied First Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                June 30,
                                                -------------------------------------------
                                                        2001                   2000
                                                --------------------   --------------------
                                                 AMOUNT     PERCENT     AMOUNT     PERCENT
                                                --------   ---------   --------   ---------
                                                           (Dollars in Thousands)
Loans:
   Vehicle                                       $ 17,140    26.73%   $21,479       32.64%
   Airplane                                         3,136      4.89     3,397         5.16
   Boat                                             4,833      7.54     4,767         7.24
   Signature                                        5,913      9.22     3,193         4.85
   Lines of credit                                 11,118     17.34    12,526        19.03
   Deposit secured                                    228       .35       131          .20
   Home equity                                     16,072     25.06    14,484        22.01
   Credit card                                      5,682      8.87     5,831         8.87
                                                 --------   -------   -------      -------
Total gross loans                                  64,122   100.00%    65,808      100.00%
                                                            ======                 ======
Allowance for loan losses                            (627)               (678)
Net deferred loan costs                                54                  81
                                                 --------             -------

Total loans receivable, net                      $ 63,549             $65,211
                                                 ========             =======

         The following table shows the composition of Allied First Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                                        JUNE 30,
                                                         ---------------------------------------------------------------
                                                                     2001                                2000
                                                         -----------------------------      ----------------------------
                                                           Amount           Percent           Amount           Percent
                                                           ------           -------           ------           -------
                                                                             (Dollars in Thousands)
Fixed-rate loans:
----------------
Vehicle ..............................................   $ 17,140            26.73%          $ 21,479            32.64%
Airplane .............................................      2,352             3.67              2,895             4.40
Boat .................................................      2,912             4.54              3,128             4.75
Signature ............................................      5,913             9.22              3,193             4.85
Lines of Credit ......................................      8,733            13.62              9,673            14.70
Deposit secured ......................................        228              .35                131              .20
Home equity ..........................................      3,935             6.14              3,729             5.67
Credit card ..........................................      5,682             8.86              5,831             8.87
                                                            -----                               -----
  Total fixed-rate loans .............................     46,895                              50,059

Adjustable-rate loans:
----------------------
Airplane .............................................        784             1.22                502              .75
Boat .................................................      1,921             3.00              1,639             2.49
Lines of credit ......................................      2,385             3.72              2,853             4.34
Home Equity ..........................................     12,137            18.93             10,755            16.34
                                                           ------            -----             ------            -----

   Total adjustable-rate loans .......................     17,227                              15,749
                                                           ------                              ------
   Total gross  loans ................................     64,122           100.00%            65,808           100.00%
                                                                            ======                              ======

Net deferred loan costs ..............................         54                                  81
Allowance for loan losses ............................       (627)                               (678)
                                                             ----                                ----
   Total loans receivable, net .......................    $63,549                            $ 65,211
                                                          =======                            ========

      The following schedule illustrates the contractual maturity of Allied First Bank's loan portfolio at June 30, 2001. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                                              Lines      Deposit      Home       Credit
                              Vehicle    Airplane    Boat    Signature      of Credit    Secured    Equity(1)    Card(2)     Total
                              -------    --------    ----    ---------      ---------    -------    ---------    -------     -----
                                                                         (In Thousands)
Amounts due:
One year or less .............$ 7,054     $  727    $1,186     $1,960       $ 3,537       $ 51        $1,130     $ 5,682    $21,327
Over one year to five years .. 10,036      2,049     3,008      3,648         7,478         97         2,620         ---     28,936
Over five years ..............     50        360       639        305           103         80        12,322         ---     13,859
                              -------     ------    ------     ------       -------       ----          --       -------    -------
Total amount due .............$17,140     $3,136    $4,833     $5,913       $11,118       $228       $16,072     $ 5,682     64,122
                              =======     ======    ======     ======       =======       ====       =======     =======    =======

Net deferred loan costs ......                                                                                                   54
Allowance for loan losses ....                                                                                                 (627)
                                                                                                                            -------

Loans receivable, net ........                                                                                              $63,549
                                                                                                                            =======

Due after one year:
Adjustable rate ..............$   ---     $   --    $  ---     $  ---       $   ---      $ ---       $12,140     $   ---    $12,140
Fixed rate ................... 10,086      2,409     3,647      3,953         7,578        177         2,805         ---     30,655
                              -------     ------    ------     ------       -------      -----       -------     -------    -------

Total ........................$10,086     $2,409    $3,647     $3,953       $ 7,581      $ 177       $14,942     $   ---    $42,795
                              =======     ======    ======     ======       =======      =====       =======     =======    =======

-------------------------
(1) Includes VISA home equity loans of $12,016 which require interest only payments for fifteen years and then converts to a fifteen year amortization schedule.

(2) Credit card repayment terms require a minimum payment of 2.2% of the balance or $15, whichever is greater. Due to the revolving credit arrangement, all amounts are show due in one year or less.


      Of our total gross loans of $64.1 million at June 30, 2001, approximately $46.9 million have fixed rates of interest and approximately $17.2 million have adjustable rates of interest.

      CONSUMER LENDING. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. At June 30, 2001, our entire loan portfolio was composed of consumer loans totaling $64.1 million. We offer a variety of secured and unsecured consumer loans, including automobile and recreational vehicle, recreational boat and airplane loans, home equity loans, lines of credit and signature loans, credit card loans, and loans secured by savings deposits.

      A significant component of our consumer lending are loans secured by vehicles (automobiles and recreational vehicles), boats, and airplanes. At June 30, 2001, our vehicle loans totaled $17.1 million or 26.7% of our gross loan portfolio, our boat loans totaled $4.8 million or 7.5% of our gross loan portfolio, and our airplane loans totaled $3.1 million or 4.9% of our gross loan portfolio. Boat and airplane loans have a maximum term of six years for fixed rate loans and 12 years for variable rate loans. Loan to value ratios for boats and airplanes are up to 90% of the sales price. Vehicle loans may be written for up to six years and usually have fixed rates of interest. Loan to value ratios for vehicle loans are up to 100% of the sales price for new vehicles and up to 100% of the value on used vehicles, based on valuation from official guides. We originate such loans only on a direct basis, where Allied First Bank extends credit directly to the borrower. We require the collateral for these loans to be insured and Allied First Bank to be listed as the loss payee on the insurance policy.

      Another significant component of our consumer lending are our home equity loans and home equity lines of credit. Home equity loans secured by second mortgages, together with all prior liens, may have a loan-to-value ratio of up to 125% of the appraised value. These loans are limited to amounts of up to $100,000, in the case of loans with loan-to-value ratios in excess of 80%, have terms of up to 15 years and fixed rates of interest. Our home equity lines of credit may have a loan-to-value ratio of up to 125% of the appraised value. Generally, home equity lines of credit have a 15 year draw period and a repayment period of 15 years. Home equity lines of credit that have a loan-to-value ratio of 80% or less have a variable-rate of interest equal to 0.025% below the prime rate of interest as reported in the WALL STREET JOURNAL. Home equity lines of credit that have a loan-to-value ratio above 80% have a variable-rate of interest equal to 2.75% above the prime rate of interest as reported in the WALL STREET JOURNAL and are limited to $100,000. Allied First Bank does not require a borrower to obtain private mortgage insurance on home equity loans or home equity lines of credit. These loans generally contain a "due on sale" clause allowing us to declare the unpaid principal due and payable upon sale of the security property. At June 30, 2001, home equity loans and lines of credit totaled $16.1 million or 25.1% of our gross loan portfolio. At June 30, 2001, we had a commitment to fund an aggregate of $8.0 million in home equity lines of credit.

      We also originate unsecured revolving lines of credit and signature (personal) loans. Unsecured revolving lines of credit and signature loans are made to borrowers for a variety of personal needs. Unsecured revolving lines of credit are usually limited to a maximum of three times the borrower's monthly gross income. These loans usually have fixed rates but permit the institution to increase or decrease the interest rate upon 30 days advance notice. Any increase or decrease will apply only if there is a subsequent draw. Management reviews the loan file periodically to determine whether the line should remain active. Signature loans are also unsecured and are usually limited to a maximum of $50,000. Signature loans may be written for up to five years and usually have fixed rates of interest. At June 30, 2001, unsecured revolving lines of credit and signature loans totaled $11.1 million or 17.3% of our gross loan portfolio and $5.9 million or 9.2% of our gross loan portfolio, respectively. At June 30, 2001, we had a commitment to fund an aggregate of $43.5 million in lines of credit.

      Allied First Bank also originates credit card loans through its participation as a VISA Card issuer. The interest rate currently charged by Allied First Bank on its credit card loans ranges from 12.3% to 14.9%, and we are permitted to change the interest rate on 30 days advance notice. The processing of bills and payments is contracted to an outside service provider. At June 30, 2001, we had a commitment to fund an aggregate of $21.3 million in credit card loans, which represented the aggregate credit limit on credit cards, and had $5.7 million of credit card loans outstanding, representing 8.9% of our gross loan portfolio.

      Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobile and recreational vehicles, boats and airplanes. In these cases, any repossessed collateral from a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. See "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of consumer loans."

      Historically, we have not originated residential first mortgage loans for our own portfolio, but rather sold the loans with servicing released and without recourse to an investor immediately after funding. These loans have been underwritten pursuant to Freddie Mac and Fannie Mae guidelines. While we will continue to originate one- to four-family first mortgage loans for sale, we plan in the future to retain some residential mortgage loans for our portfolio and also retain the servicing on these loans.

      LOAN ORIGINATIONS, SALES AND REPAYMENTS

      We originate loans through employees located at our office. Referrals from our current customer base and advertisements are also an important source of loan originations. We do not currently use real estate brokers, mortgage loan brokers and builders, but may do so in the future. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans. Demand is affected by competition and the interest rate environment. We have historically not purchased and sold participation interests in loans, but may do so in the future.

      The following table shows the loan origination and repayment activities of Allied First Bank for the periods indicated.

                                                   Years Ended June 30,
                                               ---------------------------
                                                    2001          2000
                                               -------------  ------------
                                                      (In Thousands)
Total loans, beginning of year .................   $65,211      $63,
956
                                                    ------       ------

Originations by type:
---------------------
Adjustable rate:
  Home equity ..................................     3,223        6,269
  Airplane .....................................       599          309
  Boat .........................................       434        1,041
  Lines of credit ..............................         7           69
                                                     -----        -----
    Total adjustable rate ......................     4,263        7,688
Fixed rate:
  First mortgages ..............................    25,662       18,091
  Vehicle ......................................     7,795       10,224
  Airplane .....................................       544        1,410
  Boat .........................................     1,546        1,311
  Signature ....................................     6,507        1,813
  Lines of credit ..............................       433        1,658
  Deposit secured ..............................       267          188
  Home equity ..................................     2,397        4,363
  Credit card ..................................    42,262       42,742
                                                    ------       ------
    Total fixed-rate ...........................    87,413       81,800
                                                    ------       ------
    Total loans originated .....................    91,676       89,488

Sales and repayments:
---------------------
  Principal repayments .........................   (67,700)     (69,296)
  First mortgages sold .........................   (25,662)     (18,891)
                                                   --------     --------
    Total sales and repayments .................   (93,362)     (88,187)
                                                   --------     --------

Changes in net deferred loan costs .............       (27)           2

Changes in allowance for loan losses ...........        51          (48)
                                                   --------     --------

Net loan activity ..............................    (1,662)        1,255
                                                   --------     --------

  Total loans, end of year .....................   $63,549      $ 65,211
                                                   =======      ========

ASSET QUALITY

      When a borrower fails to make a payment on a loan on or before the default date, we mail a delinquency notice to the borrower when the loan is 10 days past due. When the loan is 20 days past due, we mail a subsequent delinquent notice to the borrower. All delinquent accounts are reviewed by loan personnel, who attempt to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the loan becomes more than 30 days delinquent, the collector will generally contact by phone or send a personal letter to the borrower in order to identify the reason for the delinquency. Once the loan becomes more than 30 days delinquent, contact with the borrower is made typically by requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. If an acceptable repayment plan has not been agreed upon, loan personnel will generally refer the account to a collection agency or in the case of a loan secured by real estate to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower a period of time to bring the account current.

      DELINQUENT LOANS. The following table sets forth our loans delinquent 60 - 89 days past due and 90 days and over past due by type, number, amount and percentage of type at June 30, 2001.

                                                                                                        Total Loans Delinquent
                             60 to 89 days past due             90 days and over past due                  60 days and over
                      ----------------------------------   ------------------------------------   ----------------------------------
                                               Percent                                Percent                              Percent
                                               of Loan                                of Loan                              of Loan
                       Number      Amount      Category     Number       Amount      Category      Number      Amount      Category
                      --------    --------    ----------   --------     --------    -----------   --------    --------    ----------
                                                                    (Dollars in Thousands)

Vehicle ..............     1        $ 10         .06%           2          $ 2          .01%           3         $12          .07%
Airplane .............   ---         ---          ---         ---          ---           ---         ---         ---          ---
Boat .................   ---         ---          ---         ---          ---           ---         ---         ---          ---
Signature ............   ---         ---          ---         ---          ---           ---         ---         ---          ---
Lines of credit ......   ---         ---          ---         ---          ---           ---         ---         ---          ---
Deposit secured ......   ---         ---          ---         ---          ---           ---         ---         ---          ---
Home equity ..........   ---         ---          ---         ---          ---           ---         ---         ---          ---
Credit card ..........   ---         ---          ---           1            8          .14            1           8          .14
                         ---         ---          ---         ---          ---                       ---         ---

Total ................     1        $ 10         .02%           3         $ 10          .02%           4        $ 20          .04%
                         ===        ====                      ===         ====                       ===        ====

      NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Non-performing assets consist of non-accrual loans, accruing loans past due 90 days and more, and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and more past due. Generally, all loans past due 90 days and more are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income.

      Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses. At all dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.

                                                             At June 30,
                                                    ----------------------------
                                                        2001            2000
                                                    ------------     -----------
                                                        (Dollars in Thousands)
Non-accruing loans:
   Vehicle ............................................   $    2         $   13
   Airplane ...........................................      ---            ---
   Boat ...............................................      ---            ---
   Signature ..........................................      ---             64
   Lines of credit ....................................      ---            ---
   Deposit secured ....................................      ---            ---
   Home equity ........................................      ---            ---
   Credit cards .......................................        8             29
                                                          ------         ------
     Total ............................................       10            106
                                                          ------         ------

Accruing loans past due 90 days and over:
   Vehicle ............................................      ---            ---
   Airplane ...........................................      ---            ---
   Boat ...............................................      ---            ---
   Signature ..........................................      ---            ---
   Lines of credit ....................................      ---            ---
   Deposit secured ....................................      ---            ---
   Home equity ........................................      ---            ---
   Credit cards .......................................      ---            ---
                                                          ------         ------
     Total ............................................      ---            ---
                                                          ------         ------

Total non-performing loans ............................       10            106
                                                          ------         ------

Foreclosed assets .....................................      ---            ---
                                                          ------         ------

Total non-performing assets ...........................   $   10         $  106
                                                          ======         ======

Allowance for loan losses .............................   $  627         $  678
                                                          ======         ======

Coverage of non-performing loans ...................... 6,270.00%        639.62%
                                                        ========         ======

Non-performing assets as a percentage of total assets..     0.01%          0.14%
                                                        ========         ======

      OTHER LOANS OF CONCERN. In addition to the non-performing assets set forth in the table above, as of June 30, 2001, there was also an aggregate of approximately $9,000 primarily in small balance credit card loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

      CLASSIFIED ASSETS. Regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

      When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Illinois Office of Banks and Real Estate and the FDIC, which may order the establishment of additional general or specific loss allowances.

      In connection with the filing of our periodic reports with the Illinois Office of Banks and Real Estate and the FDIC and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets, at June 30, 2001, we had three loans totalling $10,000 classified as substandard; none as doubtful and none as loss. The total amount of classified assets represented 0.24% of our equity capital and 0.01% of our total assets at June 30, 2001.

      ALLOWANCE FOR LOAN LOSSES. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the ratio analysis and specific allowances for identified problem loans. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans. The allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

      The appropriateness of the allowance is reviewed and established by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Management reviews these conditions monthly. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

      Management also evaluates the adequacy of the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. For all specifically reviewed loans for which it is probable that Allied First Bank will be unable to collect all amounts due according to the terms of the loan agreement, Allied First Bank determines impairment by computing a fair value either based on discounted cash flows using the loan's initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans that are collectively evaluated for impairment and are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

      Because the allowance for loan losses is based on estimates of losses inherent in the loan portfolio, actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available. In addition, management's determination as to the amount of our allowance for loan losses is subject to review by the Illinois Office of Banks and Real Estate and the FDIC, which may require the establishment of additional general or specific allowances based upon their judgment of the information available to them at the time of their examination of Allied First Bank.

      At June 30, 2001, our allowance for loan losses was $627,000 or .98% of the total loan portfolio and approximately 6,270% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolio.

      The following table sets forth an analysis of our allowance for loan losses.

                                                                        Years Ended June 30, 2000
                                                                      -----------------------------
                                                                           2001              2000
                                                                      -------------      ----------
                                                                         (Dollars in Thousands)
Total gross loans outstanding (at end of period) ....................  $     64,122      $   65,808
                                                                       ============      ==========

Average total loans outstanding .....................................  $     64,889      $   65,892
                                                                       ============      ==========

Allowance for loan losses, beginning of period ......................  $        678      $      630

Loan charge-offs:
   Vehicle ..........................................................             3             ---
   Airplane .........................................................            90             227
   Boat .............................................................           ---             ---
   Signature ........................................................           143             187
   Lines of credit ..................................................            30             ---
   Credit cards .....................................................            65              23
   Home equity ......................................................           ---             ---
   Deposit secured ..................................................           ---             ---
                                                                      -------------      ----------
        Total loan charge-offs ......................................           331             437
                                                                      -------------      ----------

Loan recoveries:
   Vehicle ..........................................................             1             ---
   Airplane .........................................................             7              19
   Boat .............................................................           ---             ---
   Signature ........................................................            11              14
   Lines of credit ..................................................             2               1
   Credit cards .....................................................             4               2
   Home equity ......................................................           ---             ---
   Deposit secured                                                              ---             ---
                                                                      -------------      ----------
        Total loan recoveries .......................................            25              36
                                                                      -------------      ----------

Net loan charge-offs ................................................           306             401
Provision charged to operations .....................................           254             450
                                                                      -------------      ----------

Allowance for loan losses, end of period ............................ $         627      $      678
                                                                      =============      ==========

Ratio of net loan charge-offs during the period
   to average loans outstanding .....................................         0.47%           0.61%
                                                                      ============       =========

Provision as a percentage of average loans ..........................         0.39%           0.68%
                                                                      ============       =========

Allowance as a percentage of total gross loans ......................         0.98%           1.03%
                                                                      ============       =========

      The distribution of the allowance for losses on loans at the dates indicated is summarized as follows.

                                                          At June 30,
                                     -----------------------------------------------------
                                                2001                       2000
                                     -------------------------  --------------------------
                                                  Percent of                  Percent of
                                                   Loans in                    Loans in
                                                     Each                        Each
                                                   Category                    Category
                                                   to Total                    to Total
                                      Amount     Gross Loans      Amount     Gross Loans
                                     --------   -------------    --------   --------------
                                                     (Dollars in Thousands)

Vehicle ......................        $  17         26.73%        $  30          32.64%

Airplane .....................          134          4.89           200           5.16

Boat .........................            7          7.54             7           7.24

Signature ....................          222          9.22           140           4.85

Deposit secured ..............          ---           .35           ---            .20

Lines of credit ..............           81         17.34            91          19.03

Home equity ..................           80         25.06            72          22.01

Credit cards ................            44          8.87            50           8.87

Unallocated ..................           42           N/A            88           N/A
                                      -----           ---         -----           ---

   TOTAL .....................        $ 627        100.00%        $ 678        100.00%
                                      =====        ======         =====        ======

INVESTMENT ACTIVITIES

      Allied First Bank is authorized to invest in various types of liquid assets, including obligations of, or guaranteed by the United States or the State of Illinois, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, Illinois savings banks may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings bank is otherwise authorized to make directly. See "How We Are Regulated - Allied First Bank" for a discussion of additional restrictions on our investment activities.

      The President of Allied First Bank has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the executive committee. The President considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

      The current objectives of any future investment portfolio would be to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

      We do not currently have any investment securities other than Federal Home Loan Bank stock. We do not own any securities available for sale or held to maturity. At June 30, 2001, we had $237,000 in Federal Home Loan Bank stock.

      Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. Statement of Financial Accounting Standards No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Allied First Bank does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

SOURCES OF FUNDS

      GENERAL. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investments and funds provided from operations.

      DEPOSITS. We offer a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms. Our deposits consist of time deposit accounts, savings, money market and demand deposit accounts. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. We solicit deposits in our market area and among our member pilots.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

      The following table sets forth the dollar amount of deposits in the various types of deposit programs we offered at the dates indicated.

                                                                                June 30,
                                                     -------------------------------------------------------------------
                                                                    2001                             2000
                                                     ---------------------------------  --------------------------------
                                                            AMOUNT         PERCENT          AMOUNT           PERCENT
                                                            ------         -------          ------           -------
                                                                            (Dollars in Thousands)

Checking accounts ...................................     $  8,799           11.33%       $  7,686           10.96%
Savings accounts ....................................       12,554            16.17         12,310            17.56
Money market accounts ...............................       37,486            48.29         32,365            46.17

Time deposits:

    0.00 to 4.84% ...................................          165             0.21            ---              ---
    4.85 to 5.60% ...................................        2,616             3.37          3,311             4.72
    5.61 to 6.34% ...................................        3,818             4.92          4,943             7.05
    6.35 to 7.09% ...................................        9,452            12.18          8,926            12.73
    7.10 to 7.80%                                            2,744             3.53            565              .81
                                                          --------          -------       --------          -------
      Total time deposits ...........................       18,795            24.21         17,745            25.31
                                                          --------          -------       --------          -------
    Total deposits ..................................     $ 77,634           100.00%      $ 70,106           100.00%
                                                          ========          =======       ========          =======

      The following table shows rate and maturity information for Allied First Bank's time deposits as of June 30, 2001.

                                                  Amount Due For 12 Month Period Ended June 30,
                              --------------------------------------------------------------------------------------
                                   2002          2003          2004          2005          2006          TOTAL
                                   ----          ----          ----          ----          ----          -----
                                                                 (In Thousands)
Interest Rate

0.00 - 4.84% .................    $  165        $  ---        $  ---        $  ---        $  ---        $   165
4.85 - 5.60% .................     2,353           206            47            10           ---          2,616
5.61 - 6.34% .................     2,218           629           286           154           531          3,818
6.35 - 7.09% .................     5,084         3,261            84           518           505          9,452
7.10 - 7.80% .................       ---           202         1,216           506           820          2,744
                                  ------        ------        ------        ------        ------        -------
  Total ......................    $9,820        $4,298        $1,633        $1,188        $1,856        $18,795
                                  ======        ======        ======        ======        ======        =======

      The following table indicates the amount of Allied First Bank's certificates of deposit and other deposits by time remaining until maturity as of June 30, 2001.

                                                                             Maturity
                                                       ----------------------------------------------------
                                                                     Over        Over       Over
                                                        3 Months    3 to 6     6 to 12   12 months
                                                        or Less      Months     Months   ---------   Total
                                                       ----------  ---------  ---------             -------
                                                                           (In Thousands)

Certificates of deposit less than $100,000 ..........  $    2,010  $     298  $     965  $   2,335  $ 5,608
Certificates of deposit of $100,000 or more .........         119      3,146      3,282      6,640   13,187
                                                       ----------  ---------  ---------  ---------  -------

Total certificates of deposit .......................  $    2,129  $   3,444  $   4,247  $   8,975  $18,795
                                                       ==========  =========  =========  =========  =======

      BORROWINGS. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. We have not historically used borrowings as a source of funds.

      We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of our mortgage loans. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At June 30, 2001 we had no borrowings from any source.

      We have also maintained a line of credit with our corporate credit union in the amount of $6 million which we utilized infrequently during fiscal 2001. At June 30, 2001, Allied First Bank had no borrowings from this source. This credit facility will no longer be available since our membership has been terminated due to our charter conversion.

SUBSIDIARY AND OTHER ACTIVITIES

      Allied First Bank does not have any subsidiaries.

COMPETITION

      We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

      We attract all of our deposits through our single location. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community as well as where our customers reside in other parts of the United States, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. We offer products and services through a variety of delivery channels including direct payroll deposit, debit cards, credit cards, 24 hour telephone access, home banking and access through automated teller machines located worldwide. As of June 30, 2001, we held less than 1% of the deposits in our primary market area.

EMPLOYEES

      At June 30, 2001, we had a total of 20 employees, including 3 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

PROPERTIES

      At June 30, 2001, we had one office, 5,200 square feet, which we lease. Our lease expires in January 2003. The net book value of our investment in equipment and fixtures, excluding computer equipment, was approximately $26,000 at June 30, 2001.

      We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of Allied First Bank and Allied First Bancorp, Inc.

      We utilize a third party service provider to maintain our data base of depositor and borrower customer information. The net book value of the data processing and computer equipment utilized by us at June 30, 2001 was approximately $56,000.

LEGAL PROCEEDINGS

      From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of such litigation.

                                   MANAGEMENT

MANAGEMENT OF ALLIED FIRST BANCORP, INC.

      The board of directors of Allied First Bancorp, Inc. consists of the same individuals who currently serve as directors of Allied First Bank. The board of directors of Allied First Bancorp, Inc. is divided into three classes, as equal as possible. The directors are elected by the stockholders of Allied First Bancorp, Inc. for three year terms, or until their successors are elected. One class of directors, consisting of William G. McKeown and Kenneth L. Bertrand, has a term of office expiring at the first annual meeting of stockholders. A second class, consisting of Frank K. Voris and Brien J. Nagle, has a term of office expiring at the second annual meeting of stockholders. The third class, consisting of John G. Maxwell, Jr., who will serve as chairman of the board, and Paul F. Renneisen, has a term of office expiring at the third annual meeting of stockholders.

      The following individuals are the executive officers of Allied First Bancorp, Inc. and hold the office set forth below opposite their name.

      Executive                      Position Held
      ---------                      -------------
      Kenneth L. Bertrand            President and Chief Executive Officer
      Brian K. Weiss                 Vice President and Chief Financial Officer

      Executive officers of Allied First Bancorp, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

      Information concerning the principal occupations, employment and compensation of the directors and executive officers of Allied First Bancorp, Inc. is set forth under "- Management of Allied First Bank." Directors of Allied First Bancorp, Inc. initially will not be compensated by Allied First Bancorp, Inc. It is not anticipated that separate compensation will be paid to directors of Allied First Bancorp, Inc. until such time as these persons devote significant time to the separate management of Allied First Bancorp, Inc. affairs, which is not expected to occur until Allied First Bancorp, Inc. becomes actively engaged in additional businesses other than holding the stock of Allied First Bank. Allied First Bancorp, Inc. may determine that such compensation is appropriate in the future.

MANAGEMENT OF ALLIED FIRST BANK

      Because Allied First Bank is a mutual savings bank, its members have the right to elect its board of directors. Upon completion of the conversion, the directors of Allied First Bank immediately prior to the conversion will continue to serve as directors of Allied First Bank in stock form. The board of directors of Allied First Bank in stock form will consist of six directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because Allied First Bancorp, Inc. will own all the issued and outstanding capital stock of Allied First Bank following the conversion, the board of directors of Allied First Bancorp, Inc. will elect the directors of Allied First Bank.

      The following table sets forth information regarding the board of directors of Allied First Bank as of June 30, 2001.

                                                                                Term of
                                    Positions Held With            Director     Office
           Name               Age   Allied First Bank              Since(1)     Expires
-------------------------    -----  ----------------------------  ----------   ---------
William G. McKeown            53    Director                         1994         2002
Kenneth L. Bertrand           44    President, Chief Executive       1996         2002
                                    Officer and Director
Frank K. Voris                61    Director                         2001         2003
Brien J. Nagle                51    Director                         2001         2003
John G. Maxwell, Jr.          56    Director and                     1994         2004
                                       Chairman of the Board
Paul F. Renneisen             47    Director                         1994         2004
-------------------------

(1) Includes time as a director of Allied Pilots Association Federal Credit Union with the exception of Messrs. Nagle and Voris.

      The business experience of each director for at least the past five years is set forth below.

      KENNETH L. BERTRAND. Mr. Bertrand has served as President and Chief Executive Officer of Allied First Bank and its predecessor Allied Pilots Association Federal Credit Union since its founding in 1994. Prior to joining the credit union, he served as Vice President and Chief Operating Officer of Zenith Federal Credit Union and served in various capacities during his 12 year tenure. He is a certified public accountant in the State of Illinois.

      WILLIAM G. MCKEOWN. Mr. McKeown has been employed as a pilot with American Airlines since 1985.

      FRANK K. VORIS. Mr. Voris served as an Executive Vice President and the Chief Operating Officer of Merchants National Bank of Aurora, located in Aurora, Illinois, from 1985 until 2000 when the bank was acquired by Old Kent Financial, Inc.

      BRIEN J. NAGLE. Mr. Nagle has been a partner is the law firm of Nagle & Higgins, P.C., located in Naperville, Illinois, since 1992. Mr. Nagle served as a Director of Old Kent Bank located in Elmhurst, Illinois from 1988 to 1998.

      JOHN G. MAXWELL, JR. Mr. Maxwell has been employed as a pilot with American Airlines since 1987.

      PAUL F. RENNEISEN. Mr. Renneisen has been employed as a pilot with American Airlines since 1985. He is a certified public accountant in the state of Florida.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      Each of the executive officers of Allied First Bank will retain office following the conversion. Officers are elected annually by the board of directors. The business experience for at least the past five years for each of the executive officers of Allied First Bank who do not serve as directors is set forth below.

      BRIAN K. WEISS. Mr. Weiss, age 32, serves as vice president and chief financial officer. Mr. Weiss has been employed by Allied First Bank since 1995. Prior to joining Allied First Bank, Mr. Weiss was employed as a loan officer by Alumni Mortgage in Naperville, Illinois for two years. He is a certified public accountant in the State of Illinois.

      EUGENE M. O' SULLIVAN. Mr. O'Sullivan, age 46, joined Allied First Bank in 1996 as manager for member services. He was named vice president for operations in 1998. Prior to joining the credit union he served in various capacities with Covest Bank in Des Plaines, Illinois from 1976 to 1996.

      MITCHELL D. TRIER. Mr. Trier, age 38, has served as vice president for lending since 1996. Prior to joining the credit union, he served as assistant vice president for lending for Harris Bank in Chicago, Illinois from 1991 to 1996.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      Our board of directors meets monthly. During the fiscal year ended June 30, 2001, the board of directors held 12 meetings. No director attended fewer than 80% of the total meetings of the board of directors and committees on which such board member served during this period.

      We currently have standing Audit, Loan, Compensation and Executive Committees. We do not have a standing Nominating Committee; rather, the Executive Committee performs this function.

      The Audit Committee is comprised of Messrs. Renneisen, McKeown and Voris. The Audit Committee meets semi-annually or more frequently as needed. This committee oversees the audit and loan review activities of Allied First Bank. The committee recommends the independent auditors and reviews the audit report prepared by the independent auditors. Prior to the conversion of Allied Pilots Association Federal Credit Union to a mutual savings bank, this function was carried out by the Supervisory Committee. This committee met one time in fiscal 2001.

      The Loan Committee consists of the entire Board and oversees all loan activities. The committee approves all loans that exceed management's loan authority, periodically reviews loans within the officer's loan authority and reviews all past due loans on a monthly basis. This committee meets monthly or more frequently as needed. This committee of the credit union did not meet in fiscal 2001.

      The Executive Committee is comprised of Messrs. Maxwell, Bertrand and Voris with Mr. Maxwell serving as chairman. The committee meets on an as needed basis. The committee is generally authorized to oversee management or special projects on behalf of the full board of directors. The Executive Committee of the credit union did not meet in fiscal 2001.

      The Compensation Committee is composed of Messrs. McKeown, Nagle and Voris. The committee makes recommendations on employee compensation. This committee will meet at least semi-annually. The Compensation Committee of the credit union did not meet in fiscal 2001.

DIRECTORS' COMPENSATION

      As required by federal law, the members of the board of directors of Allied Pilots Association Federal Credit Union did not receive any compensation for their services except for reimbursement of travel expenses. This policy will be continued by Allied First Bank and the members of Allied First Bank's board of directors will not, for at least a period of one year, initially receive any compensation for their services except for reimbursement of travel expenses. Allied First Bank may determine in the future, however, to compensate its directors consistent with standards in the banking industry.

EXECUTIVE COMPENSATION

      The following table sets forth a summary of information concerning the compensation paid by Allied First Bank, including amounts deferred to future periods, for services rendered in all capacities during the year ended June 30, 2001 to the President and Chief Executive Officer of Allied First Bank. No other officer of Allied First Bank received salary and bonus exceeding $100,000.

                           SUMMARY COMPENSATION TABLE
                           --------------------------
                                                                                                   Long Term
                                                                                                  Compensation
                                                            Annual Compensation                      Awards
                                                     ----------------------------------     -----------------------
                                                                              Other          Restricted
                                                                             Annual            Stock                    All Other
                                         Fiscal                           Compensation         Award       Options       Compen-
     Name and Principal Position          Year         Salary      Bonus      ($)(1)          ($)(2)       (#)(2)       sation(3)
--------------------------------------  --------     ----------  -------- ------------      ------------  ---------   --------------


Kenneth L. Bertrand                       2001        $115,000    13,320        ---             ---           ---         $25,201
President and Chief Executive
Officer

-------------
(1) This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individual's salary and bonus.

(2) As a mutual institution, Allied First Bank does not have any stock option or restricted stock plans. Allied First Bancorp, Inc. may however, adopt such plans, but in no event earlier than one year following the conversion. See "- Benefits -- Stock Benefit Plan."

(3) Amount represents contribution under Allied First Bank's pension plan in the amount of $13,302, a 401(k) plan contribution of $4,399 and a contribution of $7,500 under a non-qualified deferred compensation plan.

BENEFITS

      GENERAL. Allied First Bank currently provides health and welfare benefits to its employees, including hospitalization and comprehensive medical insurance, subject to deductibles and copayments by employees.

      401(K) PLAN. Allied First Bank provides its employees a qualified, tax-exempt pension plan with a "cash-or-deferred arrangement" qualifying under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Employees who have attained age 18 and who have completed one year of employment, during, which they worked at least 1,000 hours, are eligible to participate in the 401(k) Plan as of the first day of the month following their eligible date. Eligible employee are permitted to contribute up to 10% of their compensation to the 401(k) Plan on a pre-tax basis, up to a maximum of $10,500. The Allied First Bank matches 50% of each participant's salary reduction contribution to the 401(k) Plan.

      Participants contribution to the 401(k) Plan are fully and immediately vested, whereas contributions by Allied First Bank vest over a five year period. Withdrawals are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reasons of proven financial hardship. With certain limitation, participants may make withdrawals from their accounts while actively employed. Upon termination of employment, the participant's accounts will be distributed, unless he or she elects to defer the payment.

      The 401(k) Plan may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries.

      PENSION PLAN. Allied First Bank makes available to all full-time employees who have attained the age of 18 and completed at least one year of service with the institution, a defined contribution pension plan. Allied First Bank may contribute up to 15% of the employee's compensation to the plan, and such contributions vest over a five year period. The pension plan provides for monthly payments to or on behalf of each covered employee upon the employee's retirement at age 65.

      STAFF BONUS PLAN. Allied First Bank maintains a bonus plan for vice presidents and above. They are eligible for a bonus up to 5% of their salary, excluding President Bertrand. All other employees are eligible for such bonuses as are granted by the board of directors.

      STOCK BENEFIT PLANS. In the future, we may adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan will have reserved a number of shares equal to at least 10% of the Allied First Bancorp, Inc. common stock sold in the conversion, and the restricted stock plan will have reserved a number of shares equal to at least 4% of the Allied First Bancorp, Inc. common stock sold in the conversion subject, if applicable, to regulatory limitations. Grants of stock options will be made at a price equal to 100% of the market value on the date of grant. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient.

      If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. Any stock option plan or restricted stock plan will not be submitted to stockholders for approval or implemented less than one year after the date of the completion of the stock conversion. If such plans are approved, and effected, they will have a dilutive effect on Allied First Bancorp, Inc. stockholders as well as affect Allied First Bancorp, Inc.'s net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented.

      EMPLOYMENT AGREEMENT FOR KENNETH L. BERTRAND. In connection with the stock conversion, Allied First Bank intends to enter into a three-year employment agreement with Mr. Bertrand, which will replace his existing agreement. Under the employment agreement, the initial salary level will be Mr. Bertrand's current salary of $119,000, and the agreement also provides for equitable participation by Mr. Bertrand in Allied First Bank's employee benefit plans. The agreement may be terminated by Allied First Bank at any time or by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status. In the event that Mr. Bertrand's employment is terminated without cause or upon his voluntary termination following the occurrence of an event described in the preceding sentence, Allied First Bank would be required to pay to Mr. Bertrand his current cash compensation and continuation of health benefits for a period of one year following his termination

LOANS AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

      Allied First Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans and forgiveness of loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board.

      All loans we make to our directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Allied First Bank. Loans to all directors and executive officers and their associates totaled approximately $140,000 at June 30, 2001, which was 3.3% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2001.

                              HOW WE ARE REGULATED

      Set forth below is a brief description of certain laws and regulations which are applicable to Allied First Bancorp, Inc. and Allied First Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

      Legislation is introduced from time to time in the United States Congress that may affect the operations of Allied First Bancorp, Inc. and Allied First Bank. In addition, the regulations governing Allied First Bancorp, Inc. and Allied First Bank may be amended from time to time by the Federal Reserve Board, the Illinois Office of Banks and Real Estate and the FDIC. Any such legislation or regulatory changes in the future could adversely affect Allied First Bancorp, Inc. or Allied First Bank. No assurance can be given as to whether or in what form any such changes may occur.

GENERAL

      Allied First Bank, as an Illinois chartered savings bank, is subject to extensive regulation and oversight by the Illinois Office of Banks and Real Estate and the FDIC extending to all aspects of its operations. Allied First Bank also is subject to regulation and examination by the FDIC, as its Federal regulator, and which insures the deposits of Allied First Bank to the maximum extent permitted by law. It is also subject to requirements established by the Federal Reserve Board. State chartered savings banks are required to file periodic reports with the Illinois Office of Banks and Real Estate and the FDIC and are subject to periodic examinations by the Illinois Office of Banks and Real Estate and the FDIC. The investment and lending authority of savings banks are prescribed by state and federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders. This regulatory oversight will continue to apply to Allied First Bank following the reorganization.

ALLIED FIRST BANCORP, INC.

      Following the conversion, Allied First Bancorp, Inc, will be a bank holding company with the powers of a financial holding company. A bank holding company must obtain Federal Reserve Board approval before; (i) acquiring, directly or indirectly, ownership of control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

      Additionally, a bank holding company may not, with certain exceptions, acquire direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or a bank holding company, or engage directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company, performing certain data processing operations; providing certain investment and financial advice, and leasing property on a full-payout, non-operating basis. As a financial holding company, Allied First Bancorp may also engage in insurance and securities underwriting. Allied First Bancorp has no plans to engage in these activities, but may do so in the future.

      Further, under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy, the Federal Reserve Board may require, and has required in the past, a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

      The Federal Reserve Board has established capital requirements for bank holding companies that generally parallel the capital requirements for FDIC insured depository institutions banks. For bank holding companies with consolidated assets of less that $150 million, such as Allied First Bancorp, Inc. compliance is measured on a bank-only basis.

ALLIED FIRST BANK

      The Illinois Office of Banks and Real Estate has extensive authority over the operations of Illinois savings banks. As part of this authority, Allied First Bank is required to file periodic reports with the Illinois Office of Banks and Real Estate and is subject to periodic examination by the Illinois Office of Banks and Real Estate and the FDIC, as its Federal regulator. When these examinations are conducted by the Illinois Office of Banks and Real Estate and the FDIC, the examiners may require Allied First Bank to provide for higher general or specific loan loss reserves. All savings institutions are subject to an annual assessment, based upon the savings bank's total assets, to fund the operations of the Illinois Office of Banks and Real Estate.

      The Illinois Office of Banks and Real Estate and the FDIC also have extensive enforcement authority over all Illinois savings banks, including Allied First Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the agencies. Except under certain circumstances, public disclosure of final enforcement actions by the FDIC is required.

      In addition, the investment, lending and branching authority of Allied First Bank is prescribed by Illinois and federal laws and it is prohibited from engaging in any activities not permitted by such laws. Allied First Bank is in compliance with the noted restrictions.

      Allied First Bank's general permissible lending limit for loans-to-one-borrower is equal to 20% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 30% of unimpaired capital and surplus). At June 30, 2001, Allied First Bank's lending limit under this restriction was $845,000. Allied First Bank is in compliance with the loans-to-one-borrower limitation.

      The FDIC, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

      Allied First Bank is a member of the Bank Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or the Bank Insurance Fund.

      The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

      The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Bank Insurance Fund will be less than the designated reserve ratio of 1.25% of Bank Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC.

      Since January 1, 1997, the premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions has ranged from 0 to 27 basis points. However, Savings Association Insurance Fund and Bank Insurance Fund insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to approximately 2 basis points for each $100 in domestic deposits. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits, will continue until the bonds mature in the year 2017.

REGULATORY CAPITAL REQUIREMENTS

      Federally insured savings banks, such as Allied First Bank, are required to maintain a minimum level of regulatory capital under Federal law. The FDIC has established capital standards, including a leverage ratio or Tier 1 capital requirement, a Tier 1 risked-based capital requirement and a risk-based capital requirement applicable to its regulated banks. The FDIC is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

      The capital standards require Tier 1 capital equal to at least 4.0% of adjusted total assets unless its supervisory condition is such to allow it to maintain a 3.0% ratio. Tier 1 capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights and purchased credit card relationships, must be deducted from Tier 1 capital for calculating compliance with the requirement. At June 30, 2001, Allied First Bank had no intangible assets.

      At June 30, 2001, Allied First Bank had Tier 1 capital equal to $4.2 million, or 5.2% of adjusted total assets, which is $956,355 above the minimum requirement of 4.0% in effect on that date.

      The FDIC also requires its regulated banks to maintain a Tier 1 risk-based capital ratio of 4%. At June 30, 2001, Allied First Bank had a Tier 1 risked based capital ratio of 6.2%, which was $1.5 million above the 4% requirement in effect on that date.

      The FDIC also requires its regulated banks to maintain total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The FDIC is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, a 50% risk weight has been assigned prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

      On June 30, 2001, Allied First Bank had total risk-based capital of $4.9 million and risk-weighted assets of $68.9 million; or total capital of 7.1% of risk-weighted assets. This amount was $643,369 under the 8% requirement in effect on that date. On September 1, 2001, however, Allied First Bank had a risked-based capital of $6.0 million or a ratio of 8.6% or $422,849 above the minimum on that date as a result of the issuance of the subordinated notes in the principal amount of $1 million. Allied First Bank also had Tier 1 capital of $4.3 million or a ratio of 5.3% and a Tier 1 risked based capital of 6.2% on that date. As a result on September 1, 2001, Allied First Bank met all the minimum capital requirements of the FDIC and was considered adequately capitalized. See "How We Intend to Use the Proceeds."

      The FDIC is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet their capital requirements. The FDIC is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the FDIC may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The FDIC is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

      As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

      Any savings bank that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered "significantly undercapitalized" must be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2.0% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the FDIC must be appointed as a receiver, or conservator, for a savings bank, with certain limited exceptions, within 90 days after it becomes critically undercapitalized.

      The FDIC is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

      The imposition by the Illinois Office of Banks and Real Estate or the FDIC of any of these measures on Allied First Bank may have a substantial adverse effect on its operations and profitability.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

      Under Illinois law, a savings bank my pay dividends without prior regulatory approval in an amount not exceeding its net profits in any one calendar year. Dividends in excess of such amount require approval of the Illinois Office of Banks and Real Estate. The savings bank may not pay dividends if it is under capitalized.

COMMUNITY REINVESTMENT ACT

      Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the FDIC, in connection with the examination of Allied First Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Allied First Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the FDIC. Allied First Bank has not yet been examined for Community Reinvestment Act compliance.

TRANSACTIONS WITH AFFILIATES

      Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Allied First Bank include Allied First Bancorp, Inc. and any company which is under common control with Allied First Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

      Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the FDIC. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

FEDERAL SECURITIES LAW

      The stock of Allied First Bancorp, Inc. is registered with the SEC under the Securities Exchange Act of 1934, as amended. Allied First Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

      Allied First Bancorp, Inc. stock held by persons who are affiliates of Allied First Bancorp, Inc. may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If Allied First Bancorp, Inc. meets specified current public information requirements, each affiliate of Allied First Bancorp, Inc. will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

FEDERAL RESERVE SYSTEM

      The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At June 30, 2001, Allied First Bank was in compliance with these reserve requirements. Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM

      Allied First Bank is a member of the Federal Home Loan Bank of Chicago. It is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

      As a member, Allied First Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Chicago. At June 30, 2001, Allied First Bank had $237,125 in Federal Home Loan Bank stock, which was in compliance with this requirement. For fiscal year ended June 30, 2001, such dividends have averaged 7.1%.

      Under federal law the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Allied First Bank's Federal Home Loan Bank stock may result in a corresponding reduction in Allied First Bank's capital.

      For the fiscal year ended June 30, 2001, Allied First Bank recorded $16,288 in dividends paid by the Federal Home Loan Bank of Chicago.

                                    TAXATION

FEDERAL TAXATION

      GENERAL. Allied First Bancorp, Inc. and Allied First Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Allied First Bancorp, Inc. or Allied First Bank. On September 1, 2001, Allied Pilots Association Federal Credit Union converted its credit union charter to a state savings bank charter. Prior to the conversion, the institution was described in Internal Revenue Code Section 501(c)(14) and was not generally subject to corporate income taxation. Subsequent to the charter conversion, the institution will be considered a financial institution described in Internal Revenue Code
Section 581 and will be subject to federal (generally 34%) corporate income taxes. The institution will compute certain items differently in calculating its taxable income than it will for computing income for financial statement purposes. Common differences for a financial institution include but are note limited to the computation of bad debts, depreciation, accretion income and loan fees. The institution may also be subject to the corporate alternative minimum tax which is assessed at a 20% rate. Allied First Bank has never filed a federal income tax return since it has yet to complete a tax year. For federal income tax purposes, Allied First Bank will report its income and expenses on the accrual method of accounting and use a fiscal year ending on June 30 for purposes of filing its federal income tax return.

      Following the conversion, Allied First Bancorp, Inc. anticipates that it will file a consolidated federal income tax return with Allied First Bank commencing with the first taxable year after completion of the conversion. Accordingly, it is anticipated that any cash distributions made by Allied First Bancorp, Inc. to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

      MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Allied First Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

      CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Allied First Bancorp, Inc. may eliminate from its income dividends received from Allied First Bank as a wholly owned subsidiary of Allied First Bancorp, Inc. if it elects to file a consolidated return with Allied First Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

STATE TAXATION

      For Illinois income tax purposes, the Bank is taxed at an effective rate equal to 7.18% of Illinois taxable income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations).

                           RESTRICTIONS ON ACQUISITION
               OF ALLIED FIRST BANCORP, INC. AND ALLIED FIRST BANK

      The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Allied First Bancorp, Inc., Allied First Bank or their respective capital stock are described below. Also discussed are certain provisions in Allied First Bancorp, Inc.'s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Allied First Bancorp, Inc.

FEDERAL LAW

      The regulations of the Federal Reserve Board provide that no person, acting directly or indirectly or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. In addition, any company that acquires such control must receive prior approval of the Federal Reserve Board and is subject to registration, inspection and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the company or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The Federal Reserve Board may prohibit an acquisition of control if:

      o     it would result in a monopoly or substantially lessen competition;

      o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

      o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

      For a period of three years following completion of the conversion, Illinois Office of Banks and Real Estate regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Allied First Bancorp, Inc. or Allied First Bank without approval of such agency.

ARTICLES OF INCORPORATION AND BYLAWS OF ALLIED FIRST BANCORP, INC.

      The following discussion is a summary of certain provisions of the articles of incorporation and bylaws of Allied First Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the articles of incorporation and bylaws.

      DIRECTORS. Certain provisions of Allied First Bancorp, Inc.'s articles of incorporation and bylaws will impede changes in majority control of the board of directors. Allied First Bancorp, Inc.'s articles of incorporation provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a board of three directors or more, it would take two annual elections to replace a majority of Allied First Bancorp, Inc.'s board. Allied First Bancorp, Inc.'s articles of incorporation also provides that the size of the board of directors may be increased or decreased only by a majority vote of the whole board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

      The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

      RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The articles of incorporation of Allied First Bancorp, Inc. provide that a special meeting of stockholders may be called only through a resolution of the board of directors and only for business as directed by the board. Stockholders are not authorized to call a special meeting.

      ABSENCE OF CUMULATIVE VOTING. Allied First Bancorp, Inc.'s articles of incorporation do not provide for cumulative voting rights in the election of directors.

      AUTHORIZATION OF PREFERRED STOCK. The articles of incorporation of Allied First Bancorp, Inc. authorizes 2,000,000 shares of serial preferred stock, $.01 par value. Allied First Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights, which could be multiple or as a separate class, and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of Allied First Bancorp, Inc. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If Allied First Bancorp, Inc. issued any preferred stock which disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the board deems to be in the best interests of Allied First Bancorp, Inc. and its stockholders.

      LIMITATION ON VOTING RIGHTS. The articles of incorporation of Allied First Bancorp, Inc. provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This limitation would not stop any person from soliciting or voting proxies from other beneficial owners for more than 10% of the common stock. This includes shares beneficially owned by any affiliate of a person, shares which a person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which a person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by directors, officers and employees of Allied First Bank or Allied First Bancorp, Inc. This provision will be enforced by the board of directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

      PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. Allied First Bancorp, Inc.'s articles of incorporation require that certain business combinations, including transactions initiated by management, between Allied First Bancorp, Inc., or any majority-owned subsidiary thereof, and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of Allied First Bancorp, Inc., (ii) be approved by two-thirds of the board of directors (I.E., persons serving prior to the 10% stockholder reaching that ownership level) or (iii) involve consideration per share generally equal to that paid by the 10% stockholder when it acquired its block of stock.

      It should be noted that, since the board and management intend to purchase approximately 12.89% of the shares offered in the conversion at the maximum of the estimated offering range and may control the voting of additional shares through the employee stock ownership plan and proposed restricted stock plan and stock option plan, the board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

      AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS. Amendments to Allied First Bancorp, Inc.'s articles of incorporation must be approved by Allied First Bancorp, Inc.'s board of Directors and also by a majority of the outstanding shares of Allied First Bancorp, Inc.'s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for amendment of certain provisions, including provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation.

      The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

      PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF ALLIED FIRST BANCORP, INC.'S ARTICLES OF INCORPORATION AND BYLAWS. We believe that the provisions described above are prudent and will reduce Allied First Bancorp, Inc.'s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interest of Allied First Bank and of Allied First Bancorp, Inc. Allied First Bancorp, Inc.'s board will be in the best position to determine the true value of Allied First Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, we believe that it is in the best interests of Allied First Bancorp, Inc. and its stockholders to encourage potential acquirors to negotiate directly with the board of directors of Allied First Bancorp, Inc. and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also our view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Allied First Bancorp, Inc. and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, may be carefully planned and undertaken at an opportune time in order to obtain maximum value for Allied First Bancorp, Inc. and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Allied First Bancorp, Inc.'s assets.

      An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above contemporaneous market prices, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could result in Allied First Bancorp, Inc. no longer being a reporting company with the SEC and therefore deprive Allied First Bancorp, Inc.'s remaining stockholders of the benefits of the disclosure requirements of the Federal securities laws.

      Despite our belief as to the benefits to stockholders of these provisions of Allied First Bancorp, Inc.'s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Allied First Bancorp, Inc.'s board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. These provisions will also render the removal of Allied First Bancorp, Inc.'s board of directors and of management more difficult. Allied First Bancorp, Inc. will enforce the voting limitation provisions of the articles of incorporation in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. We, however, have concluded that the potential benefits outweigh the possible disadvantages.

      Pursuant to applicable law, at any annual or special meeting of its stockholders after the conversion, Allied First Bancorp, Inc. may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Maryland corporation. Allied First Bancorp, Inc. does not presently intend to propose the adoption of further restrictions on the acquisition of Allied First Bancorp, Inc.'s equity securities.

BENEFIT PLANS

      In addition to the provisions of Allied First Bancorp, Inc.'s articles of incorporation and bylaws described above, the employment agreement entered into with Mr. Bertrand in connection with the conversion and certain benefit plans that Allied First Bancorp, Inc. and Allied First Bank may adopt after completion of this offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Allied First Bancorp, Inc. might conclude are not in the best interests of Allied First Bancorp, Inc., Allied First Bank or Allied First Bancorp, Inc.'s stockholders. For a description of Mr. Bertrand's employment agreement and benefit plans and the provisions of such employment agreement and plans relating to changes in control of Allied First Bancorp, Inc. or Allied First Bank, see "Management - Benefits."

                        DESCRIPTION OF CAPITAL STOCK OF
                           ALLIED FIRST BANCORP, INC.

GENERAL

      Allied First Bancorp, Inc. is authorized to issue eight million shares of common stock having a par value of $0.01 per share and one million shares of preferred stock having a par value of $0.01 per share. Allied First Bancorp, Inc. currently expects to issue up to a maximum of 621,000 shares of common stock, or 714,200 shares in the event that the maximum of the estimated offering range is increased by 15%, and no shares of preferred stock in the conversion. Each share of Allied First Bancorp, Inc.'s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of Allied First Bancorp, Inc.'s capital stock which are deemed material to an investment decision with respect to the conversion.

      The common stock of Allied First Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

COMMON STOCK

      DISTRIBUTIONS. Allied First Bancorp, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Allied First Bancorp, Inc. will be entitled to receive and share equally in these dividends as they may be declared by the board of directors of Allied First Bancorp, Inc. out of funds legally available for such purpose. If Allied First Bancorp, Inc. issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividends."

      VOTING RIGHTS. Upon the effective date of the conversion, the holders of common stock of Allied First Bancorp, Inc. will possess exclusive voting rights in Allied First Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors, therefore, directors will be elected by a plurality of the shares actually voting on the matter. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of Allied First Bancorp, Inc. and Allied First Bank." If Allied First Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

      LIQUIDATION. In the event of any liquidation, dissolution or winding up of Allied First Bank, Allied First Bancorp, Inc., as holder of Allied First Bank's capital stock, would be entitled to receive, (all assets of Allied First Bank available for distribution) after payment or provision for payment of all debts and liabilities of Allied First Bank, including all deposit accounts and accrued interest thereon,. In the event of liquidation, dissolution or winding up of Allied First Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Allied First Bancorp, Inc.

available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      RIGHTS TO BUY ADDITIONAL SHARES. Holders of the common stock of Allied First Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Allied First Bancorp, Inc. issues more shares in the future. Therefore, if additional shares are issued by Allied First Bancorp, Inc. without the opportunity for existing stockholders to purchase more shares, a stockholder's ownership interest in the Company may be subject to dilution. The common stock is not subject to redemption.

PREFERRED STOCK

      None of the shares of Allied First Bancorp, Inc.'s authorized preferred stock will be issued in the conversion. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Allied First Bancorp, Inc. has no present plans to issue preferred stock. If preferred stock is issued in the future, BankAffiliated, Inc. will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders; or the issuance will be approved by a majority of BankAffiliated, Inc.'s independent directors who do not have an interest in the transaction and have access, at BankAffiliated, Inc.'s expense, to its or independent legal counsel.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for Allied First Bancorp, Inc. common stock is___________________________________________.

                                     EXPERTS

      The financial statements of Allied First Bank, sb at June 30, 2001 and 2000 and for each of the years ended June 30, 2001 and 2000 included in this prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in its report in the back of this prospectus. These financial statements have been included in this prospectus in reliance upon the report of Crowe, Chizek and Company LLP given upon its authority as experts in accounting and auditing.

      RP Financial, LC has consented to the publication herein of the summary of its report to Allied First Bank setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its letter with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

      The legality of the common stock and the federal income tax consequences of the conversion has been passed upon for Allied First Bank by Jenkens & Gilchrist, A Professional Corporation, Washington, D.C. and Dallas, Texas, special counsel to Allied First Bank and Allied First Bancorp, Inc. Illinois tax consequences of the conversion will be passed upon for Allied First Bank by Crowe, Chizek and Company LLP, Oak Brook, Illinois. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, L.L.P., Washington, D.C.

                             ADDITIONAL INFORMATION

      Allied First Bancorp, Inc. has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Allied First Bancorp, Inc.. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document.

      In connection with the conversion, Allied First Bancorp, Inc. has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, Allied First Bancorp, Inc. and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Allied First Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

      A copy of the plan of conversion, the articles of incorporation, the charter and bylaws of Allied First Bancorp, Inc. and Allied First Bank and the conversion appraisal report of RP Financial, LC are available without charge from Allied First Bank. Requests for such information should be directed to:
Stockholder Relations, Allied First Bank, 387 Shuman Boulevard, Suite 120W, Naperville, Illinois 60563 at (___) ___-____.

                                ALLIED FIRST BANK

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           PAGE

Independent Auditors' Report of Crowe, Chizek and Company LLP ............  F-2

Balance Sheets as of June 30, 2001 and 2000 ..............................  F-3

Statements of Income for the Years Ended  June 30, 2001 and 2000 .........  F-4

Statements of Changes in Member's Equity for Years Ended
  June 30, 2001 and 2000 .................................................  F-5

Statements of Cash Flows the Years Ended June 30, 2001
  and 2000 ...............................................................  F-6

Notes to Financial Statements ............................................  F-7

      All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes.

      The financial statements of Allied First Bancorp, Inc. have been omitted because Allied First Bancorp, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Allied First Bank, sb
Naperville, Illinois


We have audited the accompanying balance sheets of Allied First Bank, sb (formally known as Allied Pilots Association Federal Credit Union) as of June 30, 2001 and 2000 and the related statements of income, changes in members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allied First Bank, sb as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                              /s/ Crowe, Chizek and Company LLP
                                              ----------------------------------
                                                  Crowe, Chizek and Company LLP

Oak Brook, Illinois
August 3, 2001 (except for Note 11
  as to which the date is
  September 1, 2001)

--------------------------------------------------------------------------------

                              ALLIED FIRST BANK, SB
                                 BALANCE SHEETS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

                                                                                      2001                2000
                                                                                      ----                ----
ASSETS
Cash and cash equivalents                                                       $    16,455,200    $      6,534,084
Membership shares at corporate credit union                                             722,000             715,400
Federal Home Loan Bank stock                                                            237,125             220,849
Loans, net of allowance for loan losses                                              63,549,267          65,211,179
Premises and equipment, net                                                              82,448             118,791
National Credit Union Share Insurance Fund deposit                                      618,802             606,857
Accrued interest receivable                                                             189,775             187,218
Other assets                                                                            340,819             383,017
                                                                                ---------------    ----------------

     Total assets                                                               $    82,195,436    $     73,977,395
                                                                                ===============    ================

LIABILITIES AND MEMBERS' EQUITY
Liabilities
     Members' deposits                                                          $    71,437,340    $     62,605,417
     Non-member deposits                                                              6,196,314           7,500,969
                                                                                ---------------    ----------------
         Total deposits                                                              77,633,654          70,106,386
     Other liabilities                                                                  317,608             306,981
                                                                                ---------------    ----------------
         Total liabilities                                                           77,951,262          70,413,367

Members' equity, substantially restricted
         Regular reserve                                                              1,162,320             765,580
         Undivided earnings                                                           3,081,854           2,798,448
                                                                                ---------------    ----------------
              Total members' equity                                                   4,244,174           3,564,028
                                                                                ---------------    ----------------

                  Total liabilities and members' equity                         $    82,195,436    $     73,977,395
                                                                                ===============    ================

--------------------------------------------------------------------------------

                 See accompanying notes to financial statements.

                             ALLIED FIRST BANK, SB
                              STATEMENTS OF INCOME
                       Years ended June 30, 2001 and 2000

--------------------------------------------------------------------------------

                                                                                       2001               2000
                                                                                       ----               ----
INTEREST INCOME
     Loans receivable                                                             $    5,773,082    $     5,590,034
     Interest-earning deposits                                                           432,791            256,095
                                                                                  --------------    ---------------
                                                                                       6,205,873          5,846,129

INTEREST EXPENSE
     Deposits                                                                          3,456,643          3,042,409
                                                                                  --------------    ---------------

NET INTEREST INCOME                                                                    2,749,230          2,803,720

Provision for loan losses                                                                254,450            449,693
                                                                                  --------------    ---------------


NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                                            2,494,780          2,354,027

Noninterest income
     Credit and debit card transaction income and other fees                             657,782            521,763
     First mortgage loan fees                                                             87,526             72,359
     Other                                                                                47,388             40,827
                                                                                  --------------    ---------------
                                                                                         792,696            634,949

Noninterest expense
     Salaries and employee benefits                                                      977,515            809,148
     Office operations and equipment                                                     394,090            436,271
     Credit card processing                                                              505,571            486,374
     Charter conversion professional fees                                                107,959            128,966
     Travel and conference                                                                48,843            118,800
     Professional services                                                               143,033            138,083
     Marketing and promotions                                                             79,711            133,909
     Data processing                                                                     111,381            113,783
     Occupancy                                                                            73,502             70,862
     Other                                                                               165,665            170,654
                                                                                  --------------    ---------------
                                                                                       2,607,330          2,606,850
                                                                                  --------------    ---------------


NET INCOME                                                                        $      680,146    $       382,126
                                                                                  ==============    ===============

--------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                             ALLIED FIRST BANK, SB
                    STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                       Years ended June 30, 2001 and 2000

--------------------------------------------------------------------------------

                                                                                                          Total
                                                                    Regular         Undivided           Members'
                                                                    Reserve         Earnings             Equity
                                                                    -------         --------             ------
Balance at July 1, 1999                                          $    572,973     $    2,608,929    $     3,181,902

Net income                                                                  -            382,126            382,126

Regulatory transfers, net                                             192,607           (192,607)                 -
                                                                 ------------     --------------    ---------------


Balance at June 30, 2000                                              765,580          2,798,448          3,564,028

Net income                                                                  -            680,146            680,146

Regulatory transfers, net                                             396,740           (396,740)                 -
                                                               --------------     --------------    ---------------


Balance at June 30, 2001                                       $    1,162,320     $    3,081,854    $     4,244,174
                                                               ==============     ==============    ===============

--------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                             ALLIED FIRST BANK, SB
                            STATEMENTS OF CASH FLOWS
                       Years ended June 30, 2001 and 2000

--------------------------------------------------------------------------------

                                                                                       2001               2000
                                                                                       ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                   $      680,146    $       382,126
     Adjustments to reconcile net income to net cash from
       operating activities
         Depreciation                                                                     88,273            109,084
         Provision for loan losses                                                       254,450            449,693
         Changes in
              Loans held for sale                                                              -            799,678
              Accrued interest receivable                                                 (2,557)           (61,803)
              Other assets                                                                42,198            (79,927)
              Other liabilities                                                           10,627             83,466
                                                                                  --------------    ---------------
                  Net cash from operating activities                                   1,073,137          1,682,317

CASH FLOWS FROM INVESTING ACTIVITIES
     Changes in
         Membership shares at corporate credit union                                      (6,600)                 -
         Loans to members, net                                                         1,407,462         (1,704,502)
         NCUSIF deposit                                                                  (11,945)           (11,711)
     Purchase of Federal Home Loan Bank stock                                            (16,276)          (220,849)
     Purchase of premises and equipment                                                  (51,930)           (41,336)
                                                                                  --------------    ---------------
              Net cash from investing activities                                       1,320,711         (1,978,398)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                                            7,527,268           (106,145)
                                                                                  --------------    ----------------
         Net cash from financing activities                                            7,527,268           (106,145)
                                                                                  --------------    ----------------

Net change in cash and cash equivalents                                                9,921,116           (402,226)

Cash and cash equivalents at beginning of year                                         6,534,084          6,936,310
                                                                                  --------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $   16,455,200    $     6,534,084
                                                                                  ==============    ===============

Supplemental disclosures of cash flow information
     Cash paid during the year for interest                                       $    3,458,179    $     3,065,392


--------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND CONCENTRATIONS OF CREDIT RISK: Allied First Bank, sb, (the Bank) formally known as Allied Pilots Association Federal Credit Union, a state-chartered mutual savings bank headquartered in Naperville, Illinois, provides a broad range of financial services to its customers. The Bank's primary services include accepting deposits and making loans. The Bank grants consumer (including credit card) and home equity loans to its customers. Membership has been restricted to current and past members of the Allied Pilots Association (American Airlines and American Eagle Union Pilots), certain related organizations, and their immediate family members. Non-member deposits include certificates of deposit by other credit unions as well as business accounts associated with members. The customers of the Bank are located throughout the United States, with concentrations in California, Illinois, Texas and Florida. The majority of the loans are secured by collateral including autos and other types of vehicles, deposit accounts, real estate and other consumer assets. At June 30, 2001 and 2000, unsecured loans represented 35% and 33% of gross loans. Concentration in the limited market in which the Bank does business represents a potential for significant financial impact should adverse economic events occur within this limited market.

USE OF ESTIMATES: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from current estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses and the fair values of financial instruments.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, less an allowance for loan losses and net of deferred loan origination fees and costs. Interest on loans is recognized over the term of the loans and is calculated using the simple-interest method on principal amounts outstanding.
--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Bank does not currently charge loan origination fees. Certain direct loan origination costs are deferred, and the net cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Additions to the allowance for loan losses are provided based on management's periodic evaluation. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the members' ability to repay, estimated value of any underlying collateral, and current economic conditions. Loans are charged against the allowance for loan losses when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as home equity, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

LOANS HELD FOR SALE: Periodically, the Bank will originate a first mortgage loan. These loans are sold within several days of origination at their carrying value. All sales are made without recourse. Upon the sale of the loan, the Bank receives a fee equivalent to .35% of the funded loan amount.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is recorded on the straight-line method based on estimated useful lives or the remaining life of the lease, when applicable. Maintenance and repairs are expensed, and major improvements are capitalized. Gains and losses on disposals are included in current operations.


--------------------------------------------------------------------------------
                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

NCUSIF DEPOSIT: The deposit in the National Credit Union Share Insurance Fund (NCUSIF) is in accordance with NCUA regulations, which require the maintenance of a deposit by each insured credit union in an amount equal to one percent of its insured shares. The deposit will be refunded to the Bank when its insurance coverage is terminated and it converts to another source of insurance coverage.

NCUSIF INSURANCE PREMIUM: Credit unions are required to pay an annual insurance premium equal to one-twelfth of one percent of its total insured shares, unless the payment is waived or reduced by the NCUA Board. The NCUA Board waived the insurance premium for insured shares outstanding for the period presented.

LONG-TERM ASSETS: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

MEMBERS' DEPOSITS: Members' deposits are subordinated to all other liabilities upon liquidation. Interest on deposits are based on available earnings at the end of an interest period and is not guaranteed. Interest rates on deposits are set by the Board of Directors, based on an evaluation of current and future market conditions.

MEMBERS EQUITY: Credit unions are required by regulation to maintain a statutory reserve. This reserve, which represent a regulatory restriction of members' equity, is not available for the payment of interests to members.

FINANCIAL INSTRUMENTS: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and open-ended revolving lines of credit issued to meet member-financing needs. The face amount for these items represents the exposure to loss, before considering collateral or ability to repay. Such financial instruments are recorded when they are funded.

INCOME TAXES: Since the Bank was formally a credit union; it has been exempt, by statute, from federal and state income taxes.

BENEFIT PLANS: The Bank offers a qualified, non-contributory, defined contribution pension plan and a 401(k) deferred compensation plan for eligible employees. Additionally, the Bank funds a Section 457(b) eligible deferred compensation plan for the President.

--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH FLOW REPORTING: Cash and cash equivalents include balances on deposit in other financial institutions and money market mutual funds with original maturities of three months or less. The Bank reports net cash flows for loan and deposit transactions, loans held for sale, corporate credit union membership shares, and the NCUSIF deposit.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal action arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

DERIVATIVES: As of July 1, 2000, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Under SFAS No. 133, all derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income currently. At June 30, 2001 the Bank does not have any derivative instruments nor does the Bank have any hedging activities.


NOTE 2 - CONCENTRATION OF FUNDS

At June 30, 2001 and 2000, the Bank had the following interest-earning balances with Mid-States Corporate Federal Credit Union (Mid-States):

                                                2001                2000
                                                ----                ----

     Membership shares                    $       722,000     $       715,400
     Cash management accounts                   1,409,584           6,289,371
     Special settlement account                   500,000                   -
                                          ---------------     ---------------

                                          $     2,631,584     $     7,004,771
                                          ===============     ===============

--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 2 - CONCENTRATION OF FUNDS (Continued)

The Bank is required to maintain balances with Mid-States as membership shares that are uninsured and require a three-year notice before withdrawal. Membership shares are based on one percent of the Bank's year-end members' share balances and are adjusted annually on July 1 of each year to a maximum of $2,000,000. The special settlement account represents a compensating balance for settlement processing. Of the balances on deposit with Mid-States, only $100,000 is insured by the NCUSIF.

At June 30, 2001, the Bank had approximately $11,158,000 in a Federated Investments money market mutual fund.

The Bank also maintains compensating balances for credit card clearings at another financial institution totaling $463,252 and $192,049 at June 30, 2001 and 2000.


NOTE 3 - LOANS

At June 30, 2001 and 2000, loans were as follows:

                                                            2001                2000
                                                            ----                ----
     Vehicle                                          $    17,140,112    $     21,479,081
     Airplane                                               3,136,379           3,397,443
     Boat                                                   4,833,402           4,766,843
     Signature (unsecured)                                  5,913,424           3,192,525
     Lines of credit (unsecured)                           11,117,438          12,526,074
     Share secured                                            227,625             131,051
     Home equity (including VISA home equity)              16,071,667          14,483,755
     Credit card (unsecured)                                5,681,516           5,831,507
                                                      ---------------     ---------------
                                                           64,121,563          65,808,279
     Allowance for loan losses                               (626,715)           (678,484)
     Net deferred loan costs                                   54,419              81,384
                                                      ---------------     ---------------

                                                      $    63,549,267     $    65,211,179
                                                      ===============     ===============

Activity in the allowance for loan losses is summarized as follows:

                                                            2001                2000
                                                            ----                ----
     Balance at beginning of period                   $       678,484     $       629,925
     Provision for loan losses                                254,450             449,693
     Loans charged-off                                       (331,269)           (437,258)
     Recoveries on charged-off loans                           25,050              36,124
                                                      ---------------     ---------------

     Balance at end of period                         $       626,715     $       678,484
                                                      ===============     ===============

--------------------------------------------------------------------------------
                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

At June 30, 2001 and 2000, loans for which the accrual of interest had been discontinued amounted to approximately $10,000 and $106,000. There were no loans individually classified as impaired at or during the years ended June 30, 2001 and 2000.

The Bank grants loans to officials including directors, supervisory committee members, and executive officers. At June 30, 2001 and 2000, the aggregate amount of these loans is approximately $140,000 and $70,000.


NOTE 4 - PREMISES AND EQUIPMENT

At year end, premises and equipment were as follows:

                                                      2001             2000
                                                      ----             ----

     Furniture, fixtures and equipment            $     61,171    $     56,306
     Leasehold improvements                             31,930          31,930
     Computer equipment                                461,352         414,286
                                                  ------------    ------------
                                                       554,453         502,522
     Accumulated depreciation                         (472,005)       (383,731)
                                                  ------------    ------------

                                                  $     82,448    $    118,791
                                                  ============    ============


NOTE 5 - DEPOSITS

At June 30, 2001 and 2000, deposits (including member and non-member) are summarized as follows:

                                                                   Weighted Average                  Weighted Average
                                                                     Interest Rate                     Interest Rate
                                                                      at June 30,                       at June 30,
                                                          2001           2001               2000           2000
                                                          ----           ----               ----           ----
     Share draft accounts                           $    8,798,380       0.00%       $     7,685,888       0.00%
     Regular share accounts                             12,553,928       3.00%            12,310,138       3.00%
     Money market                                       37,486,333       4.21%            32,365,324       5.66%
     Share and IRA certificate accounts:
              3.00% to 4.84%                               165,196                                 -
              4.85% to 5.60%                             2,616,014                         3,310,783
              5.61% to 6.34%                             3,817,324                         4,943,116
              6.35% to 7.09%                             9,452,369                         8,926,210
              7.10% to 7.80%                             2,744,110                           564,927
                                                    --------------                    --------------
                                                        18,795,013                        17,745,036
                                                    --------------                    --------------
                                                    $   77,633,654                    $   70,106,386
                                                    ==============                    ==============

--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 5 - DEPOSITS (Continued)

At June 30, 2001, scheduled maturities of share and IRA certificates are as follows:

                           2002              2003           2004              2005           2006          Total
                           ----              ----           ----              ----           ----          -----

3.00% to 4.84%        $      165,196  $           -  $           -    $            -  $           -  $      165,196
4.85% to 5.60%             2,353,306        205,735         46,761            10,212              -       2,616,014
5.61% to 6.34%             2,217,749        628,957        285,773           154,156        530,689       3,817,324
6.35% to 7.09%             5,083,992      3,261,540         83,887           517,548        505,402       9,452,369
7.10% to 7.80%                     -        201,976      1,216,328           505,817        819,989       2,744,110
                      --------------  -------------  -------------    --------------  -------------  --------------
                      $    9,820,243  $   4,298,208  $   1,632,749    $    1,187,733  $   1,856,080  $   18,795,013
                      ==============  =============  =============    ==============  =============  ==============

Deposits in denominations of $100,000 or more at June 30, 2001 and 2000 totaled approximately $20,090,000 and $15,739,000.

Interest on deposits is summarized as follows:

                                                  2001               2000
                                                  ----               ----

     Share draft accounts                   $             -    $            -
     Regular share accounts                         337,428           329,544
     Money market                                 1,806,753         1,632,799
     Share and IRA certificate
       accounts                                   1,312,462         1,080,066
                                            ---------------    --------------

                                            $     3,456,643    $    3,042,409
                                            ===============    ==============

Deposits held by directors, supervisory committee members and executive officers were $514,000 and $333,000 at June 30, 2001 and 2000.


NOTE 6 - EMPLOYEE BENEFITS

The Bank sponsors a noncontributory, defined contribution plan covering substantially all employees who meet certain age and service requirements. The Bank's contribution is made at the discretion of the Board of Directors and was 10% of eligible employee's salaries for 2001 and 2000. Plan expense was approximately $62,000 and $44,000 in 2001 and 2000. The plan provides for 100% vested interest after completion of five years of service.

The Bank also maintains a 401(k) plan covering substantially all employees who meet certain age and service requirements. The Bank matches 25% of employee contributions to this plan. Beginning January 1, 2000, the Bank matches 50% of employee contributions. The Bank's matching contribution and expense for the 401(k) plan was approximately $13,500 and $8,500 in 2001 and 2000.

--------------------------------------------------------------------------------
                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 6 - EMPLOYEE BENEFITS (Continued)

The Bank maintains a non-qualified 457(b) deferred compensation plan for the President. For 2001 and 2000, the Bank incurred expenses of $7,500 and $6,500 for this plan.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans and open-end revolving lines of credit to customers. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to make loans and open-end revolving lines of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policy to make such commitments as it uses for on-balance-sheet items.

Off-balance-sheet commitments are as follows:

                                              2001                                 2000
                                              ----                                 ----
                                  Fixed Rate       Variable Rate       Fixed Rate        Variable Rate
                                  ----------       -------------       ----------        -------------

Home equity lines             $              -    $    7,962,000     $            -    $     7,055,000
Other lines of credit               38,553,000         4,990,000         27,817,000          4,641,000
Credit cards                        21,250,000                 -         20,955,000                  -
                              ----------------    --------------     --------------    ---------------

                              $     59,803,000    $   12,952,000     $   48,772,000    $    11,696,000
                              ================    ==============     ==============    ===============

At June 30, 2001, the range of interest rates for other lines of credit commitments with a fixed rate was 11.5% to 11.9%. At June 30, 2001, the range of interest rates on credit card commitments was 12.3% to 14.9%. With proper notice provided to the member, the Bank can change the rates on credit cards at its discretion.

At June 30, 2001 and 2000, the Bank had an unused line of credit available at Mid-States totaling $5,875,000. The interest rate is determined by Mid-States from time to time based upon current market conditions. The Bank's assets are pledged as collateral for outstanding borrowings.

The Bank is obligated under a noncancelable operating lease for office space. This lease expires January 31, 2003. It contains escalation clauses providing for increased rentals based primarily on increases in real estate taxes and operating costs. The related rental expense was approximately $60,000 and $54,000 for 2001 and 2000.

--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

The future minimum commitments at June 30, 2001 for all noncancelable leases are as follows:

                     Year Ending June 30,                        Amount
                     --------------------                        ------
                           2002                              $     64,876
                           2003                                    40,161
                                                             ------------

                                                             $    105,037

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments and the related carrying amounts at June 30 are presented below:

                                        ---------------2 0 0 1------------   --------------2 0 0 0-------------
                                                       -------                             -------
                                            Carrying           Estimated         Carrying            Estimated
                                             Amount           Fair Value          Amount            Fair Value
                                             ------           ----------          ------            -----------
FINANCIAL ASSETS
    Cash and cash equivalents            $   16,455,200     $   16,455,000    $     6,534,084    $    6,534,000
    Membership shares at corporate
      credit union                              722,000            722,000            715,400           715,000
    Federal Home Loan Bank stock                237,125            237,000            220,849           221,000
    Loans, net                               63,549,267         63,881,000         65,211,179        64,649,000
    NCUSIF deposit                              618,802            619,000            606,857           607,000
    Accrued interest receivable                 189,775            190,000            187,218           187,000

FINANCIAL LIABILITIES
    Deposits with no
      stated maturities                  $  (58,838,641)    $  (58,839,000)   $   (52,361,350)   $  (52,361,000)
    Deposits with
      stated maturities                     (18,795,013)       (19,216,000)       (17,745,036)      (17,695,000)
    Accrued interest payable                       (150)              (150)            (1,686)           (2,000)


For purposes of the disclosures of estimated fair value, the following assumptions were used as of June 30, 2001 and 2000. The estimated fair value for cash and cash equivalents and accrued interest is considered to approximate cost. The carrying amount of membership shares at the corporate credit union, Federal Home Loan Bank stock and the NCUSIF deposit approximate fair value based on the redemption provisions. The estimated fair value for loans is based on estimates of the rate the Bank would charge for similar such loans at June 30, 2001 and 2000, applied for the time period until estimated payment. The estimated fair value for deposits with no stated maturities is based on their carrying value. The estimated fair value for deposits with stated maturities is based on estimates of the rate the Bank would pay on such deposits at June 30, 2001 and 2000, applied for the time period until maturity. The estimated fair values of other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant for this presentation.

--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 9 - REGULATORY CAPITAL REQUIREMENTS

Beginning December 31, 2000, credit unions are subject to regulatory capital requirements prescribed by the National Credit Union Administration (NCUA). There are five classifications based on the combined result of quarterly net worth and risk-based net worth requirements: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. The net worth requirement is based on net worth to total assets. The risk-based net worth requirement, which first applies March 31, 2001, requires net worth to exceed the sum of various asset categories times risk factors for each category, and must be met (if this requirement exceeds 6%) to be classified as well or adequately capitalized. The Bank's current capital classification is undercapitalized, as its net worth ratio at June 30, 2001 is 5.16%. At June 30, 2001, the Bank is not subject to the risk-based net worth requirement as its calculation is less than 6.00%.

The prompt corrective action for undercapitalized credit unions requires four mandatory supervisory actions by credit unions. These mandatory supervisory actions are:

     1) Earnings transfer - a federally-insured credit union must increase its net worth quarterly by an amount equivalent to .1% of its total assets for the current quarter, and must quarterly transfer that amount from undivided earnings to its regular reserve account, until it is well capitalized.

     2) Submit net worth restoration plan - a federally-insured credit union shall file a written net worth restoration plan with NCUA within 45 calendar days of the effective date of classification as undercapitalized. The net worth restoration plan must specify a quarterly timetable of steps the credit union will take to increase its net worth ratio so that it becomes adequately capitalized by the end of the term of the net worth restoration plan. Within 45 days of receiving the net worth restoration plan, the NCUA Board shall notify the credit union in writing whether the plan has been approved and shall provide reasons of its decision in the event of disapproval. The criteria for approval includes, among other items, that the plan be based on realistic assumptions and is likely to succeed in restoring the credit union's net worth.

     3) Restrict increase in assets - beginning the effective date of classification as undercapitalized, a credit union is not permitted to increase its total assets (with some exceptions allowed) beyond its total assets for the preceding quarter unless the NCUA Board has approved a net worth restoration plan that provides for an increase in assets and the asset increases are consistent with the approved plan and the credit union is implementing steps to increase the net worth ratio consistent with the approved plan.

     4) Restrict member business loans - beginning the effective date of classification as undercapitalized a credit union is not permitted to increase the total dollar amount of member business loans unless granted an exception.
--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 9 - REGULATORY CAPITAL REQUIREMENTS (Continued)

In addition, if a credit union is undercapitalized at less than 5% net worth ratio and fails to timely submit or materially implement a net worth restoration plan, their classification will be changed to significantly undercapitalized. Also, NCUA may lower a classification to the next lower classification if the NCUA Board has determined the credit union is in an unsafe or unsound condition or if the credit union has not corrected a material unsafe or unsound practice of which it was, or should have been, aware.

In addition to the mandatory supervisory actions, NCUA may take one or more discretionary supervisory actions with respect to an undercapitalized credit union having a net worth ratio of less than 5%. These discretionary supervisory actions include:

     o Requiring prior approval for acquisitions, branching and new lines of business
     o Restricting transactions with and ownership of credit union service organizations
     o    Restricting dividend or interest paid
     o    Prohibiting or reducing asset growth
     o Altering, reducing or terminating activity by credit union or credit union service organization
     o    Prohibiting nonmember deposits
     o    Dismissing individual directors or senior executive officers
     o    Employing qualified senior executive officers
     o    Other actions to carry out prompt corrective action

Actual and required capital amounts (in millions) and ratios are presented below at year-end.

                                                                        Minimum                      Minimum
                                                                    Required to be               Required to be
                                         Actual                 Adequately Capitalized          Well Capitalized
                                         ------                 ----------------------          ----------------
                                   Amount         Ratio           Amount         Ratio         Amount       Ratio
                                   ------         -----           ------         -----         ------       -----
2001
----
Net worth to total assets        $   4.24         5.16%         $   4.93         6.00%       $  5.75         7.00%


As required, in March 2001 the Bank filed a net worth restoration plan with NCUA. The net worth restoration plan was approved by NCUA in May 2001. The net worth restoration plan anticipates meeting the 6% or adequately capitalized classification at December 31, 2002. The plan provides for the required earnings transfer requirement. The plan provides for minimal asset growth during the period of the net worth restoration plan as well as minimal change in the lines of business and operations. With respect to the restriction of an increase in assets, management contemplates that the net worth restoration plan would be consistent with this mandatory supervisory action. With respect to the restriction on member business loans, management does not anticipate this mandatory supervisory action to impact the Bank since no member business lending is currently being done.

--------------------------------------------------------------------------------

                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 9 - REGULATORY CAPITAL REQUIREMENTS (Continued)

Management currently believes all mandatory supervisory actions can be met. However, there can be no assurance that these plans can be achieved, or that NCUA will not implement some or all of the discretionary supervisory actions available. Furthermore, NCUA could lower the classification to significantly undercapitalized. These matters and the effect they may have on future financial statements cannot be determined.

Presently, the only method of increasing capital is by generating net income. Therefore, management and the Board of Directors may choose to implement certain initiatives to contribute to net income as well as control the growth (or shrink assets). These initiatives could include: raising loan rates, lowering deposit rates, reducing operating expenses and assessing fees on products and services.


NOTE 10 - PLAN OF CAPITAL ENHANCEMENT

Since Congress enacted prompt corrective legislation in 1998, the Board of Directors has deliberated on the appropriate course of action to address the minimum capital standards and prompt corrective action regulations. In its October 2000 meeting, the Board adopted a resolution to convert its charter to that of a Illinois mutual savings bank in order to preserve the franchise, protect and serve the interests of its members and provide for future growth, through, for example, the ability to strengthen its capital structure, diversify its customer base and offer expanded financial products.

The Board of Directors proposed a plan of capital enhancement consisting of two distinct parts. In Part One, the organization will convert to an Illinois mutual savings bank through a Plan of Mutual Charter Conversion, subject to regulatory approval and approval by the members. Upon completion of the Plan of Mutual Charter Conversion, the Bank will be subject to federal and state income taxes at a combined rate of 38.74%. In Part Two, the resulting Illinois mutual savings bank will adopt a Plan of Stock Conversion and undergo a mutual to stock conversion in accordance with the rules of the Illinois Office of Banks and Real Estate (OBRE) and the Federal Deposit Insurance Corporation (FDIC). The purpose of the mutual to stock conversion is to increase the capital of the Bank in order to enable it to meet the capital requirements of a FDIC insured institution and to support the future growth of the Bank. In connection with Part Two of the plan of capital enhancement, the Bank will form a holding company. Consummation of Part Two will shortly follow the completion of Part One of the plan of capital enhancement. There are a number of regulatory approvals that must be obtained in addition to the approval to be received from the OBRE for the mutual charter conversion and the mutual to stock conversion.

--------------------------------------------------------------------------------
                                  (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 10 - PLAN OF CAPITAL ENHANCEMENT (Continued)

The field of membership approved the conversion to a mutual savings bank on July 26, 2001. The FDIC approved the application for federal deposit insurance, subject to certain conditions, on March 30, 2001. One of the conditions is that prior to the effectiveness of federal deposit insurance by the FDIC, the Bank will issue subordinated capital notes, qualifying as Tier II capital, of at least $1,000,000, or such greater amount as would be necessary to provide for a total risk-based capital ratio of at least 8%. These capital notes shall not be retired without the prior consent of the FDIC. It is anticipated that all conditions for approval will be met and that all regulatory approvals will be received to permit the organization to convert to a mutual savings bank charter effective September 1, 2001.

In the Plan of Stock Conversion, the Holding Company will acquire 100% of the Bank's outstanding common stock through the sale of the Holding Company's common stock in an amount equal to the pro forma market value of the Bank, as reorganized. A subscription offering of the shares of common stock will be offered initially to the Bank's eligible account holders, then to other members of the Bank, then to directors, officers and employees. Any shares of common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Bank's market area.

The Bank's proposed Holding Company plans to raise net proceeds from the stock offering of between approximately $4,600,000 and $7,100,000 (based on preliminary appraisal subject to completion). The proposed Holding Company plans to retain $100,000 of the net proceeds from the offering. The remainder of the net proceeds from the offering will be contributed to the Bank in exchange for all of its common stock. The effect of the offering, assuming that only the minimum range of stock is sold (i.e., the net amount of $4,600,000), is that the Bank will be well capitalized at the time the stock offering is consummated. In addition, it is anticipated that the Holding Company will also be well capitalized upon the stock issuance and acquisition of the Bank.

In connection with the Plan of Stock Conversion, neither the Holding Company nor the Bank will offer any new employment contracts, implement an Employee Stock Ownership Plan, or implement any incentive based plans such as a stock option plan or restricted stock plan. Further, the Holding Company will not undertake to seek stockholder approval to implement any plan for at least a one-year period following the close of the stock offering. Additionally, neither the Holding Company nor the Bank will pay any director fees for a period of at least one year following the close of the conversion.

At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final offering circular used in connection with the conversion. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Savings Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.
--------------------------------------------------------------------------------
                                   (Continued)

                              ALLIED FIRST BANK, SB
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 10 - PLAN OF CAPITAL ENHANCEMENT (Continued)

The Holding Company or Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation accounts if such a declaration and payment would otherwise violate regulatory requirements.

Stock conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion and stock issuance. If the conversion and stock issuance is not completed, all costs will be charged to expense. At June 30, 2001 and 2000, $167,000 and $157,000 of expenses have been deferred. During the years ended June 30, 2001 and 2000, $108,000 and $129,000 of professional fees associated with the mutual charter conversion process have been expensed.


NOTE 11 - SUBSEQUENT EVENTS

Effective September 1, 2001, the credit union charter was successfully converted to a mutual savings bank charter and the name was changed to Allied First Bank, sb.

As a credit union, the organization has not been subject to federal income taxes or state income taxes for the fiscal year ended June 30, 2001 and 2000. Effective September 1, 2001, the organization is subject to federal income taxes and state income taxes at a combined rate of 38.74% of pre-tax income. Had the organization been subject to federal and state income taxes at the combined rate of 38.74% for the fiscal years ended June 30, 2001 and 2000, income tax expense would have been $263,000 and $148,000, while net income would have been $417,000 and $234,000.

On September 1, 2001, the Bank issued $1,000,000 in subordinated capital notes, as discussed in Note 10, to generate additional Tier II Capital. The additional regulatory capital changed the Bank's capital classification to adequately capitalized as an FDIC-insured institution. There were four separate notes issued, each at an interest rate of 8.50%. The notes are payable on September 1, 2006 with interest only payments due semi-annually. Two notes were issued to individuals that are related parties to the Bank and two notes were issued to individuals unrelated to of the Bank.



--------------------------------------------------------------------------------


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR                                          UP TO
TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN
THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE                                         714, 200 SHARES
HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY ALLIED FIRST BANCORP, INC., ALLIED FIRST
BANK OR KEEFE, BRUYETTE & WOODS, INC. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION
OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY
TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR                                  ALLIED FIRST BANCORP, INC.
SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON                                  (Proposed Holding Company for
MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO                                     Allied First Bank)
SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ALLIED FIRST
BANCORP, INC. OR ALLIED FIRST BANK SINCE ANY OF THE
DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR
SINCE THE DATE HEREOF.

                    -------------
                  TABLE OF CONTENTS
                                                            Page
                                                            ----
Summary ...................................................   __
Selected Financial and Other Data .........................   __
Risk Factors ..............................................   __                                   COMMON STOCK
Allied First Bancorp, Inc. ................................   __
Allied First Bank .........................................   __
How We Intend to Use the Proceeds .........................   __
Market for the Common Stock ...............................   __
Our Policy Regarding Dividends ............................   __                                      --------
Pro Forma Data ............................................   __                                     PROSPECTUS
Capitalization ............................................   __                                      --------
Pro Forma Regulatory Capital Analysis .....................   __
Allied First Bank's Conversion ............................   __
Proposed Purchases by Management ..........................   __                           KEEFE, BRUYETTE & WOODS, INC>
Management's Discussion and Analysis of Financial
   Condition and Results of Operations ....................   __
Business of Allied First Bancorp, Inc.. ...................   __                                  November ___, 2001
Business of Allied First Bank .............................   __
Management ................................................   __
How We Are Regulated ......................................   __
Taxation ..................................................   __
Restrictions on Acquisitions of Allied First Bancorp, Inc.
   and Allied First Bank ..................................   __
Description of Capital Stock of Allied First Bancorp, Inc..   __
Transfer Agent and Registrar ..............................   __
Experts ...................................................   __
Legal and Tax Opinions ....................................   __
Additional Information ....................................   __
Index to Consolidated Financial Statements ................   __

      Until the later of ____ __, 2001 or 25 days after the commencement of the public offering, if any, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 12 of Allied First Bancorp, Inc.'s Articles of Incorporation provides for indemnification of current and former directors and officers or individuals serving any other entity at the request of Allied First Bancorp, Inc., to the fullest extent required or permitted under Maryland law. In addition, Article 12 provides for the indemnification of other employees and agents to the extent authorized by the Board of Directors and permitted under Maryland law. Article 12 also provides Allied First Bancorp, Inc. with the authority to purchase insurance for indemnification purposes. The indemnification provisions set forth within Article 12 are non-exclusive in nature, however, Allied First Bancorp, Inc. shall not be liable for any payment under Article 12 to the extent that said person entitled to be indemnified has actually received payment under any insurance policy, agreement or otherwise of the amounts indemnifiable under Article 12.

      Section 2-418 of the General Corporation Law of the State of Maryland permits a corporation to indemnify a person against judgments, penalties, settlements and reasonable expenses unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with "active and deliberate dishonesty," (2) the person actually received an improper benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.

      Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in any proceeding alleging improper personal benefit to the person in which the person was found liable on the grounds that personal benefit was improperly received.

      Maryland law further provides that unless otherwise provided in the corporation's Articles of Incorporation, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. The Articles of Incorporation do not otherwise provide a bar against mandatory indemnification.

      Finally, Section 2-418 of the General Corporation Law also permits expenses incurred by a person in defending a proceeding to be paid by the corporation in advance of the final disposition of the proceeding upon the receipt of an undertaking by the director or officer to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against these expenses. The person seeking indemnification of expenses must affirm in writing that he or she believes in good faith that he or she has met the applicable standard for indemnification of expenses.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Counsel fees and expenses..................................................    $125,000
Accounting fees and expenses...............................................      90,000
Appraisal and business plan preparation fees and expenses..................      27,500
Conversion Agent fees and expenses.........................................      14,000
Underwriting fees(1) (including financial advisory fee and expenses).......     100,000
Underwriter's counsel fees and expenses....................................      35,000
Printing, postage and mailing..............................................      85,000
Registration and Filing Fees...............................................      12,000
Blue Sky fees and expenses.................................................     100,000
Stock Transfer Agent and Certificates......................................       5,000
Other expenses(1)..........................................................      36,500
                                                                                 ------
     TOTAL.................................................................    $630,000
                                                                               ========

------------------
(1) Based on maximum of Estimated Valuation Range.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

      The Registrant is newly incorporated, solely for the purpose of acting as the holding company of the Allied First Bancorp, pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      See the Exhibit Index filed as part of this Registration Statement.

ITEM 28.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Naperville, State of Illinois, on September 18, 2001.

                                   ALLIED FIRST BANCORP, INC.

                                   By:   /s/ Kenneth L. Bertrand
                                         ---------------------------------------
                                         Kenneth L. Bertrand, President and
                                         Chief Executive Officer
                                         (DULY AUTHORIZED REPRESENTATIVE)

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth L. Bertrand his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Kenneth L. Bertrand                          /s/ Brian K. Weiss
---------------------------------------------    ------------------
Kenneth L. Bertrand, President,                  Brian K. Weiss, Vice President,
Chief Executive Officer and Director             Chief Financial Officer and
                                                 Accounting Officer
Date: September 18, 2001                         Date: September 18, 2001

/s/ John G. Maxwell, Jr.                         /s/ Paul F. Renneisen
---------------------------------------------    ---------------------
John G. Maxwell, Jr.                             Paul F. Renneisen
Chairman of the Board                            Director
Date: September 18, 2001                         Date: September 18, 2001

/s/ Brien J. Nagle                               /s/ William G. Mckeown
----------------------------------------------   ----------------------
Brien J. Nagle                                   William G. McKeown
Director                                         Director
Date: September 18, 2001                         Date: September 18, 2001

                                                 /s/ Frank K. Voris
                                                 ------------------
                                                 Frank K. Voris
                                                 Director
                                                 Date: September 18, 2001

                                  EXHIBIT INDEX


Exhibits:
--------

1.1            Letter Agreement regarding management, marketing and consulting services
1.2            Form of Agency Agreement
2              Plan of Conversion
3.1            Articles of Incorporation of the Holding Company
3.2            Bylaws of the Holding Company
3.3            Charter of Bank in stock form
3.4            Bylaws of Bank in stock form
4              Form of Stock Certificate of the Holding Company
5              Opinion of Jenkens & Gilchrist, P.C. with Respect to Legality of Stock
8.1            Opinion of  Jenkens & Gilchrist, P.C. with respect to Federal income tax consequences of the Stock Conversion
8.2            Opinion of Crowe, Chizek and Company LLP with respect to Illinois income tax consequences of the Stock Conversion
10.1           Form of Employment Agreement*
10.2           Letter Agreement regarding Appraisal Services
21             Subsidiaries
23.1           Consent of Jenkens & Gilchrist, P.C.
23.2           Consent of Crowe, Chizek and Company LLP
23.3           Consent of RP Financial, LC
24             Power of Attorney (set forth on signature page)
99.1           Appraisal**
99.2           Proxy Statement and form of proxy to be furnished to the Bank's account holders
99.3           Stock Order Form, Order Form Instructions and Certification
99.4           Question and Answer Brochure
99.5           Advertising, Training and Community Informational Meeting
                 Materials
99.6           Letter of RP Financial, LC with respect to Subscription Rights

--------------
* To be filed supplementally.
** Filed separately.